As filed with the Securities and Exchange Commission on October 31, 2019
Registration No. 333-234159

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Moving iMage Technologies, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or jurisdiction of incorporation or organization)	3861 (Primary Standard Industrial Classification Code Number)	20-0232845 (I.R.S. Employer Identification No.)
17760 Newhope Street,
Fountain Valley, California 92075
(714) 751-7998
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)
Glenn H. Sherman, PhD
President and Chief Executive Officer
17760 Newhope Street,
Fountain Valley, California 92075
(714) 751-7998
(Name including zip code and telephone number,
including area code, of agent for service)
With copies to:
Thomas J. Poletti, Esq. Katherine J. Blair, Esq. Manatt, Phelps & Phillips, LLP 695 Town Center Drive, 14th Floor Costa Mesa, California 92626 (714) 371-2501	Ralph V. De Martino, Esq. Cavas S. Pavri, Esq. Schiff Hardin LLP 901 K Street, NW, Suite 700 Washington, DC 20001 (202) 724-6848
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share(4)	$11,902,500	$1,544.95
Underwriters’ Warrants	$—	$—
Common Stock issuable upon exercise of Underwriters’ Warrants(4)(5)	$1,190,250	$154.50
Total	$13,092,750	$1,699.45*

*
$1,551.66 previously paid

(1)
In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2)
The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, and includes shares of common stock, par value $0.001 per share, of Moving iMage Technologies, Inc. (the “Common Stock”), that the underwriters have an option to purchase to cover over-allotments, if any.

(3)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder.

(4)
Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations, or other similar transactions.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue upon the closing of this offering, warrants to the underwriters entitling them to purchase up to 10.0% of the aggregate shares of Common Stock sold in this offering (the “Underwriters’ Warrants”). The Underwriters’ Warrants are exercisable at a per-share exercise price equal to 125% of the public offering price per share of Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION DATED OCTOBER 31, 2019
PRELIMINARY PROSPECTUS
PROSPECTUS
2,300,000 Shares
Common Stock
This Prospectus (the “Prospectus”) relates to the initial public offering of our common stock, par value $0.001 per share (the “Common Stock”).
Prior to this offering, there has been no public market for our securities. The initial public offering price is expected to be between $4.00 and $4.50 per share.
We have applied to list our Common Stock on the NYSE American (the “NYSE”) under the symbol “MITQ.”
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
The offering is being underwritten on a firm commitment basis. We have granted a 45-day option to the underwriters to purchase up to an aggregate of 345,000 additional shares of Common Stock from us at the public offering price, less underwriting discounts and commissions on the same terms as set forth in this prospectus.
Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 10of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Without Over-allotment option	With Over-allotment option
Public Offering Price	$	$	$
Underwriting discounts and commissions paid(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)
We have also agreed to reimburse the underwriters for certain expenses incurred in connection with this offering. See “Underwriting” beginning on page 71 of this prospectus for a description of the compensation payable to the underwriters.

The underwriters expect to deliver the shares of Common Stock to purchasers on or before            , 2019.
Westpark Capital, Inc.	Boustead Securities, LLC
The date of this Prospectus is            , 2019

Manufactured Products
MADE IN THE USA MADE IN THE
LED Lighting
Energy Management
ALF
ALMS
IS-30
IS-20D
Projection Support/Enclosures
Automation Systems
IMC2e
IMC3J
S2 Base
Micropod
S4 Base
XL Mover

Projection Systems

MIT is a master reseller of NEC and Barco projectors

TI DLP Technology

- Xenon
- Laser Phosphor
- RGB Laser

Software as a Service (Saas) Products

KEY DELIVERY
LOG
EQUIPMENT HEALTH
CINERGY
TRAILER
COMMAND CENTER
THEATER

Cinergy™

- Cloud hosted, enterprise software for cinemas.
- Monthly subscription based
- Monitoring, content scheduling, asset tracking, key delivery

CineQC™

- Operations application for theatre management and staff
- Time stamped accountability logging
- Quality control
- Remote control of auditorium systems

CineQC

We are licensed resellers and distributors of products of the following companies*:

*
We are a licensed reseller and distributor of the aforementioned products under existing contractual arrangements. All of these agreements are terminable at will by the manufacturer of such products, although we are not substantially dependent on any such agreement. The companies in the graphic taken as a whole make up a large majority of the technology products distributed and resold by us. NEC, Dolby, Barco, QSC (which merged with USL, inc.), GDC and Harkness Screens (which merged with JBL) are within our top ten providers during 2018 and 2019, two of which consisted of an aggregate of 27% of our purchases. Phillips/LTI and Osram are our second and third largest lamp suppliers, respectively. Severtson is the specialty screen provider used by us; every projector sold by us includes technology from DLP/Texas Instruments; Meyer Sound is a small vendor of high quality systems; and Real D is an important technology supplier to the industry, including our company. Please note that while the entities displayed above represent a list of the major manufacturers under contract, other than as specifically set forth above, the graphic is not an indication that sales of products manufactured by any of them is a significant portion of our business at any one time.

i

SUMMARY
This summary highlights information contained elsewhere in this Prospectus and does not contain all of the information that may be important to you. You should read this entire Prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included herein.
Unless otherwise indicated, all information set forth in this Prospectus gives effect to a reorganization transaction (the “Reorganization Transaction”) to be effected immediately prior to the effective date of this offering. Further to the Reorganization Transaction, the Company will (i) effectuate a reverse stock split and (ii) acquire all of the outstanding membership interests of Moving iMage Technologies LLC, a California limited liability company, in exchange for shares of common stock of the Company such that the number of outstanding shares of common stock outstanding immediately prior to this offering on a fully-diluted basis will be 5,000,000 and former members of Moving iMage Technologies LLC will own approximately 88% of such outstanding shares of common stock on a fully-diluted basis. For more information regarding the Reorganization Transaction, see “— Summary of the Reorganization Transaction” and “Unaudited Pro Forma Financial Information”.
Unless the context otherwise requires, we use the terms “MiT”, “Company”, “we”, “us” and “our” in this Prospectus to refer to Moving iMage Technologies, Inc., a Delaware corporation, and its wholly-owned subsidiary to be acquired further to the Reorganization Transaction, Moving iMage Technologies LLC.
General
We are a digital cinema company who designs, manufactures, integrates, installs and distributes a full suite of proprietary and custom designed equipment as well as other off the shelf cinema products needed for contemporary cinema requirements. We also offer single source solutions for cinema design, procurement, installation and service to the creative and production communities for screening, digital intermediate and other critical viewing rooms. We offer a wide range of technical, design and consulting services such as custom engineering, systems design, integration and installation, and digital technology, as well as software solutions for operations enhancement and theatre management. We also provide turnkey furniture, fixture and equipment services, or FF&E, to commercial cinema exhibitors for new construction and remodels, including design, consulting, installation and project management as well as procurement of seats, lighting, acoustical treatments, screens, projection and sound.
MiT’s products and services focus on the integration needs associated with high quality motion picture exhibition. We provide products for digital cinema, 3D, pre-show/alternative content and a variety of entertainment and educational applications. As a hybrid manufacturer and reseller, MiT offers turnkey custom solutions for a variety of applications. Our staff of mechanical and electrical engineers work closely with end users as well as OEM manufacturers, and can participate in every phase of the process from conceptual design and development to production. MiT personnel have designed, specified and installed thousands of commercial cinemas, post-production, screening and high-end residential rooms.
Competitive Strengths
We believe the following strengths allow us to compete effectively:
Consistent innovation and product expansion.   Over the past 15 years we have substantially expanded our suite of proprietary products while maintaining high quality, adding major service categories, and expanding our end-to-end solutions to include network monitoring and analytics. For example, we have internally developed a full line of cinema specific LED lighting and developed one of the first commercially available lines of products that can be used without a traditional projection booth. We also partnered with Samsung Electronics Co., Ltd (“Samsung”) and Harman International Industries (“Harman”) in the first LED Direct View DCI Compliant installation in the United States and have developed solutions to facilitate this new phase in movie presentation. In addition, in April 2019 we received an $800,000 purchase order to install the first commercial Direct View LED Screen in the United States in the Houston area, and completed the installation in June 2019. Our in house engineering team affords us the on-site presence we feel is necessary to allow us to regularly introduce new products and product features, positioning us to acquire new customers, increase sales to existing customers and improve the customer experience.

Experienced management and extensive relationship network.   Our management team, led by Chairman Phil Rafnson, President and Chief Executive Officer Glenn H. Sherman, PhD, Executive Vice President, Sales and Marketing Jose Delgado, and Executive Vice President, Operations, Bevan Wright, has over 100 combined years of industry experience. Our operations team has extensive relationships with major industry participants in each of the markets in which we currently operate. Their local presence and reputation in these markets have enabled them to cultivate key relationships with major participants in the cinema industry.
Quality customer base.   Our customer base includes many of the top national chains as well as many smaller chains in our industry. We are developing new products we believe will be appealing to these theater chains, such as our multi-language ADA product. We believe there exists a significant opportunity to drive sales to these enterprises, including expanding relationships with existing customers and attracting new customers. We do not have long-term contracts with our customers.
Design expertise and speed of execution.   We provide complete and comprehensive solutions to the needs of the rapidly evolving digital cinema industry We believe we have developed a reputation of being able to quickly execute, as well as able to design and integrate product and service offerings to help exhibitors execute their strategies quickly and effectively.
Growth Strategy
Key elements of our growth and product and service offering strategy are to:
Continue to offer synergistic products and services addressing identifiable market trends.   With advances in technology, we seek to offer more efficient and higher-end products and services into the market to cater to the various requirements of consumers. We believe technological advances drive consumer demand and higher average selling prices for these technologically superior product and service offerings. We seek to offer products and services with high growth potential while combining performance, reliability and functionality at competitive prices that address identifiable market trends and satisfy existing and emerging consumer demands and preferences.
Enhance profitability.   While we have continued to grow our revenue base, our goal is to take substantial steps to enhance profitability. We believe it will be necessary to (i) drive sales of current and continuously introduce new proprietary products and services, (iii) reduce selling, general and administrative expenses as a percentage of sales, and (iii) improve gross profit margin by shifting our product and service offering mix. While revenues from distribution of off the shelf products manufactured by others helped build our brand, we believe our future success depends on large part on our ability to substantially increase sales of our proprietary products and service offerings as a percentage of revenues.
Increase our customer base.   We have significantly expanded our direct sales force to focus on sales to major cinema customers and have aligned our sales team’s compensation structure to fit this objective. We intend to pursue a greater proportion of large scale, recurring business transactions and to more effectively drive business customer engagement throughout the life of the relationship.
Geographic expansion.   Although a majority of our focus has been on the United States and Mexico markets, we believe geographic expansion represents a significant growth opportunity. Our goal is to replicate our United States and Mexico success across other international markets. We have customers in over 12 countries and plan to build our sales teams in Europe and Asia to further address these large markets.
Strategic acquisitions.   We believe the digital cinema equipment and software markets are highly fragmented and that we can materially increase our revenues and scope by acquiring a number of specialized manufacturers, software developers and value added resellers that are focused on market segments synergistic with our existing product and service offerings.

Backlog
Moving iMage Technologies, LLC manages and assesses the performance of its business in part by evaluating a number of key metrics, including backlog. The following table sets forth backlog data of Moving iMage Technologies, LLC for the financial periods presented herein:
As of September 30,
2018	2019
(in thousands)
$7,800	$8,600
In general, backlog at any particular date represents orders to be shipped substantially in the next six months. The changes in backlog from fiscal period to fiscal period were primarily due to ordinary course fluctuations in our business. Our backlog is expected to fluctuate in any given period and there can be no assurance that our backlog will result in any actual revenue in any particular period.
Recent Developments
Caddy Acquisition
On September 18, 2018, we signed a Term Sheet to acquire the assets of Caddy Products, Inc. (“Caddy”) for approximately $2.0 million. Caddy designs, causes to be manufactured and distributes patented cup holders, trays, advertising displays and theater step and aisle lighting. Caddy products are utilized in over 270,000 facilities throughout more than 91 countries worldwide. Its markets include the cinema, sports stadiums, grocery, performing arts, worship and retail industries. On October 3, 2018, we signed a Management Services Agreement in which we manage Caddy until we complete the financing required to finalize the purchase of the Caddy assets, or June 30, 2019, whichever comes first. Subsequently, Caddy agreed to self-finance and extend the Management Services Agreement until closing. At that time, an Asset Purchase Agreement was executed, the terms of which made the purchase effective January 1, 2019. The acquisition closed in July 2019. No portion of the net proceeds of this offering will be used to repay Caddy’s self-financed loan.
Summary of the Reorganization Transaction
Moving iMage Technologies, Inc. was originally incorporated in Delaware in 2017 as MD Holding Co., Inc. as a wholly-owned subsidiary of Monster Digital, Inc., a Delaware corporation (“Monster Digital”). In July 2017, Monster Digital agreed to effect a reverse merger with Innovate Biopharmaceuticals, Inc., a Delaware corporation (“Innovate”). As a condition precedent to the reverse merger with Innovate, Monster Digital was required to (i) form MD Holding Co., Inc. and transfer to MD Holding Co., Inc. all of its business and assets and all liabilities not assumed by Innovate further to the reverse merger and (ii) spin off MD Holding Co., Inc. as a separate, independent corporation immediately prior to the reverse merger with Innovate. In September 2017, Monster Digital effected the aforementioned transfer of assets and liabilities and in January 2018, immediately prior to the effectiveness of the reverse merger with Innovate, distributed all of the shares of MD Holding Co., Inc. common stock held by it on a pro rata basis to its stockholders of record immediately prior to the closing of the reverse merger; each holder of Monster Digital stock received one share of MD Holding Co., Inc. stock for every one share of Monster Digital stock held of record immediately prior to the closing of the reverse merger.
In December 2017, MD Holding Co., Inc. changed its name to NLM Holding Co., Inc. Since its inception in September 2017, NLM Holding Co., Inc. has been winding down and ultimately discontinued its existing operations such that it currently has no current operations and no significant assets or liabilities. In January 2019, NLM Holding Co., Inc. and Moving iMage Technologies, LLC executed an Exchange Agreement further to which immediately prior to the effective date of this offering, NLM Holding Co., Inc. will (i) effectuate a reverse stock split and (ii) acquire all outstanding membership interests of Moving iMage Technologies, LLC held by its members (the “Former Members”) in a share exchange to be treated as a reverse merger whereby the Former Members would become the substantial holders of the outstanding common stock of NLM Holding Co., Inc., owning approximately 88% of the shares on a fully-diluted basis on the date of such exchange. In October 2019, the parties executed Amendment No.1 to the Exchange Agreement whereby the Former Members will own 87% of the shares of NLM on a fully-diluted basis on the date of such exchange.
As a condition precedent to the reverse merger with Moving iMage Technologies, LLC, NLM was required to (i) transfer to SDJ Technologies, Inc., its wholly-owned subsidiary (“SDJ”), all of its liabilities (with the exception of liabilities associated with the reverse merger with Moving iMage Technologies, LLC) and all of its assets (with the exception of cash) and all liabilities other than legal expenses for this offering and (ii) spin off SDJ as a separate, independent corporation immediately prior to the reverse merger with Moving iMage Technologies, LLC. In October 2018, NLM effected the aforementioned transfer of assets and liabilities. Prior to the effective date of this offering, NLM will distribute all of the shares of SDJ common stock held by it on a pro rata basis to its stockholders of record on the date of distribution; each holder of NLM stock will receive one share of SDJ stock for every one share of NLM stock held of record. In connection with the Reorganization Transaction, NLM Holding Co., Inc. will change its name to Moving iMage Technologies, Inc.
Unless otherwise indicated, all historical financial and business information of the issuer set forth herein is that of Moving iMage Technologies, LLC. For financial reporting purposes, Moving iMage Technologies, LLC is the predecessor of Moving iMage Technologies, Inc. Moving iMage Technologies, Inc. will continue to be the financial reporting entity following this offering. Accordingly, this Prospectus contains the following historical financial statements:
•
Moving iMage Technologies, LLC.   Historical financial information for the fiscal years ended June 30, 2019 and 2018.

•
Caddy Products, Inc.   Historical financial information for the years ended December 31, 2018 and 2017, balance sheet as of June 30, 2019 and statement of operations for the six months ended June 30, 2019 and 2018.

•
Moving iMage Technologies, Inc. (formerly NLM Holding Co., Inc.)   Historical financial information for the years ended December 31, 2018 and 2017 and interim financial statements as of and for the six months ended June 30, 2019 and 2018.

As a result of the Reorganization Transaction and immediately prior to the completion of this offering, our common stock will be held as follows:
•
4,350,000 shares (on a fully-diluted basis) or 87% of the outstanding common stock by the Former Members; and

•
650,000 shares (on a fully-diluted basis) or 13% of the outstanding common stock by the remaining stockholders of the company.

The unaudited pro forma financial information presented in this Prospectus has been derived by the application of pro forma adjustments to the historical financial statements of Moving iMage Technologies, LLC included elsewhere in this Prospectus resulting from (i) the Caddy Acquisition, (ii) the Reorganization Transaction, and (iii) the sale and issuance of shares of our Common Stock by us in this offering, at the assumed initial public offering price of  $4.25 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this Prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
See the sections titled “Unaudited Pro Forma Financial Information — The Reorganization Transaction” and “Certain Relationships and Related Party Transactions” for additional information.
Corporate Information
Moving iMage Technologies, LLC, organized under the laws of Delaware, commenced operations in September 2003. Our corporate office is located at 17760 Newhope Street, Fountain Valley, CA 92708. Our telephone number is (714) 751-7998. Our website address is www.movingimagetech.com. We do not incorporate information on or accessible through our website into this Prospectus, and you should not consider any information on, or that can be accessed through our website as a part of this Prospectus and the inclusion of our website address in this Prospectus is an inactive textual reference only.
“Moving iMage Technologies,” our logo, and our other registered or common law trademarks, service marks, or trade names appearing in this Offering Circular are the property of Moving iMage Technologies, LLC. Other trademarks and trade names referred to in this Prospectus are the property of their respective owners.
Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. These reduced reporting requirements include:
•
an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•
an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•
reduced disclosure about our executive compensation arrangements;

•
an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or golden parachute arrangements; and

•
extended transition periods for complying with new or revised accounting standards.

We may take advantage of these provisions until we are no longer an emerging growth company. We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of this offering. We may choose to take advantage of some but not all of these reduced reporting burdens. We have taken advantage of certain reduced reporting burdens in this Prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.
The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

The Offering
Common Stock offered by the Company
2,300,000 shares
Common Stock outstanding after this offering
7,282,478 shares(1)
Over-allotment option
The underwriters have an option for a period of 45 days to purchase up to 345,000 additional shares of our Common Stock to cover over-allotments, if any.
Unless otherwise indicated, the information presented in this Prospectus assumes that the underwriters’ over-allotment option will not be exercised.
Use of proceeds
We currently intend to use the net proceeds from this offering to fund the expansion of our sales and marketing activities, with the balance added to working capital which may include the funding of strategic acquisitions. We have not yet identified any acquisition candidates beyond our pending acquisition of Caddy.
Dividend policy
We do not anticipate paying any cash dividends on our common stock at any time in the foreseeable future.
Listing and trading symbol
We have applied to list our Common Stock on the NYSE under the symbol “MITQ”.
Risk factors
You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this Prospectus before deciding to invest in our Common Stock.

(1)
Excludes 17,522 shares of common stock issuable upon exercise of outstanding warrants, 12,444 at a per share exercise price of  $1.63 and 5,078 at a per share exercise price of  $3.25.

Selected Risks Associated with Our Business
Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:
•
General political, social and economic conditions can adversely affect our business.

•
Interruptions of, or higher prices of, products from our suppliers may affect our results of operations and financial performance.

•
Our business may be adversely affected if we are unable to timely introduce new products and services or enhance existing products and services.

•
Our operating results could be materially harmed if we are unable to accurately forecast consumer demand for our products and services and adequately manage our inventory.

•
Our sales and contract fulfillment cycles can be long, unpredictable and vary seasonally, which can cause significant variation in the number and size of transactions that close in a particular quarter.

•
We are substantially dependent upon significant customers who could cease purchasing our products and services at any time.

•
Our business and financial results may be harmed if events occur that damage our brand.

•
We may not convert all of our backlog into revenue and cash flows.

•
We operate in a highly competitive market.

•
We have limited human resources and we may be unable to manage our growth with our limited resources effectively.

•
We depend on our founders, senior professionals and other key personnel.

Summary Financial Data
The summary financial data set forth below is for Moving iMage Technologies, LLC. As a result of the Reorganization Transaction, Moving iMage Technologies, LLC will be the predecessor of the issuer, Moving iMage Technologies, Inc., for financial reporting purposes. The following selected financial data for Moving iMage Technologies, LLC should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this Prospectus. The statements of operations data for the years ended June 30, 2018 and 2019 have been derived from our audited financial statements included elsewhere in this Prospectus. Our historical results are not necessarily indicative of the results that should be expected in any future periods.
	Year Ended June 30,
	2018	2019
	(in thousands, except share and per share data)
Statement of Operations Data:
Net sales	$25,335	$20,269
Cost of sales	20,012	15,032
Gross profit	5,322	5,237
Expenses:
Research and development	425	318
Selling, general and administrative	4,338	4,958
Other expense (income), net	(18)	(4)
Total expenses	4,745	5,272
Net income (loss)	$577	$(35)
Net income (loss) per share, basic and diluted(1)	$.12	$(.01)
Weighted average common shares used in net income (loss) per share, basic and diluted	4,982,478	4,982,478
Pro forma net income (loss) per share, basic and diluted (unaudited)(1)(2)		$(.01)
Pro forma weighted average common shares used in pro forma net income (loss) per share, basic and diluted (unaudited)(1)(2)		5,000,000

	As of June 30, 2019
	Actual	Pro Forma(1)(3)	Pro Forma As Adjusted(4)
	(in thousands)
Balance Sheet Data:
Cash	$582	$681	$8,581
Working capital	(306)	(18)	7,712
Total assets	4,712	6,875	14,605
Total members’/stockholders’ equity (deficit)	(86)	(86)	7,644

(1)
Gives effect to the Reorganization Transaction to be effected immediately prior to the effective date of this offering.

(2)
The basic and diluted shares outstanding on a pro forma basis were calculated based on the conversion ratio established in the Share Exchange Agreement and the expected amount of outstanding shares of MiT and NLM immediately prior to the Reorganization Transaction based on the Members’ equity/outstanding shares of each company as of June 30, 2019.

(3)
Gives effect to the Caddy Acquisition.

(4)
Pro forma as adjusted amounts reflect pro forma adjustments described in footnotes (1) and (3) as well as the sale of 2,300,000 shares of our common stock in this offering at the assumed initial public offering price of  $4.25 per share, the midpoint of the price range set forth on the cover page of this Prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of  $4.25 per share, the midpoint of the price range set forth on the cover of this offering circular, would increase (decrease) the pro forma as adjusted amount of each of cash, working capital, total assets and total stockholders’ equity by approximately $2.001 million, assuming that the number of shares offered by us, as set forth on the cover of this Prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $3.698 million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS
Investing in our Common Stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Prospectus, before purchasing shares of our Common Stock. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Stock, if a trading market develops, could decline and investors in our Common Stock could lose all or part of their investment.
Risks Related to Our Business
General political, social and economic conditions can adversely affect our business.
Demand for our products and services depends to a significant degree on spending in our markets. Commercial movie exhibitors generate revenues from consumer attendance at their theatres, which depends on the willingness of consumers to visit movie theaters and spend discretionary income at movie theatres. In the event of declining box-office and concession revenues, whether as a result of an economic downturn or political or other economic event, commercial exhibitors may be less willing to invest capital in building or refurbishing theaters. Worsening economic and market conditions, downside shocks, or a return to recessionary economic conditions could serve to reduce demand for our products and services and adversely affect our operating results. These economic conditions may also impact the financial condition of one or more of our key suppliers, which could affect our ability to secure product to meet our customers’ demand. In addition, a downturn in the cinema market could impact the valuation and collectability of certain long-term receivables held by us. We could also be adversely affected by such factors as changes in foreign currency rates and weak economic and political conditions in each of the countries in which we sell our products.
Interruptions of, or higher prices of, products and services from our suppliers may affect our results of operations and financial performance.
A significant portion of our revenue is generated from the distribution to the theater exhibition industry of digital cinema equipment and services manufactured or developed by third party OEMs or software developers. These OEMs include companies such as NEC, Barco, JBL, Dolby and Samsung. If we fail to maintain satisfactory relationships with these entities, or if these entities experience significant financial difficulties, we could experience difficulty in obtaining needed goods and services which would have an adverse effect on our business. Even if we are able to secure alternative arrangements with OEMS or software developers of similar products, products or software services sourced from alternative sources may not be as functional or desirable to potential customers which could cause such customers to meet their digital cinema needs elsewhere.
With respect to those other products and components which we offer but do not manufacture in-house, the loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of our key supplier agreements, could adversely impact our financial condition, operating results and cash flows. In addition, supply interruptions could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments, transportation disruptions, adjustments to our inventory levels or other factors within and beyond our control.
Short- and long-term disruptions in our supply chain would result in a need to maintain higher inventory levels as we replace similar product, a higher cost of product and ultimately a decrease in our net sales and profitability. A disruption in the timely availability of our products by our key suppliers would result in a decrease in our revenues and profitability. Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, would put pressure on our operating margins and have a material adverse effect on our financial condition, operating results and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always passed on to our customers. Our inability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.
If we are unable to timely introduce new products and services or enhance existing products and services, our business may be adversely affected.
New technological innovations continue to impact our industry. Our success depends in part on our ability to anticipate and satisfy consumer preferences in a timely manner. As we operate in a dynamic environment characterized by rapidly changing technologies and industry and legal standards, our products and services are subject to changing consumer preferences that cannot be predicted with certainty. We must continually introduce new products and services, identify future products and product lines that complement existing products and product lines and that respond to our customers’ needs and improve and enhance our existing products and services to maintain or increase our sales. We may not be able to compete effectively unless our product selection keeps up with trends in the markets in which we compete or trends in new products. In addition, our ability to integrate new products and product lines into our distribution network could impact our ability to compete. The success of new or enhanced products and services may depend on a number of factors including, anticipating and effectively addressing consumer preferences and demand, the success of our sales and marketing efforts, timely and successful research and development, effective forecasting and management of product demand, purchase commitments, and inventory levels, effective management of manufacturing and supply costs, and the quality of or defects in our products. Problems in the design or quality of our products or services may also have an adverse effect on our brand, business, financial condition, and operating results. It is also possible that competitors could introduce new products and services that negatively impact consumer preference for our products and services, which could result in decreased sales and a loss in market share. Accordingly, if we are unable to respond to the technological preferences of our customers, or if we fail to anticipate and satisfy consumer preferences in a timely manner, our business may be adversely affected.
We depend in part on distributors, dealers and resellers to sell and market our products and services, and our failure to maintain and further develop our sales channels could harm our business.
In addition to our in-house sales force, we sell our products and services through distributors, dealers and resellers. As we do not have long-term contracts with most of them, these agreements may be cancelled at any time. Any changes to our current mix of distributors could adversely affect our gross margin and could negatively affect both our brand image and our reputation. If our distributors, dealers and resellers are not successful in selling our products, our revenue would decrease. In addition, our success in expanding and entering into new markets internationally will depend on our ability to establish relationships with new distributors. If we do not maintain our relationship with existing distributors or develop relationships with new distributors, dealers and reseller our ability to grow our business and sell our products and services could be adversely affected and our business may be harmed.
Our operating results could be materially harmed if we are unable to accurately forecast consumer demand for our products and services and adequately manage our inventory.
To ensure adequate inventory supply, we must forecast inventory needs and expenses and place orders sufficiently in advance with our suppliers and contract manufacturers based on our estimates of future demand for particular products. Our ability to accurately forecast demand for our products and services could be affected by many factors, including an increase or decrease in customer demand for our products and services or for products and services of our competitors, product and service introductions by competitors, unanticipated changes in general market conditions, and the weakening of economic conditions or consumer confidence in future economic conditions. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margin to suffer and could impair the strength of our brand. Conversely, if we underestimate customer demand for our products and services, our suppliers may not be able to deliver products to meet our requirements, and this could result in damage to our brand and customer relationships and adversely affect our revenue and operating results.
Our operating margins may decline as a result of increasing product costs.
Our business is subject to significant pressure on pricing and costs caused by many factors, including intense competition, the cost of components used in our products, labor costs, constrained sourcing capacity, inflationary pressure, pressure from customers to reduce the prices we charge for our products and services, and changes in consumer demand. Costs for the raw materials used in the manufacture of our products are affected by, among other things, energy prices, consumer demand, fluctuations in commodity prices and currency, and other factors that are generally unpredictable and beyond our control. Increases in the cost of raw materials used to manufacture our products or in the cost of labor and other costs of doing business in the United States and internationally could have an adverse effect on, among other things, the cost of our products, gross margins, operating results, financial condition, and cash flows.
Our sales and contract fulfillment cycles can be long, unpredictable and vary seasonally, which can cause significant variation in revenues and profitability in a particular quarter.
The timing of our sales and related customer contract fulfillment is difficult to predict. Many of our customers are large enterprises, whose purchasing decisions, budget cycles and constraints and evaluation processes are unpredictable and out of our control. Further, the timing of our sales is difficult to predict. The length of our sales cycle, from initial evaluation to payment for our products and services, can range from several months to well over a year and can vary substantially from customer to customer. Our sales efforts involve significant investment in resources in field sales, marketing and educating our customers about the use, technical capabilities and benefits of our products and services. Customers often undertake a prolonged evaluation process. As a result, it is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to our existing customers. Large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. In addition, the fulfillment of our customer contracts is partially dependent on other factors related to our customers’ businesses that are not in our control. as with the sales cycle, this can also cause revenues and earnings to fluctuate from quarter to quarter. If our sales and/or contract fulfillment cycles lengthen or our substantial upfront investments do not result in sufficient revenue to justify our investments, our operating results could be adversely affected.
We have experienced seasonal and end-of-quarter concentration of our transactions and variations in the number and size of transactions that close in a particular quarter, which impacts our ability to grow revenue over the long term and plan and manage cash flows and other aspects of our business and cost structure. Our transactions vary by quarter, with the fourth quarter typically being our largest. If expectations for our business turn out to be inaccurate, our revenue growth may be adversely affected over time and we may not be able to adjust our cost structure on a timely basis and our cash flows may suffer.
We are substantially dependent upon significant customers who could cease purchasing our products and services at any time.
Our top ten customers accounted for approximately 47% and 43% of net revenues for the years ended June 30, 2019 and 2018, respectively. Trade accounts receivable from these customers represented approximately 42% and 32% of net receivables at June 30, 2019 and 2018, respectively. Most arrangements with these customers are made by purchase order and are terminable at will by either party. A significant decrease or interruption in business from our significant customers could have a material adverse effect on our business, financial condition and results of operations.
Our success depends on our ability to maintain our brand. If events occur that damage our brand, our business and financial results may be harmed.
Our business, results of operations and prospects depend, in part, on our ability to maintain the value of our brand and reputation for providing high quality products and services. Maintaining, promoting, and positioning our brand depends largely on the success of our marketing efforts and our ability to provide consistent, high quality products and services. Our brand could be harmed if we fail to achieve these objectives or if our public image or brand were to be tarnished by negative publicity. We also believe that our reputation and brand may be harmed if we fail to maintain a consistently high level of customer service. If we fail to successfully maintain, promote, and position our brand and protect our reputation or if we incur significant expenses in this effort, our business, financial condition and operating results may be adversely affected.
Any failure to offer high-quality customer support may harm our relationships with our customers and our results of operations.
Our customers depend on our customer support teams to resolve technical and operational issues if and when they arise. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for customer support. Customer demand for support may also increase as we expand the features available in our products. Increased customer demand for customer support, without corresponding revenue, could increase costs and harm our results of operations. In addition, as we continue to expand our business customer base, we need to be able to provide efficient and effective customer support that meets our business customers’ needs and expectations globally at scale. The number of our business customers has grown significantly, which puts additional pressure on our support organization. If we are unable to provide efficient and effective customer support, our ability to grow our operations may be harmed and we may need to hire additional support personnel, which could harm our margins and results of operations. Our sales are highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could harm our reputation, our ability to sell our products and services to existing and prospective customers, our business, results of operations, and financial condition.
The nature of our business exposes us to product liability claims as well as other legal proceedings.
We rely in part on manufacturers and other suppliers to provide us with many of the products we sell and distribute. As we do not have direct control over the quality of the products manufactured or supplied by such third-party suppliers, we are exposed to risks relating to the quality of the products we distribute and install. It is possible that inventory from a manufacturer or supplier could be sold to our customers and later be alleged to have quality problems or to have caused personal injury, subjecting us to potential claims from customers or third parties. We have been subject to such claims in the past, which have been resolved without material financial impact. From time to time, we are involved in product liability claims relating to the products we distribute and manufacture and relating to products we have installed. In certain situations, we have undertaken to voluntarily remediate any defects, which can be a costly measure.
While we currently maintain insurance coverage to address a portion of these types of liabilities, we cannot make assurances that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Further, while we seek indemnification against potential liability for product liability claims from relevant parties, including but not limited to manufacturers and suppliers, we cannot guarantee that we will be able to recover under such indemnification agreements. Moreover, if we increase the number of private label products we distribute, our exposure to potential liability for products liability claims may increase. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant time periods, regardless of the ultimate outcome. An unsuccessful product liability defense could be highly costly and accordingly result in a decline in profitability. Finally, even if we are successful in defending any claim relating to the products we distribute, claims of this nature could negatively impact customer confidence in our products and our company.
We may not convert all of our backlog into revenue and cash flows.
At September 30, 2019, our sales backlog was approximately $8.6 million, which represented orders to be shipped substantially in the next six months. We list signed contracts for theatre construction or refurbishing for which revenue has not been recognized as sales backlog prior to the time of revenue recognition. The total value of the sales backlog represents all signed agreements that are expected to be recognized as revenue in the future and includes initial fees along with the present value of fixed minimum ongoing fees due over the term, but excludes contingent fees in excess of fixed minimum ongoing fees that might be received in the future and maintenance and extended warranty fees. Notwithstanding the legal obligation to do so, not all of our customers with which we have signed contracts may complete theatrical construction or refurbishing systems that are included in our backlog. This could adversely affect our future revenues and cash flows. In addition, customers with obligations in backlog sometimes request that we agree to modify or reduce such obligations, which we have agreed to in the past under certain circumstances. Customer requested delays in the construction or refurbishing of theatres in backlog remain a recurring and unpredictable part of our business.
We operate in a highly competitive market. If we do not compete effectively, our prospects, operating results, and financial condition could be adversely affected.
The markets for our products and services are highly competitive, with companies offering a variety of competitive products and services. In addition, we face competition for consumer attention from other forms of entertainment that may be more attractive to consumers than those utilizing our technologies. We expect competition in our markets to intensify in the future as new and existing competitors introduce new or enhanced products and services that are potentially more competitive than our products and services. We believe many of our competitors and potential competitors have significant competitive advantages, including longer operating histories, ability to leverage their sales efforts and marketing expenditures across a broader portfolio of products and services, larger and broader customer bases, more established relationships with a larger number of suppliers, contract manufacturers, and channel partners, greater brand recognition, and greater financial, research and development, marketing, distribution, and other resources than we do. Our competitors and potential competitors may also be able to develop products or services that are equal or superior to ours, achieve greater market acceptance of their products and services, and increase sales by utilizing different distribution channels than we do. Some of our competitors may aggressively discount their products and services in order to gain market share, which could result in pricing pressures, reduced profit margins, lost market share, or a failure to grow market share for us. If we are not able to compete effectively against our current or potential competitors, our prospects, operating results, and financial condition could be adversely affected.
We are subject to competitive pricing pressure from our customers.
Certain of our largest customers historically have exerted significant pressure on their outside suppliers to keep prices low because of their market share and their ability to leverage such market share in the highly fragmented digital cinema products and services industry. The economic downturn resulted in increased pricing pressures from our customers. If we are unable to generate sufficient cost savings to offset any price reductions, our financial condition, operating results and cash flows may be adversely affected.
Our international operations subject us to risks, which could adversely affect our operating results.
Our international operations are exposed to the following risks, several of which are out of our control:
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political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;

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preference for locally-branded products, and laws and business practices favoring local competition;

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unusual or burdensome foreign laws or regulations, and unexpected changes to those laws or regulations;

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import and export license requirements, tariffs, taxes and other barriers;

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costs of customizing products for foreign countries;

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increased difficulty in managing inventory;

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less effective protection of intellectual property; and

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difficulties and costs of staffing and managing foreign operations.

Any or all of these factors could adversely affect our ability to execute any geographic expansion strategies or have a material adverse effect on our business and results of operations.
We are undertaking and may enter into new lines of business and these new business initiatives may not be successful.
We have recently undertaken some new lines of business and intend to continue to opportunistically pursue new lines in the future. For example, Caddy’s product line consists of products we have not previously offered to our customer base. These initiatives represent new areas of growth for us and could include the offering of new products and services that may not be accepted by the market. If any new business which we acquire, invest in or attempt to develop does not progress as planned, we may be adversely affected by investment expenses that have not led to the anticipated results, by the distraction of management from our core business or by damage to our brand or reputation.
In addition, these initiatives may involve the formation of joint ventures and business alliances. While we would intend to seek to employ the optimal structure for each such business alliance, the alliance may require a high level of cooperation with and reliance on our partners and there is a possibility that we may have disagreements with its relevant partner with respect to financing, technological management, product development, management strategies or otherwise. Any such disagreement may cause the joint venture or business alliance to be terminated.
We may need to raise additional capital required to grow our business, and we may not be able to raise capital on terms acceptable to us or at all.
Growing and operating our business will require significant cash outlays and capital expenditures and commitments. We have utilized cash on hand and cash generated from operations as sources of liquidity. If cash on hand and cash generated from operations are not sufficient to meet our cash requirements, we will need to seek additional capital, potentially through equity or debt financing, to fund our growth. Our ability to access the credit and capital markets in the future as a source of liquidity, and the borrowing costs associated with such financing, are dependent upon market conditions. In addition, we have agreed for a period of 365 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of Common Stock or any securities convertible into or exchangeable for our Common Stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative. The existence of this provision may delay or prevent us from raising additional capital for the 365 day period following this offering.
In addition, any equity securities we issue, including any preferred stock, may be on terms that are dilutive or potentially dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the offering price per share of our Common Stock. The holders of any equity securities we issue, including any preferred stock, may also have rights, preferences or privileges which are senior to those of existing holders of Common Stock. If new sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans based on available funding, if any, which would harm our ability to grow our business.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans, or otherwise will dilute all other stockholders.
We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies, and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

We may make acquisitions that are dilutive to existing stockholders. In addition, our limited experience in acquiring other businesses, product lines and technologies may make it difficult for us to overcome problems encountered in connection with any acquisitions we may undertake.
We intend to evaluate and explore strategic opportunities as they arise, including business combinations, strategic partnerships, and the purchase, licensing or sale of assets. In connection with any such future transaction, we could issue dilutive equity securities, incur substantial debt, reduce our cash reserves or assume contingent liabilities.
Our experience in acquiring other businesses, product lines and technologies is limited. Our inability to overcome problems encountered in connection with any acquisitions could divert the attention of management, utilize scarce corporate resources and otherwise harm our business. Any potential future acquisitions also involve numerous risks, including:
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problems assimilating the purchased operations, technologies or products;

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costs associated with the acquisition;

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adverse effects on existing business relationships with suppliers and customers;

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risks associated with entering markets in which we have no or limited prior experience;

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potential loss of key employees of purchased organizations; and

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potential litigation arising from the acquired company’s operations before the acquisition.

Furthermore, acquisitions may require material charges and could result in adverse tax consequences, substantial depreciation, deferred compensation charges, in-process research and development charges, the amortization of amounts related to deferred compensation and identifiable purchased intangible assets or impairment of goodwill, any of which could negatively affect our results of operations.
We have limited human resources; we need to attract and retain highly skilled personnel; and we may be unable to manage our growth with our limited resources effectively.
The expansion of our business has placed a significant strain on our limited managerial, operational, and financial resources. We have been and will continue to be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management with experience in the digital cinema industry. Competition is intense for these types of personnel from more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. To date we have had to limit the engagement of critical management and other key personnel due in part to limited financial resources. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and operating results would be materially adversely affected. Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees. If we are unable to manage growth effectively and new employees are unable to achieve adequate performance levels, our business, prospects, financial condition and operating results will be materially adversely affected.
We depend on our founders, senior professionals and other key personnel, and our ability to retain them and attract additional qualified personnel is critical to our success and our growth prospects.
We depend on the diligence, skill, judgment, business contacts and personal reputations of our founders, executive officers and other key personnel. In addition, certain of our officers have built highly regarded reputations in the digital cinema industry, and they aid in attracting and identifying opportunities and negotiating for us with large and institutional clients. As we continue to grow, our success will largely depend on our ability to attract and retain qualified personnel in all areas of business. We may be unable to continue to hire and retain a sufficient number of qualified personnel to support or keep pace with our planned growth.

If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe their intellectual property rights, our business could suffer.
Our business depends, in part, on our ability to identify and protect proprietary information and other intellectual property such as our, client lists and information and business methods. We rely on a combination of trade secrets, confidentiality policies, non-disclosure and other contractual arrangements and copyright and trademark laws to protect our intellectual property rights. However, we may not adequately protect these rights, and their disclosure to, or use by, third parties may harm our competitive position. Our inability to detect unauthorized use of, or to take appropriate or timely steps to enforce, our intellectual property rights may harm our business.
Also, third parties may claim that our business operations infringe on their intellectual property rights. These claims may harm our reputation, cost us money to defend, distract the attention of our management and prevent us from offering some services.
Confidential intellectual property is increasingly stored or carried on mobile devices, such as laptop computers, which increases the risk of inadvertent disclosure where the mobile devices are lost or stolen and the information has not been adequately safeguarded or encrypted. This also makes it easier for someone with access to our systems, or someone who gains unauthorized access, to steal information and use it to our disadvantage. Advances in technology, which permit increasingly large amounts of information to be stored on mobile devices or on third-party “cloud” servers, may exacerbate these risks.
Our business could be adversely affected by security breaches through cyber attacks, cyber intrusions or otherwise.
We face risks associated with security breaches, whether through cyber attacks or cyber intrusions over the internet, malware, computer viruses, attachments to e-mails, persons inside our organization or persons with access to systems inside our organization, and other significant disruptions of our information technology networks and related systems. These risks include operational interruption, private data exposure and damage to our relationship with our customers, among others. A security breach involving our networks and related systems could disrupt our operations in numerous ways that could ultimately have an adverse effect on our financial condition and results of operations.
Natural disasters and other catastrophic events beyond our control could adversely affect our business operations and financial performance.
The occurrence of one or more natural disasters, such as fires, hurricanes, tornados, tsunamis, floods and earthquakes; geo-political events, such as civil unrest in a country in which our suppliers are located or terrorist or military activities disrupting transportation, communication or utility systems; or other highly disruptive events, such as nuclear accidents, pandemics, unusual weather conditions or cyber attacks, could adversely affect our operations and financial performance. Such events could result, among other things, in operational disruptions, physical damage to or destruction or disruption of one or more of our properties or properties used by third parties in connection with the supply of products or services to us, the lack of an adequate workforce in parts or all of our operations and communications and transportation disruptions. These factors could also cause consumer confidence and spending to decrease or result in increased volatility in the United States and global financial markets and economy. Such occurrences could have a material adverse effect on us and could also have indirect consequences such as increases in the costs of insurance if they result in significant loss of property or other insurable damage.
Risks Related to This Offering and Ownership of Our Common Stock
We do not know whether an active, liquid and orderly trading market will develop for our common stock or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.
Prior to this offering there has been no market for the shares of our common stock and an active trading market for these securities may never develop or be sustained following this offering. The initial public offering price for our common stock will be determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of our common stock after this offering.

The market value of our common stock may decrease from the initial public offering price. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into collaborations or acquire companies or products by using our shares of common stock as consideration. The market price of our common stock may be volatile, and you could lose all or part of your investment.
Our operating results and share price may be volatile and the market price of our common stock after this offering may drop below the price you pay.
Our quarterly operating results have in the past fluctuated and are likely to do so in the future. As a result, the trading price of the shares of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this Prospectus, these factors include:
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the success of competitive products or technologies;

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actual or anticipated changes in our growth rate relative to our competitors;

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announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

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regulatory or legal developments in the United States and other countries;

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the recruitment or departure of key personnel;

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the level of expenses;

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changes in our backlog in a given period;

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actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

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variations in our financial results or those of companies that are perceived to be similar to us;

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fluctuations in the valuation of companies perceived by investors to be comparable to us;

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inconsistent trading volume levels of our shares;

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announcement or expectation of additional financing efforts;

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sales of our common stock by us, our insiders or our other stockholders;

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market conditions in the digital cinema sector; and

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general economic, industry and market conditions.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarly a meaningful indication of future results, fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, the stock market in general, and companies in our markets in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of these risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of the shares of our common stock.

We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of the shares of our common stock may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.
If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the book value of the shares of our common stock.
The proposed initial public offering price of the shares of our common stock is substantially higher than the net tangible book value per share of our common stock after giving effect to the Reorganization Transaction. Investors purchasing shares of common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing shares of common stock in this offering will incur immediate dilution of  $3.42 per share. Further, investors purchasing shares of common stock in this offering will contribute approximately 98% of the total amount invested by stockholders since our inception, but will own, as a result of such investment, only approximately 32% of the shares of common stock outstanding immediately following this offering.
As a result of the dilution to investors purchasing shares of common stock in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. Further, because we may need to raise additional capital to fund our anticipated level of operations, we may in the future sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of equity or equity-linked securities, together with the exercise of outstanding options and any additional shares issued in connection with acquisitions, if any, may result in further dilution to investors.
Insiders will exercise significant control over our company and all corporate matters.
Our directors and executive officers beneficially owned, in the aggregate, approximately 68.4% of our outstanding capital stock as of September 30, 2019, after giving effect to the Reorganization Transaction. Upon the completion of this offering, and assuming they do not purchase shares in this offering, it is expected that this same group will continue to hold a majority of our outstanding capital stock. As a result, if they act together, these stockholders will be able to exercise significant influence over all matters submitted to our stockholders for approval, including the election of directors and approval of significant corporate transactions, such as (i) making changes to our certificate of incorporation whether to issue additional common stock and preferred stock, including to itself, (ii) employment decisions, including compensation arrangements; and (iii) whether to enter into material transactions with related parties. This concentration of ownership may also have the effect of delaying or preventing a third party from acquiring control of our company which could adversely affect the price of our common stock.
We are an “emerging growth company” and we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our shares of common stock being less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares of common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our shares of common stock and the market price of such securities may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be for up to five years. We will cease to be an “emerging growth company” upon the earliest of: (1) the last day of the fiscal year following the fifth anniversary of this offering, (2) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more, (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities, and (4) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.
Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.
Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.
We will incur increased costs as a result of being a public company and our management expects to devote substantial time to public company compliance programs.
As a public company, we will incur significant legal, insurance, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws. We intend to invest resources in connection with such adoption, and this investment may result in increased general and administrative expenses and may divert management’s time and attention from the marketing and sale of our products. In connection with this offering, we are securing directors’ and officers’ insurance coverage at a level that we believe is customary for similarly situated companies and adequate to provide us with insurance coverage for foreseeable risks, which will increase our insurance cost. In the future, it may be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
In addition, in order to comply with the requirements of being a public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the Securities and Exchange Commission, or Commission, is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. Any failure to develop or maintain effective controls could adversely affect the results of periodic management evaluations. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate, or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on NYSE.
We are not currently required to comply with the Commission’s rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not yet required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report.

This assessment will need to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.
We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with US generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.
Prior to the completion of this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. During the course of preparing for this offering, we determined that we had a material weakness in our internal control over financial reporting as of June 30, 2019 relating to our financial reporting processes.
For a discussion of our remediation plan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control over Financial Reporting.” The actions we have taken are subject to continued review, supported by confirmation and testing by management. While we have implemented a plan to remediate this weakness, we cannot assure you that we will be able to remediate this weakness, which could impair our ability to accurately and timely report our financial position, results of operations or cash flows.
Our failure to remediate the material weakness identified above or the identification of additional material weaknesses in the future, could adversely affect our ability to report financial information, including our filing of quarterly or annual reports with the Commission on a timely and accurate basis. Moreover, our failure to remediate the material weakness identified above or the identification of additional material weaknesses could prohibit us from producing timely and accurate financial statements, which may adversely affect our the market price of shares of our common stock and we may be unable to maintain compliance with NYSE listing requirements.
Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of potential gain.
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our shares of common stock will be your sole source of gain for the foreseeable future.
Sales of a substantial number of shares of our common stock in the public market could cause the market price of shares of our common stock to fall.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our shares of our common stock. After giving effect to the Reorganization Transaction and this offering, we will have outstanding 7,282,478 shares of common stock. This includes 4,982,478 shares of our common stock outstanding prior to this offering and the 2,300,000 shares that we are selling in this offering, all of which may be resold in the public market immediately without restriction, unless purchased by our affiliates. All holders of common stock to be issued to prior holders of membership interests in MiT have entered into lock-up agreements pursuant to which they agreed not to sell any of our shares for a period of 12 months from the effective date of this offering. As representative of the underwriters, Westpark Capital, Inc. may, in its sole discretion, allow early releases under the referenced lock-up restrictions.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the market price of our shares of common stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. If we do not invest the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause the price of our shares of common stock to decline.
Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, or remove our current management. These include provisions that:
•
permit our board of directors to issue up to 10,000,000 additional shares of preferred stock, with any rights, preferences and privileges as they may designate;

•
provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also satisfy requirements as to the form and content of a stockholder’s notice;

•
not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election; and

•
provide that special meetings of our stockholders may be called only by the board of directors or by such person or persons requested by a majority of the board of directors to call such meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management. Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our stockholders. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Any provision of our Certificate of Incorporation or Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for our shares of common stock.
Our Bylaws have an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.
Section 4 of Article VII of our Bylaws dictates that the Delaware Court of Chancery is the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the shareholders of our company; any claim arising under Delaware corporate law; and any action asserting a claim governed by the internal affairs doctrine. These exclusive-forum provisions do not apply to claims under the Securities Act or the Exchange Act. While management believes limiting the forum is a benefit, shareholders could be inconvenienced by not being able to bring an action in another forum they find favorable.
A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law based shareholder class actions, derivative suits and other intra-corporate disputes. Our management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the trading price of our common stock and trading volume could decline.
The trading market for our shares of our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our shares of common stock. If no securities or industry analysts commence coverage of our company, the trading price for our shares of our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our securities or publish inaccurate or unfavorable research about our business, the price of our shares of common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our securities could decrease, which might cause the trading price of our shares of common stock and trading volume to decline.
Risks Related to Benefit Plan Investors
Fiduciaries investing the assets of a trust or pension or profit sharing plan must carefully assess an investment in our company to ensure compliance with ERISA.
In considering an investment in our company of a portion of the assets of a trust or a pension or profit-sharing plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a), a fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404 of ERISA; (ii) whether the investment is prudent, since the shares sold hereunder are not freely transferable and there may not be a market created in which the shares sold hereunder may be sold or otherwise disposed; and (iii) whether interests in our Company or the underlying assets owned by our company constitute “Plan Assets” under ERISA. See “ERISA Considerations.”
YOU SHOULD CONSULT WITH YOUR OWN ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS AS TO THE LEGAL, TAX, ACCOUNTING AND OTHER CONSEQUENCES OF AN INVESTMENT IN MIT COMMON STOCK.
PURSUANT TO INTERNAL REVENUE SERVICE CIRCULAR NO. 230, BE ADVISED THAT ANY FEDERAL TAX ADVICE IN THIS COMMUNICATION, INCLUDING ANY ATTACHMENTS OR ENCLOSURES, WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY PERSON OR ENTITY TAXPAYER, FOR THE PURPOSE OF AVOIDING ANY INTERNAL REVENUE CODE PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON OR ENTITY. SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION(S) OR MATTER(S) ADDRESSED BY THE WRITTEN ADVICE. EACH PERSON OR ENTITY SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in “ Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.
Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in “Risk Factors” and elsewhere in this Prospectus. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this Prospectus. Also, forward-looking statements represent our beliefs and assumptions only as of the date of this Prospectus. You should read this Prospectus and the documents that we have filed as exhibits to the registration statement of which this Prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.
Any forward-looking statement made by us in this Prospectus speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward- looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS
We expect to receive approximately $7.9 million of net proceeds (assuming the midpoint of the price range set forth on the cover of this Prospectus) from the sale of the Common Stock offered hereby after deducting underwriting discounts and commissions and estimated offering expenses of approximately $1.9 million payable by us.
We currently intend to use up to approximately $6.0 million of the net proceeds from this offering to fund the expansion of our sales and marketing activities, with the balance added to working capital which may include the funding of strategic acquisitions. We have not yet identified any acquisition candidates beyond our pending acquisition of Caddy; none of the net proceeds of this offering will be used in connection with the acquisition of Caddy or for the repayment of any financing provided by Caddy and in connection with the acquisition of Caddy.
A $1.00 increase or decrease in the assumed initial public offering price of  $4.25 per share, which is the midpoint of the price range set forth on the cover page of this Prospectus, would cause the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses, received by us to increase or decrease, respectively, by approximately $2.001 million, assuming the number of shares offered by us, as set forth on the cover page of this Prospectus, remains the same. If the proceeds increase due to a higher initial public offering price, we would use the additional net proceeds for general corporate purposes. If the proceeds decrease due to a lower initial public offering price, then we would first reduce by a corresponding amount the net proceeds directed to general corporate purposes.

PRIOR LLC STATUS
Prior to the effective date of this offering, MiT was a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of MiT being passed through to the members. As such, there is no recognition of federal or state income taxes provided for in the accompanying financial statements.
In accordance with the operating agreement of MiT, to the extent possible without impairing MiT’s ability to continue to conduct its business and activities, and in order to permit its members to pay taxes on the taxable income of MiT, MiT makes distributions to members in the amounts equal to the estimated tax liability of its members computed as if members paid income tax at the highest marginal federal and state rate applicable to an individual resident of Fountain Valley, CA. Distributions of approximately $77,000 and $613,000 were made to the members in the years ended June 30, 2019 and 2018, respectively.
Upon the effective date of this offering, MiT will be acquired by NLM and we will declare a final tax distribution consisting of income taxes payable on LLC earnings from January 1, 2019 through the effective date of this offering (the “Final Tax Distribution”). Purchasers of shares of common stock in this offering will not receive any portion of the Final Tax Distribution. On and after such date, we will be fully subject to Federal and state income taxes.

DIVIDEND POLICY
We anticipate that after the Final Tax Distribution, all earnings will be retained for the foreseeable future for use in the operations of our business. Purchasers of shares of Common Stock in this offering will not receive any portion of the Final Tax Distribution. Any future determination as to the declaration or payment of dividends will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2019:
•
on an actual basis;

•
on a pro forma basis, to reflect (i) the Caddy Acquisition and (ii) the Reorganization Transaction; and

•
on a pro forma as adjusted basis to reflect (i) the Caddy Acquisition, (ii) the Reorganization Transaction and (iii) the sale and issuance of 2,300,000 shares of Common Stock pursuant to this offering, based on an assumed initial public offering price of  $4.25 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this Prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the information in this table together with Moving iMage Technologies, LLC financial statements and related notes included elsewhere in this Offering Circular and the sections titled “Selected Financial and Other Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	As of June 30, 2019(1)
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$582	$681	$8,581
Stockholders’/members’ equity:
Preferred stock, $0.001 par value; no shares authorized, issued or outstanding, actual; 10,000,0000 authorized, no shares issued or outstanding actual, pro forma and pro forma as adjusted
Common stock, $0.001 par value; no shares authorized, no shares issued and outstanding, actual; 100,000,000 shares authorized, 4,982,478 shares issued and outstanding, pro forma; 100,000,000 shares authorized, 7,282,478 shares issued and outstanding, pro forma as adjusted	$—	$5	$7
Members’ equity (deficit)	(11,660)	—	—
Additional paid-in capital	—	(11,665)	(3,937)
Accumulated earnings	11,574	11,574	11,574
Total stockholders’/members’ equity (deficit)	(86)	(86)	7,644
Total capitalization	$(86)	$(86)	7,644

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of  $4.25 per share, which is the midpoint of the price range set forth on the cover page of this Prospectus, would increase (decrease) each of cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $2.001 million, assuming that the number of shares offered by us, as set forth on the cover page of this Prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) the pro forma as-adjusted amount of each of cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $3.698 million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

DILUTION
We have presented dilution in pro forma net tangible book value per share both before and after this offering assuming the effectiveness of the Caddy Acquisition and the Reorganization Transaction and in order to more meaningfully present the potential dilutive impact on the investors in this offering.
Purchasers of our Common Stock in this offering will experience immediate and substantial dilution in the net tangible book value (tangible assets less total liabilities) per share of our Common Stock for accounting purposes. Pro forma net tangible book value per share is determined by dividing our net tangible book value, or total tangible assets less total liabilities, by our shares of Common Stock that will be outstanding immediately prior to the closing of this offering on a pro forma basis giving effect to the Reorganization Transaction. Our pro forma net tangible book value as of June 30, 2019 was approximately $(1.85) million, or $(.37) per share, based on 4,982,478 shares outstanding.
Assuming an initial public offering price of  $4.25 per share (which is the midpoint of the price range set forth on the cover page of this Prospectus), after giving effect to the sale of the shares in this offering and further assuming the receipt of the estimated net proceeds (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us), our adjusted pro forma net tangible book value as of June 30, 2019 would have been approximately $6.05 million, or $.83 per share. This represents an immediate increase in net tangible book value of  $1.20 per share to our existing stockholders and an immediate dilution to new investors purchasing shares in this offering of  $3.42 per share, resulting from the difference between the offering price and the pro forma as-adjusted net tangible book value after this offering. The following table illustrates the per share dilution to new investors purchasing shares in this offering:
Assumed initial public offering price per share		$4.25
Pro forma net tangible book value as of June 30, 2019	$(.37)
Increase attributable to new investors in this offering	$1.20
Adjusted pro forma net tangible book value after this offering	$.83
Dilution in pro forma net tangible book value to new investors in this offering		$3.42
A $1.00 increase (decrease) in the assumed initial public offering price of  $4.25 per share, which is the midpoint of the price range set forth on the cover page of this Prospectus, would increase (decrease) our as-adjusted pro forma net tangible book value per share after the offering by $.27 and decrease (increase) the dilution to new investors in this offering by $.73 per share, assuming the number of shares offered by us, as set forth on the cover page of this Prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The table below summarizes, as of June 30, 2019, after giving effect to the Reorganization Transaction and the sale by us of shares of our common stock in this offering, the number of shares of our common stock, the total consideration, and the average price per share (i) paid to us by our existing stockholders, which include the owners of the membership interests in Moving iMage Technologies LLC, and (ii) to be paid by new investors participating in this offering at an assumed initial public offering price of  $4.25 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this Prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
	Shares Acquired		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	4,982,478	68.4%	$223,529	2.2%	$0.04
New investors in this offering	2,300,000	31.6%	$9,775,000	97.8%	$4.25
Total	7,282,478	100.0%	$9,998,529	100.0%

SELECTED FINANCIAL DATA
The following tables present the selected historical financial information and other data for Moving iMage Technologies, LLC. As a result of the Reorganization Transaction, Moving iMage Technologies, LLC will be the predecessor of the issuer, Moving iMage Technologies, Inc., for financial reporting purposes. The following selected financial data for Moving iMage Technologies, LLC should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this offering circular. The selected statement of operations data for the years ended June 30, 2019 and 2018, and the selected balance sheet data as of June 30, 2019 and 2018, are derived from the audited financial statements and related notes of Moving iMage Technologies, LLC included elsewhere in this Prospectus.
STATEMENTS OF OPERATIONS
(In thousands)
	Year Ended June 30,
	2018	2019
Net sales	$25,335	$20,269
Cost of sales	20,013	15,032
Gross profit	5,322	5,237
Operating expenses:
Research and development	425	318
Selling and marketing	2,290	2,455
General and administrative	2,048	2,503
Total expenses	4,763	5,276
Operating income (loss)	559	(39)
Other expense (income)
Interest expense	1	—
Interest and other income	(19)	(4)
Total other income	(18)	(4)
Net income (loss)	$577	$(35)

BALANCE SHEETS
(In thousands)
	June 30,
	2018	2019
ASSETS
Current assets:
Cash	$597	$582
Accounts receivable, net	2,181	2,128
Inventories, net	2,199	1,683
Prepaid expenses and other	73	99
Due from related party	267	—
Total current assets	5,317	4,492
Long-term assets:
Property, plant and equipment, net	45	32
Other assets	17	188
Total long-term assets	62	220
Total assets	$5,379	$4,712
LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,682	$2,926
Accrued liabilities	687	793
Customer deposits	840	1,011
Unearned warranty revenue	44	68
Total current liabilities	5,253	4,798
Members’ equity (deficit)	126	(86)
Total liabilities and members’ equity (deficit)	$5,379	$4,712

UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial data presents the pro forma financial position and results of operations of:
(1)
Combined business based on the historical financial statements of Moving iMage Technologies, LLC and Caddy after giving effect to acquisition accounting;

(2)
NLM based on the historical consolidated financial statements of NLM, after giving effect to the proposed spin-off of all of the business, assets and certain liabilities of NLM; and

(3)
the combined business based on the historical financial statements of Moving iMage Technologies, LLC, Caddy and NLM, after giving effect to the Caddy Acquisition and the Reorganization Transaction.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Differences between the preliminary adjustments reflected in the unaudited pro forma combined financial information and the final application of the acquisition method of accounting, which is expected to be completed as soon as practicable after the closing of the Merger, may arise and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.
The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had NLM, Caddy and Moving iMage Technologies, LLC been a combined company during the specified periods.
The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of NLM, Caddy and Moving iMage Technologies, LLC included elsewhere in this Prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Summary of the Reorganization Transaction and Caddy Acquisition
Reorganization Transaction
Moving iMage Technologies, Inc. was originally incorporated in Delaware in 2017 as MD Holding Co., Inc. as a wholly-owned subsidiary of Monster Digital, Inc., a Delaware corporation (“Monster Digital”). In July 2017, Monster Digital agreed to effect a reverse merger with Innovate Biopharmaceuticals, Inc., a Delaware corporation (“Innovate”). As a condition precedent to the reverse merger with Innovate, Monster Digital was required to (i) form MD Holding Co., Inc. and transfer to MD Holding Co., Inc. all of its business and assets and all liabilities other than legal expenses in connection with this offering and (ii) spin off MD Holding Co., Inc. as a separate, independent corporation immediately prior to the reverse merger with Innovate. In September 2017, Monster Digital effected the aforementioned transfer of assets and liabilities and in January 2018, immediately prior to the effectiveness of the reverse merger with Innovate, distributed all of the shares of MD Holding Co., Inc. common stock held by it on a pro rata basis to its stockholders of record immediately prior to the closing of the reverse merger; each holder of Monster Digital stock received one share of MD Holding Co., Inc. stock for every one share of Monster Digital stock held of record immediately prior to the closing of the reverse merger.
In December 2017, MD Holding Co., Inc. changed its name to NLM Holding Co., Inc. Since its inception in September 2017, NLM Holding Co., Inc. has been winding down and ultimately discontinued its existing operations such that it currently has no current operations and no significant assets or liabilities.

In January 2019, NLM Holding Co., Inc. and Moving iMage Technologies, LLC executed an Exchange Agreement further to which immediately prior to the effective date of this offering, NLM Holding Co., Inc. will (i) effectuate a reverse stock split and (ii) acquire all outstanding membership interests of Moving iMage Technologies, LLC held by its members (the “Former Members”) in a share exchange to be treated as a reverse merger whereby the Former Members would become the substantial holders of the outstanding common stock of NLM Holding Co., Inc., owning approximately 88% of the shares on a fully-diluted basis on the date of such exchange. In October 2019, the parties executed Amendment No.1 to the Exchange Agreement whereby the Former Members will own 87% of the shares of NLM on a fully-diluted basis on the date of such exchange.
As a condition precedent to the reverse merger with Moving iMage Technologies, LLC, NLM was required to (i) transfer to SDJ Technologies, Inc., its wholly-owned subsidiary (“SDJ”), all of its liabilities (with the exception of liabilities associated with the reverse merger with Moving iMage Technologies, LLC) and all of its assets (with the exception of cash) and all liabilities not assumed by Innovate further to the reverse merger and (ii) spin off SDJ as a separate, independent corporation immediately prior to the reverse merger with Moving iMage Technologies, LLC. In October 2018, NLM effected the aforementioned transfer of assets and liabilities. Immediately prior to the effective date of this offering, NLM will distribute all of the shares of SDJ common stock held by it on a pro rata basis to its stockholders of record on the date of distribution; each holder of NLM stock will receive one share of SDJ stock for every one share of NLM stock held of record. In connection with the Reorganization Transaction, NLM Holding Co., Inc. will change its name to Moving iMage Technologies, Inc.
In the unaudited pro forma condensed combined financial data, the Reorganization Transaction has been accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805. MiT has preliminarily concluded that the Reorganization Transaction will be accounted for as a reverse acquisition with MiT being deemed the acquiring company for accounting purposes.
Caddy Acquisition
On September 18, 2018, we signed a Term Sheet to acquire the assets of Caddy Products Inc. (“Caddy”). On October 3, 2018, we signed a Management Services Agreement in which we manage Caddy until we complete the financing required to finalize the purchase of the Caddy assets, or June 30, 2019, whichever comes first. Subsequently, Caddy agreed to self-finance and extend the Management Services Agreement until the closing. At that time, an Asset Purchase Agreement was executed, the terms of which made the purchase effective January 1, 2019. The acquisition closed in July 2019. No portion of the net proceeds of this offering will be used to repay Caddy’s self-financed loan. The transaction is referred to herein as the “Caddy Acquisition”.
Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible assets and liabilities of Caddy to reflect the preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the acquisition as if the companies had been combined during the periods presented therein. The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:
(a)
An entry to record the preliminary estimated consideration to be paid and the assets acquired, related to the Caddy Acquisition.

(b)
An entry to record the loan associated with the Caddy Acquisition.

Financial Statement Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X. MiT has preliminarily determined that it is the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Reorganization Transaction, including: (1) equity holders of MiT will own approximately 87% of NLM and MiT at closing of the equity securities of the combined company on a fully-diluted basis immediately following the closing of the transaction; (2) all of the board of directors of the combined company will be composed of directors designated by MiT under the terms of the Reorganization Transaction; and (3) existing members of MiT’s management will be the management of the combined company.
Because Moving iMage Technologies, LLC has been determined to be the accounting acquirer in the Reorganization Transaction, but not the legal acquirer, the Reorganization Transaction is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Reorganization Transaction, the historical financial statements of MiT will become the historical financial statements of the combined company.
Income Statement Pro Forma
Year ended June 30, 2018
The unaudited pro forma condensed combined financial data is based on the audited financial statements of Moving iMage Technologies, LLC and NLM as of June 30, 2019 and that of Caddy as of December 31, 2018 and the unaudited financial statements of Caddy as of June 30, 2019. The acquisition accounting rules assume that each of the Caddy Acquisition and Reorganization Transaction occurred on June 30, 2019, and (i) does not provide a reasonable estimate of the assets of the combined company on or following the date of the closing and (ii) do not reflect the reduction in either Moving iMage Technologies, LLC’s, Caddy’s or NLM’s cash, resulting from the operations of such entities since June 30, 2019, and as such, the financial data set forth below is not a prediction or estimate of the amounts that would be reflected in either Caddy’s or NLM’s balance sheet as of the day of closing of the transactions. The pro forma data also gives effect to the proposed spin-off transaction whereby immediately prior to the effective date of this offering, all of the business, assets and substantially all of the liabilities of NLM will be spun off in distribution of all shares of its subsidiary to its stockholders. Other than as disclosed in the footnotes thereto, the unaudited pro forma condensed combined financial data does not reflect any additional liabilities, off-balance sheet commitments or other obligations that may become payable after the date of such financial data.
Unaudited Pro Forma Condensed Combined Statement of Operations — Year Ended June 30, 2019
(in thousands, except share data and per share data)	6/30/2019 Historical MiT	6/30/2019 Historical Caddy	6/30/2019 Historical NLM	Spin-co Adjustments	Proforma Adjustments (*)	Pro Forma Combined
Consolidated Statement of Operations Data:
Revenue	$20,269	$1,877	$9	$(9)	$—	$22,146
Cost of sales	15,032	1,240	10	(10)	—	16,272
Gross profit	5,237	637	(1)	1	—	5,874
Operating expenses:
Selling, general and administrative	5,276	651	1,106	(1,106)	—	5,927
Total operating expenses	5,276	651	1,106	(1,106)	—	5,927
Other (income) expense:
Interest and other expense	—	—	—	—	114	114

Other expense (income)	(4)	26	—	—		22
Total other (income) expense	(4)	26	—	—	114	136
Provision for income taxes	—	—	—	—	—	—
Income (loss) before income taxes	(35)	(40)	(1,107)	1,107	(114)	(189)
Net Loss	$(35)	$(40)	$(1,107)	$1,107	$(114)	$(189)
Net income per share, basic and diluted(a)	$(.01)					$(.04)
Weighted average common shares used in net income per share, basic and diluted(a)	4,982,478					5,000,000

(*)
Represents interest on $2.1 million acquisition debt at Prime plus 2.75% (8.25%)

Unaudited Pro Forma Condensed Combined Balance Sheet — at June 30, 2019
(in thousands, except share data and per share data)	NLM Holding Consolidated	Spin-co Adjustments[A]	NLM Merger Sub	Historical MiT	Historical Caddy	Further Pro Forma Adjustments		Ref	Pro Forma Combined
ASSETS
Current assets:
Cash	$12	$(12)	$—	$582	$99	$			$681

Accounts receivable				2,128	207				2,335
Inventories				1,683					1,683
Prepaid and other	2	(2)	—	99	90				189
	14	(14)	—	4,492	396		—		4,888
Intangibles							800	i	800
Goodwill							792	i	792
Propery and equipment, net				32	63		112		207
Deposits and other				188					188
Total	$14	$(14)	$—	$4,712	$459		$1,704		$6,875
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$66	$(66)	$—	$2,926	$106	$			$3,032
Accrued expenses	100	(100)		793	2				795
Customer deposits				1,011					1,011
Note payable	138	(138)
Deferred revenue				68					68
	304	(304)	—	4,798	108		—		4,906
Deferred rent
Long Term Debt							2,055		2,055
Members’/Shareholders’ equity:
Common Stock/APIC							(11,660)	iii	(11,660)
Members’ equity				(11,660)	(1,304)		1,304	iii	0
							11,660	iii
Retained Earnings (accumulated deficit)	(1,691)	1,691		11,574	1,655		(1,655)	iii	11,574
Common stock	10		10				(10)	iii	—
Additional paid-in capital	1,391	(1,401)	(10)				10	iii	—
	(290)	290	0	(86)	351		(351)		(86)
Total	$14	$(14)	$—	$4,712	$459		$1,704		$6,875

[A]
Spin-Co is the action sports camera business operated by NLM. In regards to the June 30, 2019 pro forma balance sheet presentation, all assets and liabilities of Spin-Co are eliminated as Spin-Co adjustments with net assets distributed to the stockholders of NLM.

(a)
The basic and diluted shares outstanding on a pro forma basis were calculated based on the conversion ratio established in the Share Exchange Agreement and the expected amount of outstanding shares of MiT and NLM immediately prior to the Reorganization Transaction based on the Members’ equity/outstanding shares of each company as of June 30, 2019.

(b)
Pro Forma Adjustments — Caddy Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible assets and liabilities of Caddy to reflect the preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the acquisition as if the companies had been combined during the periods presented therein. The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company. The Caddy proforma income statement for the year ended June 30, 2019 is derived from their year ended December 31, 2018 income statement by subtracting result of operations for the period January 1, 2018 to June 30, 2018 and by adding results of operations for the period January 1, 2019 to June 30, 2019. Revenue and income for the period January 1, 2019 to June 30, 2019 was $1.0 million and $97,000, respectively. Revenue and income for the period January 1, 2018 to June 30, 2018 was $1.02 million and $0.15 million, respectively. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(i)
This adjustment represents the entry to record the preliminary estimated consideration to be paid and the assets acquired related to the Caddy Acquisition.

Purchase Consideration
Note issued for the acquisition	$2,055
Liabilities assumed	108
Total purchase price consideration	$2,163
Assets acquired
Cash	$99
Accounts receivable and other assets	297
Property and equipment, net	175
Total assets acquired	571
Intangibles	800
Goodwill	792
$2,163
(c)
Pro Forma Adjustments — Reorganization Transaction The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(iii)
This adjustment reflects the issuance of exchange shares based upon the exchange agreement and reclassification of the par value of NLM common stock and additional paid-in capital in connection with the Reorganization Transaction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes included elsewhere in this Prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”, and elsewhere in this Prospectus.
Overview
We are a digital cinema company who designs, manufactures, integrates, installs and distributes a full suite of proprietary and custom designed equipment as well as off the shelf cinema products needed for contemporary cinema requirements. We also offer single source solutions for cinema design, procurement, installation and service to the creative and production communities for screening, digital intermediate and other critical viewing rooms. We offer a wide range of technical, design and consulting services such as custom engineering, systems design, integration and installation, and digital technology, as well as software solutions for operations enhancement and theatre management. We also provide turnkey furniture, fixture and equipment services, or FF&E, to commercial cinema exhibitors for new construction and remodels, including design, consulting, installation and project management as well as procurement of seats, lighting, acoustical treatments, screens, projection and sound.
MiT’s products and services focus on the integration needs associated with high quality motion picture exhibition. We provide purpose-built products for digital cinema, 3D, pre-show/alternative content and a variety of entertainment and educational applications. As a hybrid manufacturer and reseller, MiT offers turnkey custom solutions for a variety of applications. Our staff of mechanical and electrical engineers work closely with end users as well as OEM manufacturers, and can participate in every phase of the process from conceptual design and development to production on most any scale. MiT personnel have designed, specified and installed thousands of commercial cinemas, post production, screening and high-end residential rooms.
Factors affecting our performance
Investment in growth.   We have invested, and intend to continue to invest, in expanding our operations, increasing our headcount, developing our products and services to support our growth and expanding our infrastructure. We expect our total operating expenses to increase in the foreseeable future to meet our growth objectives. We plan to continue to invest in our sales and support operations with a particular focus in the near term of adding additional sales personnel to further broaden our support and coverage of our existing customer base, in addition to developing new customer relationships. Any investments we make in our sales and marketing organization will occur in advance of experiencing any benefits from such investments, and the return on these investments may be lower than we expect. In addition, as we invest in expanding our operations internationally, our business and results of operations will become further subject to the risks and challenges of international operations, including higher operating expenses and the impact of legal and regulatory developments outside the United States.
Adding New Customers and Expanding Sales to Our Existing Customer Base.   We intend to target new customers’ by continuing to invest in our field sales force. We also intend to continue to target large customers organizations who have yet to use our products and services. A typical initial order involves educating prospective customers’ about the technical merits and capabilities and potential cost savings of our products and services as compared to our competitors’ products. We believe that customer references have been, and will continue to be, an important factor in winning new business. We expect that a substantial portion of our future sales will be sales to existing customers, including expansion of their product and service offerings, as we offer new products and services through the existing sales channel. Our business and results of operations will depend on our ability to continue to add new customers and sell additional products and services to our growing base of customers.
Promoting our Brand and Offering Additional Products.   Our future performance will depend on our continued ability to achieve brand recognition for our proprietary line of products. We plan to increase our marketing expenditures to continue to create and maintain prominent brand awareness. Also, our future performance will depend on our ability to continue to offer high quality, high performance and high functionality products and services. We intend to continue to devote efforts to introduce new products and services including new versions of our existing product lines. We expect that our results of operations will be impacted by the timing, size and level of success of these brand awareness and product and service offering efforts.
Ability to Maintain Gross Margins.   Our gross margins have been and are expected to continue to be affected by a variety of factors, including competition, the timing of changes in pricing, shipment volumes, new product introductions, changes in product mixes, changes in our purchase price of components and assembly and test service costs and inventory write downs, if any. Our goal is to strive to maintain gross profits for products that may have a declining average selling price by continuing to focus on increased sales volume and looking to reduce operating costs. Decreases in average selling prices are primarily driven by competition and by reduced demand for products that face potential or actual technological obsolescence. We also focus on managing our inventory to reduce our overall exposure to price erosion. In addition, we seek to introduce new products and services with higher gross margins to offset the potential effect of price erosion on other lines of products. For example, we have recently productized and began marketing a new system which combines full compliance with the Americans with Disabilities Act with a multi-language capability — this system will have higher margins than a substantial number of existing products we offer. In addition, our offerings of Direct View LED screens through our strategic arrangement with Samsung also carry significantly higher margins.
Quarterly Fluctuations in Revenues and Earnings.   Both the sales cycle and the contract fulfillment cycle is dependent on a number of factors from our customers that are not in our control. Accordingly, backlog, the recognition of backlog into revenue and related earnings may fluctuate from quarter to quarter depending on our customers’ particular requirements, which can sometimes change between the initial signing of a contract to its ultimate fulfillment.
Net sales
The principal factors that have affected or could affect our net sales from period to period are:
•
The condition of the economy in general and of the cinema and/or cinema equipment industry in particular,

•
Our customers’ adjustments in their order levels,

•
Changes in our pricing policies or the pricing policies of our competitors or suppliers,

•
The addition or termination of key supplier relationships,

•
The rate of introduction and acceptance by our customers of new products and services,

•
Our ability to compete effectively with our current and future competitors,

•
Our ability to enter into and renew key relationships with our customers and vendors,

•
Changes in foreign currency exchange rates,

•
A major disruption of our information technology infrastructure,

•
Unforeseen catastrophic events, such as armed conflict, terrorism, fires, typhoons and earthquakes, and

•
Any other disruptions, such as labor shortages, unplanned maintenance or other manufacturing problems.

Cost of goods sold
Cost of goods sold includes the cost of products or components that we purchase from third party manufacturers plus assembly and packaging labor costs for these third parties’ or in-house designed products. Cost of goods sold is also affected by inventory obsolescence if our inventory management is not effective or efficient. We mitigate the risk of inventory obsolescence by stocking relatively small amounts of inventory at any given time, and relying instead on a strategy of manufacturing or acquiring products based on orders placed by our customers.

General and administrative expenses
General and administrative expenses relate primarily to compensation and associated expenses for personnel in general management, information technology, human resources, procurement, planning and finance, as well as outside legal, investor relations, accounting, consulting and other operating expenses.
Selling and marketing expenses
Selling and marketing expenses relate primarily to salary and other compensation and associated expenses for internal sales and customer relations personnel, advertising, outbound shipping and freight costs, tradeshows, royalties under a brand license, and selling commissions.
Research and development expenses
Research and development expenses consist of compensation and associated costs of employees engaged in research and development projects, as well as materials and equipment used for these projects, and third party compensation for research and development services. We do not engage in any long-term research and development contracts, and all research and development costs are expensed as incurred.
Results of Operations:
Year Ended June 30, 2019 compared to year ended June 30, 2018
The results of operations information presented below represents each of  (i) the actual results for Moving iMage Technologies, LLC as a stand-alone entity and (ii) the pro forma combined operations of each of Moving iMage Technologies, LLC and Caddy Products, Inc. — the unaudited pro forma combined financial data is based on the audited financial statements of Moving iMage Technologies, LLC as of June 30, 2019 and that of Caddy as of December 31, 2018 and the unaudited financial statements of Caddy as of June 30, 2019. The acquisition accounting rules assume that the Caddy Acquisition occurred on June 30, 2019. The pro forma adjustments included in the pro forma information set forth below consist of an entry to record the preliminary estimated consideration to be paid and the assets acquired, related to the Caddy Acquisition and an entry to record the loan associated with the Caddy Acquisition.
Revenues
Year Ended June 30,
2019		2018
(in 000’s)
Actual	Pro Forma	Actual	Pro Forma
$20,269	$22,146	$25,335	$27,382
Actual — Net revenues decreased 20% to $20.3 million for the year ended June 30, 2019 from $25.3 million for the prior fiscal year primarily due to a shift in the timing of projects as customer rescheduled projected deliverables further to executed contracts.
Pro Forma — Combined net revenues decreased 19.1% to $22.1 million for the year ended June 30, 2019 from $27.4 million for the prior fiscal year primarily due to the shifting in the timing of project deliverables referenced above; Caddy sales remained consistent year over year.
Gross Profit
Year Ended June 30,
2019		2018
(in 000’s)
Actual	Pro Forma	Actual	Pro Forma
$5,237	$5,874	$5,322	$6,187

Actual — Gross profit decreased 2% to $5.2 million for the year ended June 30, 2019 from $5.3 million for the prior fiscal year. As a percentage of total revenues, gross profit increased to 25.8% for the year ended June 30, 2019 from 21.0% for the prior fiscal year. The increase in gross margin as a percentage of revenues was driven primarily by product mix, as higher margin manufactured products and installation revenues made up a larger percentage of total revenues. In addition, the margin increase was affected by a modest decrease in inventory reserves.
Pro Forma — Combined gross profit decreased 5.1% to $5.9 million for the year ended June 30, 2019 from $6.2 million for the prior fiscal year. As a percentage of total revenues, combined gross profit increased to 26.5% for the year ended June 30, 2019 from 22.6% for the prior fiscal year. In addition to MiT’s results above, the increase was offset by a decrease in Caddy’s gross profits of 26.3% to $.637 million for the year ended June 30, 2019 from $.864 million for the prior fiscal year. Caddy’s decrease in gross margin dollars is due to price concessions to a major customer combined with new vendor manufacturing set-up costs.
Research and Development
Year Ended June 30,
2019		2018
(in 000’s)
Actual	Pro Forma	Actual	Pro Forma
$318	$318	$425	$425
Actual — This decrease in research and development expense was due to a decrease in personnel. We expect research and development expense to increase as a percentage of sales in the future as we continue to increase product development on our green product line, SaaS (software as a service) products, LED screen support systems, Caddy products, and others as our business expands into new areas.
Pro Forma — Combined research and development expense represents solely that of MiT as Caddy had no research and development expense for either of the years ended June 30, 2019 or 2018.
Selling, General and Administrative Expense
Year Ended June 30,
2019		2018
(in 000’s)
Actual	Pro Forma	Actual	Pro Forma
$4,958	$5,609	$4,338	$5,163
Actual — This increase in selling, general and administrative expense was primarily due to expenses of $373,000 related to our initial public offering and to an increase in technical sales support, partially offset by a decrease in bad debt expense and a new lower cost workers compensation and health insurance vendor, offset by increases in supplies. We expect selling, general and administrative expenses to decrease as a percentage of sales in the future as we increase sales, while endeavoring to contain costs.
Pro Forma — Combined selling, general and administrative expense was impacted by a decrease in Caddy bad debt expense. We expect selling, general and administrative expenses to decrease as a percentage of sales in the future as we increase sales, while absorbing the operations of Caddy.
Interest and Other (Expense)/Income
Year Ended June 30,
2019		2018
(in 000’s)
Actual	Pro Forma	Actual	Pro Forma
$4	$(136)	$18	$32

Actual — The decrease was primarily due to the decrease in interest income. We expect interest and other expense to increase as a percentage of sales due to financing costs associated with the Caddy Acquisition.
Pro Forma — Combined interest and other expense was impacted by the Caddy Acquisition.
Net Income (Loss)
Year Ended June 30,
2019		2018
(in 000’s)
Actual	Pro Forma	Actual	Pro Forma
$(35)	$(189)	$577	$631
Actual — This decrease in net income was driven primarily by lower revenue, higher margins and increased general and administrative expenses associated with our initial public offering, including an increase in bad debt reserves.
Pro Forma — Combined net loss was $189,000 for the year ended June 30, 2019 compared to net income of  $631,000 for the prior fiscal year. Caddy’s decrease in net income was driven primarily by lower margins offset by lower general and administrative expenses, combined with estimated interest expense related to financing the Caddy Acquisition.
Liquidity and Capital Resources
During the past several years, we have primarily met our working capital and capital resource needs from our operating cash flows. We believe that our existing sources of liquidity, including cash and cash equivalents, credit facilities and operating cash flow, will be sufficient to meet our projected capital needs for the foreseeable future. We had total cash and cash equivalents of  $582,000 at June 30, 2019 compared to $597,000 for the prior fiscal year end.
Cash Flows from Operating Activities
Net cash used in operating activities was $102,000 for the year ended June 30, 2019, as net loss was $35,000 combined net changes in working capital items of  $67,000. The net change in working capital was primarily due to a $755,000 decrease in accounts payable partially offset by a $516,000 decrease in inventories.
Cash Flows from Investing Activities
Net cash provided by investing activities was $164,000 for the year ended June 30, 2019. This included a $167,000 reduction in a related party receivable and $3,000 of capital expenditures.
Cash Flows from Financing Activities
Net cash used in financing activities of  $77,000 for the year ended June 30, 2019 was due to distributions to Members.
Financial Instruments and Credit Risk Concentrations
Our combined top ten customers accounted for approximately 47% and 43% of net revenues for the years ended June 30, 2019 and 2018, respectively. Trade accounts receivable from our top ten customers represented approximately 42% and 32% of net receivables at June 30, 2019 and 2018, respectively. While we believe our relationships with such customers are stable, and most arrangements are made by purchase order and are terminable at will by either party. A significant decrease or interruption in business from our significant customers could have a material adverse effect on our business, financial condition and results of operations. We could also be adversely affected by such factors as changes in foreign currency rates and weak economic and political conditions in each of the countries in which we sell our products.

Financial instruments that potentially expose us to a concentration of credit risk principally consist of accounts receivable and notes receivable. We sell products to a large number of customers in many different geographic regions. To minimize credit concentration risk, we perform ongoing credit evaluations of our customers’ financial condition or use letters of credit.
Off-Balance Sheet Arrangements and Contractual Obligations
Our off-balance sheet arrangements consist principally of leasing equipment and facilities under operating leases. The future estimated payments under these arrangements are summarized below:
Operating leases	(in 000’s) Total Payments
2020	$268
2021	276
2022	285
2023	293
2024	175
Total future lease payments	$1,297
There were no other material contractual obligations other than inventory and property, plant and equipment purchase in the ordinary course of business.
Seasonality
Generally, our business exhibits a minimal level of seasonality. However, a large part of our business is concerned with new theatre builds, which often see substantial delays due to weather, but also financing timing, permits and governmental delays, and other unpredictable problems often associated with large real estate projects.
Inflation
We believe that the relatively moderate rates of inflation in recent years have not had a significant impact on our net revenues or profitability. Historically, we have been able to offset any inflationary effects by either increasing prices or improving cost efficiencies.
Recently Issued Accounting Pronouncements
See Note 1, Business Activity and Summary of Significant Accounting Policies, to the financial statements for a description of recently issued accounting pronouncements.
Critical Accounting Policies and Estimates
The following accounting policies involve judgments and estimates used in preparation of the financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.
Our accounting policies are discussed in Note 1 to the financial statements in this report. Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of the financial statements.
Revenue Recognition
We recognize revenue when all of the following circumstances are satisfied:
•
Persuasive evidence of an arrangement exists;

•
Delivery has occurred or services have been rendered;

•
The seller’s price to the buyer is fixed or determinable; and

•
Collectability is reasonably assured.

If an arrangement involves multiple deliverables, the items are analyzed to determine the separate units of accounting, whether the items have value on a stand-alone basis and whether there is objective and reliable evidence of their fair values. The deliverables and timing depend upon the customer’s needs. Because the sales are so highly customized, separate sales are too infrequent to establish vendor specific objective evidence (VSOE). As a result, we use the best estimate of selling prices for other contract features. For services performed, revenue is recognized when the products have been installed and services have been rendered. Revenues from maintenance support or managed services contracts are deferred and recognized as earned ratably over the service coverage periods.
For equipment sales, revenue is generally recognized upon shipment of the product; however, there are certain instances where revenue is deferred and recognized upon delivery or customer acceptance of the product, as we legally retain the risk of loss on these transactions until such time.
Costs related to revenues are recognized in the same period in which the specific revenues are recorded. Shipping and handling fees billed to customers are reported in revenue. Shipping and handling costs incurred by the Company are included in cost of goods sold. Estimates used in the recognition of revenues and cost of goods sold include, but are not limited to, estimates for product warranties, price allowances and product returns.
Inventory Valuation
Inventories are stated at the lower of cost (first-in, first-out) or net realizable value. Our policy is to evaluate all inventory quantities for amounts on-hand that are potentially in excess of estimated usage requirements, and to write down any excess quantities to estimated net realizable value. Inherent in the estimates of net realizable values are management’s estimates related to customer demand and the development of new technology, which could make our theater and digital media products obsolete, among other items.
Income Taxes
Prior to the effective date of this offering, MiT was a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of MiT being passed through to the members. As such, there is no recognition of federal or state income taxes provided for in the accompanying financial statements. Any uncertain tax position taken by the members is not an uncertain position of MiT.
In accordance with the operating agreement of MiT, to the extent possible without impairing MiT’s ability to continue to conduct its business and activities, and in order to permit its members to pay taxes on the taxable income of MiT, MiT makes distributions to members in the amounts equal to the estimated tax liability of its members computed as if members paid income tax at the highest marginal federal and state rate applicable to an individual resident of Fountain Valley, CA. Distributions of approximately $77,000 were made to the members in fiscal 2019.
Upon the effective date of this offering, MiT will be acquired by NLM and we will declare a final tax distribution consisting of income taxes payable on LLC earnings from January 1, 2019 through the effective date of this offering (the “Final Tax Distribution”). Purchasers of shares of common stock in this offering will not receive any portion of the Final Tax Distribution. On and after such date, we will be fully subject to Federal and state income taxes.
Internal Control over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with US generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.
Prior to the completion of this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. During the course of preparing for this offering, we determined that we had a material weakness in our internal control over financial reporting as of June 30, 2019 relating to our financial reporting processes relating to (i) the design and operation of our closing and financial reporting process, (ii) the fact that we had no formal or documented accounting policies or procedures, (iii) the fact that certain segregation of duties issues existed and (iv) the fact that there was no formal review process around journal entries recorded.
To address this weakness, we are in the process of instituting a number of accounting processes and procedures and hired a seasoned financial executive consultant as Interim Chief Financial Officer. This consultant is also undertaking training of our senior and accounting personnel in the intricacies of being a public company. The consultant, or someone equally qualified, will join us as a regular employee full-time CFO once we become a public company.
The actions we have taken are subject to continued review, supported by confirmation and testing by management. While we have implemented a plan to remediate these weaknesses, we cannot assure you that we will be able to remediate these weaknesses, which could impair our ability to accurately and timely report our financial position, results of operations or cash flows.
Our failure to remediate the material weaknesses identified above, or the identification of additional material weaknesses in the future, could adversely affect our ability to report financial information, including our filing of quarterly or annual reports with the Commission on a timely and accurate basis. Moreover, our failure to remediate the material weakness identified above or the identification of additional material weaknesses could prohibit us from producing timely and accurate financial statements, which may adversely affect the market price of shares of our common stock and we may be unable to maintain compliance with NYSE listing requirements.
Quantitative and Qualitative Disclosures About Market Risk
The principal market risks affecting us are exposure to interest rates and foreign currency exchange rates. We market our products throughout the United States and the world. As a result, we could be adversely affected by such factors as changes in foreign currency rates and weak economic conditions. As a majority of our sales are currently denominated in U.S. dollars, a strengthening of the dollar can and sometimes has made our products less competitive in foreign markets.
Interest rate risks are not deemed significant as we have no interest related accounts or borrowings at June 30, 2019.

BUSINESS
We are a digital cinema company who designs, manufactures, integrates, installs and distributes a full suite of proprietary and custom designed equipment as well as other off the shelf cinema products needed for contemporary cinema requirements. We also offer single source solutions for cinema design, procurement, installation and service to the creative and production communities for screening, digital intermediate and other critical viewing rooms. We offer a wide range of technical, design and consulting services such as custom engineering, systems design, integration and installation, and digital technology, as well as software solutions for operations enhancement and theatre management. We also provide turnkey furniture, fixture and equipment services, or FF&E, to commercial cinema exhibitors for new construction and remodels, including design, consulting, installation and project management as well as procurement of seats, lighting, acoustical treatments, screens, projection and sound.
MiT’s products and services focus on the integration needs associated with the building, modernization and equipping of high quality motion picture exhibition theatres. We provide purpose-built products for digital cinema, 3D, pre-show/alternative content and a variety of entertainment and educational applications. As a hybrid manufacturer and reseller, MiT offers turnkey custom solutions for a variety of applications. Our staff of mechanical and electrical engineers work closely with end users as well as OEM manufacturers, and can participate in every phase of the process from conceptual design and development to production on mostly any scale. MiT personnel have designed, specified and installed thousands of commercial cinemas, post production, screening and high-end residential rooms.
Industry and Revenue Drivers
Our Industry
While the movie industry continues to face pressure from digital streaming, prestige TV and video games competing for people’s attention, according to ComScore, attendance in the United States and Canada was up 5% in 2018 and revenue from ticket sales was a record $11.9 billion, up more than 6.8% from 2017. International ticket sales reached an estimated $41.7 billion in 2018, 4.5% ahead of 2017 levels, according to ComScore. We believe the following market trends continue to drive the strength of the cinema industry:
Convenient and Affordable Form of Out-Of-Home Entertainment.   Movie going continues to be one of the most affordable forms of out-of-home entertainment, with an estimated average ticket price in the U.S. of  $8.97 in 2018. Movie theaters continue to draw more people than all theme parks and major U.S. sports combined according to the Motion Picture Association of America.
Increased Importance and Growth of International Markets.   International markets continue to be an increasingly important component of the overall box office revenues generated by Hollywood films, accounting for approximately 71% of 2016 total worldwide box office revenues according to the Motion Picture Association of America.
Introduction of New Platforms and Product Offerings that Enhance the Movie-Going Experience.   The motion picture exhibition industry continues to develop new movie theatre platforms and concepts to respond to varying and changing consumer preferences and to continue to differentiate the movie-going experience from watching a movie at home. In addition to changing the overall style of, and amenities offered in, some theatres, concession product offerings have continued to expand to more than just traditional popcorn and candy items. Many locations now offer hot foods, alcohol offerings and/or healthier snack options for guests. Luxury seats are offered in many locations, further enhancing the movie viewing experience. Motion seats and virtual reality are also being offered for in-theatre enjoyment in some locations.
Revenue Drivers
We believe the following opportunities will drive revenues to our business:
New Theatre Construction.   According to the National Association of Theatre Owners, the number of US movie screens increased from 40,246 in 2017 to 40,837 in 2018 and the number of US cinema sites increased from 5,747 in 2017 to 5,803 in 2018. MIT is providing turnkey FF&E services to under construction movie theaters in the United States opening 140 of such new screens in the United States, or 23.7% of the net increase. These services consist of design, consulting, installation and project management as well as procurement of all items necessary to bring a new or remodel project to completion, including audio, projection, servers, operations software, screens, masking, curtains, drapes, acoustical wall treatments, seating and concession equipment.
Existing Theatres — Upgrades and Refurbishing.   Upgrade and refurbishing opportunities consist of three segments:
Seating, equipment and operations upgrades.   Movie theaters have a long history of offering amenities to lure people out of their homes and into the cinemas. Demand for our FF&E services and product offerings are driven in part by exhibitors investing in innovation. There is demand for our FF&E and product offerings for refurbishing and upgrading locations with recliner seats, immersive audio and operations enhancements. An example of serving this market is our distribution agreement for sales of the Digital Cinema Implementation Partners’ (DCIP) enterprise suite of easy-to-use software tools that help a cinema owner track, monitor, and efficiently manage equipment, theaters and presentation quality in one centralized platform. DCIP is jointly owned by AMC, Regal (Cineworld), and Cinemark.
Projection upgrades.   According to the Motion Picture Association of America, at the end of 2017 there were 43,216 screens in the United States and Canada and more than 120,000 elsewhere around the globe, and 96% of the world’s cinema screens are digitized; the conversion to digital cinema began in 2006. According to Film Journal International, (i) the first machines into the market were Series 1 projectors for DLP licensees, (ii) some 20,000 projectors of all brands were installed before Series 2 machines came on the market in mid-2010 and (iii) the assumption for a projector’s life span is 10 years. We estimate that approximately 3,100 Series 1 projectors will need to be replaced in the next four years as obsolescence sets in and upgrades become the new normal to stay competitive.
Laser projectors.   These projectors are a significant upgrade over existing lamp-based digital projectors, offering a wider color gamut, which provides substantially more vivid colors, plus substantially brighter images. We believe that 3D movies have largely fallen out of favor in the US largely because of dim images, but the higher brightness of lasers, especially RGB laser projectors, makes 3D images bright and alive, giving 3D movies a welcome boost, especially overseas where 3D remains very popular. While lasers are quite a bit more expensive, they last as much as 20 times longer than lamps, paying for themselves in lamp cost savings. By eliminating the lamp, there are significant power savings and less maintenance costs.

Products, Enterprise Software Solutions and Technical Services
Products
We offer a wide spectrum of premier audio-visual products, in-house designed and assembled sub-systems, and accessories which, when coupled with the cinema projector and server, can fully outfit and automate a cinema. We also offer solutions to enhance operations, including enterprise and operations software solutions and technical services and related equipment for maintenance and monitoring of existing systems. We offer the theatre exhibition industry a single source for the design and installation of the complete new theatre.
Projectors — Through distribution agreements with NEC and Barco, MiT offers a full range of DCI compliant digital cinema projectors to accommodate any screen size or application. We are a Master Reseller of NEC digital cinema products as well as a reseller of Barco digital cinema products, in the Americas. NEC and Barco are two of the largest manufacturers of high-end digital cinema projectors, allowing us to meet our customer’s business needs.
Servers — Through a formal distribution agreement with GDC Technology (USA), LLC, we distribute GDC’s line of digital cinema servers in North and South America. We also distribute their servers in certain other areas of the world, although we do not have a distribution agreement outside of North and South America. In addition, we distribute servers for other server manufacturers, including those manufactured by Dolby. Servers are used by our customers for the storage and playback of digital movie content.
Automations — We manufacture a suite of automation system for digital cinema applications. MiT-automations interface with the latest generation of digital projectors, servers, audio processors, and also support pre-feature entertainment systems and 3-D systems.
Pedestals — We offer a family of proprietary rack mount pedestals specifically designed by MiT engineers to maximize equipment rack space in a limited amount of volume. These pedestals can accommodate multiple projection systems and offer ample storage and access to all necessary projection equipment and cables.
Boothless — More and more theatre owners are considering boothless construction options to save construction and operating costs. MiT offers an in-house designed and assembled suite of products to support boothless theatre designs and alternative auditorium configurations, including projector lifts, projector enclosures, and hushed sound racks.
Lighting Fixtures and Dimmers — We offer a series of in-house designed and assembled lighting products and dimmers designed to reduce a cinema’s energy consumption. LED-based lighting in theatres has rapidly become an important aspect of MiT’s product line, offering advantages in efficiency and reduced maintenance, which translate into lower operating cost for the exhibitor. We believe our Architectural LED Fixture is the first LED-based 8” downlight luminaire designed specifically for cinema auditoriums. Our lighting platform is part of our suite of products to support green initiatives, in this case for theatre lighting applications. MiT’s M-Series lighting dimmers are designed specifically for commercial cinemas with emphasis on energy savings, reliability and value.
Sound Systems — We offer a full selection of premium sound systems and enclosures which complete the immersive movie-going experience. MiT offers sound processors, amps and speaker options from manufacturers such as QSC, Trinnov, Dolby, JBL, Meyer Sound, and Ultra-Stereo Systems. We integrate these components along with our in-house solutions to improve onsite installation time and reliability.
“Green” Products and other Accessories — In addition to our LED and dimmer products, MiT offers a number of other “green” products designed for energy efficiency. We offer the DCE-10/20 Demand Controlled Ventilation system which automatically shuts down projector exhaust fans when not needed, reducing energy costs. This closed-loop controller is designed to efficiently control projector exhaust, on demand, by managing airflow to prevent the wasting of conditioned air through a projector when cooling is not needed, saving energy by decreasing conditioned air demand of a projection booth. And our IS-20 & IS-20d Power Managers power theatrical systems up and down on a controlled schedule, affording savings on wasteful energy consumption during system idle time.

We also offer a full complement of accessories for theaters and other public venues including reclining seats and armrests, concession tables and trays, tablet arms, cup holders and step and aisle lighting.
Enterprise and Operations Software Solutions
CineQC — Cinema Presence Management & Remote Control System. CineQC is MiT’s quality assurance and remote access software solution meant to enhance in-theatre operations. CineQC allows a check of movie presentations before or during features, making sure customers receive a premium moving-going experience. With CineQC, cinema operations staff can change auditorium conditions, such as lights, volume, masking, air conditioning temperatures, projection and audio settings, on a real-time basis. Not only does this reduce problem-resolving time, but also ensures the guest a better movie watching experience.
CineQC provides real-time and after action reporting, not only in the auditoriums but also throughout the building, maintaining high standards of customer comfort and efficiency. CineQC benefits allow (i) an immediate response to solve minor auditorium problems (volume, lights, masking, audio and video channels as well as air condition temperature), (ii) tasks to be redistributed, lowering operational costs and increasing productivity in different areas while improving presentation and supervision, (iii) staff the ability to turn off the projector lamp if no guests are in the auditorium, generating substantial savings on energy and lamp life, and (iv) a system for management to monitor, in real time, that staff is performing necessary checks on theatre operations.
Cinergy — Cinema Enterprise Software Solutions. Digital Cinema Implementation Partners’ (DCIP) enterprise suite of easy-to-use software tools help a cinema owner track, monitor, and efficiently manage his equipment, theaters and presentation quality in one centralized platform. MiT is DCIP’s distributor of Cinergy in the Americas and provides Cinergy customers with front-line support for the product. Cinergy is a broad-based enterprise software solution custom tailored to meet the exhibitor’s information needs. Cinergy provides exhibitors with digital equipment health monitoring, proactive alerting, theater asset management, trailer scheduling, automated key delivery, and content and equipment log management, all controlled through a centralized “Command Center” that is also capable of generating user-defined alerts and advanced reporting to key management personnel.
Cinergy allows an exhibitor to store, monitor and manage all of its digital cinema log files in a secure and centralized location from which it can analyze, audit, report on or deliver this information for any or all of its theatres. An exhibitor is able to easily centrally schedule, with easy to use, drag and drop graphical interfaces, all of the trailer and main content for all of its theatres.
Technical Services
Newly deployed technology across the board requires up to date specification, training, service, and consulting to maintain mission critical equipment. We offer a suite of pre and post deployment services from on-site repair and warranty service, to proactive remote monitoring of networked equipment.
Project Management, System Design and FF&E — We offer a wide range of technical, design and consulting services such as custom engineering, systems design, integration and installation, and digital technology, as well as software solutions for 3D, digital cinema, and audio visual integration. We provide sophisticated project management and systems design for theatre upgrades and new theatre builds. We also provide turnkey FF&E services to commercial cinema exhibitors for new construction and remodels, including design, consulting, installation and project management as well as procurement of seats, lighting, acoustical treatments, screens, projection and sound. From consulting with architects through to final fixturing and calibration, our staff of mechanical and electrical engineers work closely with end users as well as OEM manufacturers, and can participate in every phase of the process from conceptual design and development to production on most any scale. MiT personnel have designed, specified and installed thousands of commercial cinemas, post production, screening and high-end residential rooms and have been involved in the digital cinema conversion rollouts of clients such as Cinemark, Cinepolis, Cinemex, Reading, Metropolitan, Hollywood, Syufy, Harkins, and other smaller circuits.

Network Operations Center — In partnership with Tri State Theatre Digital Services, our Network Operations Centers, or NOC, is staffed by software engineers and systems techs, operates 24/7/365 and provides technical support to our customers further to subscription based, monthly service level agreements whereby our customers subscribe for our NOC program. Our NOC monitoring software automatically collects an exhibitor’s TMS, Digital Projector, Screen Server, Automation and UPS health and status (SNMP) data and relays it, in real time, to the MiT NOC. The on-site digital cinema technicians monitor this information to ensure any anomalies are addressed. Our remote services include systems monitoring and maintenance, software upgrades and system repairs. NOC personnel can assist in managing resolutions in the fastest possible method by dispatching a client’s service agency (in many cases MiT’s Technical Service Department) with the necessary information and parts to resolve issues promptly.
Service and Maintenance — We provide digital cinema equipment installations and after-sale maintenance services. Our technicians work closely with our NOC staff to resolve systems issues that cannot be fixed remotely; they are certified to install and service a wide array of digital and audio equipment from a number of manufacturers. We offer cabling, wiring, installation and maintenance services for digital equipment on ad hoc, as-needed basis. We also offer long-term contractual service packages for maintenance and repairs to a wide range of installed digital equipment for customers. These long-term contractual service packages provide our company with recurring revenue.
New Business Initiatives
We continue to explore new lines of business complimentary with our core business, with a focus on entertainment technologies and complimentary products and services.
Multi-language ADA — The Americans with Disabilities Act (ADA) requires theatres to have provisions for seeing- and hearing-impaired patrons. Even before the 2016 requirement date, these devices have been available; however, in partnership with Hana Media and Epson America, we have recently productized and begun marketing a new system which combines full ADA compliance with a multi-language capability. This unique system uses AR (Augmented Reality) glasses to allow any language captioning to be displayed on the glasses, permitting non-native English speaking patrons the ability to fully enjoy the cinematic experience. This system also allows cinemas to reach out to what we believe is an underserved audience base in their communities. Sign language will also be supported through the same system.
Direct View LED screens. We believe that direct view LED is disruptive to the current front projection paradigm and offers several benefits to exhibitors and filmmakers which we believe will drive demand for these replacement systems. We have signed a strategic agreement with Samsung and their subsidiary Harman to become an integrator and reseller of Samsung’s “ONYX Cinema LED” system, which is designed to replace traditional cinema projectors and screens and combines JBL/Harmon’s Sculpted Surround sound from Harman’s JBL Professional brand. In April 2018, we partnered with Samsung to open the first LED cinema screen in North America at Pacific Theatres Winnetka in Chatsworth, California; MiT was the integrator for this theater. In addition, in April  2019 we received an $800,000 purchase order to install the first commercial Direct View LED Screen in the United States in the Houston area and completed the installation in June 2019.
While LED displays have been around for years (e.g., the giant displays in virtually every sports arena), the constant miniaturization of the technology has now made cinema exhibition possible. Direct-view LED screens utilize a technology that is an alternative to the century-old streaming of projector light thrown onto screens; the LED screen is more akin to a giant television screen, and its use renders the projection booth unnecessary. These emissive displays can deliver dramatically improved contrast for a dynamic image range substantially in excess of projection capabilities. A typical cinema projector tends to lose color quality when its brightness is increased and/or when it ages, but a direct-view LED screen maintains perfect color accuracy, at peak or half brightness. With conventional projector systems, picture quality can vary from screen to screen and venue to venue, whereas a direct-view LED screen provides consistent picture quality across all venues. Also, the LED is ideal for displaying High Dynamic Range (HDR) which we believe at present is the main video aesthetic enhancement being used to boost audience experience in theatres.

This system results in a true boothless theatre design, offering up front construction savings. Direct view eliminates the projector booth and projection screen, immediately freeing space in cinemas for more seats and potentially reducing build costs.
Since the LED consumes no power when they are switched off to ‘illuminate’ black, this saves on electricity versus the always-on energy of laser projection or xenon lamps. LED panels will last up to 100,000 hours or 15 years, whereas projectors have a lifespan of barely half that.
LED screens can be so bright without losing picture quality that they do not require perfectly pitch-black rooms, which could open new doors when it comes to event cinema, gaming or dine-in theatres, further diversifying the cinema-going experience. The technology also changes the operating proposition for cinema chains who want to optimize the day-to-day usage of their real estate, renting out the screening rooms during the time periods when no movies are scheduled.
Strategic acquisitions of complementary products and technologies.
Our first acquisition was the acquisition of Caddy Products LLC which closed effective January 1, 2019. Caddy products are utilized in over 270,000 facilities throughout more than 91 countries worldwide. Their markets include cinema, sports, grocery, performing arts, worship and retail industries. Products include patented cup holders and trays built into luxury cinema seats, cinema step and aisle lighting, and cups, trays, and advertising displays used in large sports arenas. Caddy products are protected by 21 active and 6 pending patents.
We will continue to evaluate our targeted acquisition strategy based on several factors, including profitability, enhancement of the overall customer experience, pricing models, throughput, types of content featured and differences in geographic areas.
Sales and Marketing
We market and sell directly to theatre exhibitors, as well as through certain domestic and international value added resellers. We have developed ongoing customer relationships with a large portion of the theatre owners in the United States and a number of the major theatre owners internationally. Our sales and marketing staff principally develop business by maintaining regular personal contact with our established customer relationships, including conducting site visits. In our sales and marketing efforts, we emphasize our value proposition of providing the broadest range of products and services delivered by our experienced technical service teams, which provides a significant resource to our clients in managing the complexities of digital technology in the cinema exhibition industry. Our sales and marketing professionals have extensive experience with our product and service offerings and have long-term relationships throughout the industry.
Our top ten customers accounted for approximately 47% and 43% of net revenues for the years ended June 30, 2019 and 2018, respectively. Trade accounts receivable from these customers represented approximately 43% and 32% of net receivables at June 30, 2019 and 2018, respectively. There were no customers in fiscal 2019 or 2018 that exceeded 10% of our net revenues from continuing operations.
Manufacturing and Assembly
MiT has 28,000 square feet of office, warehouse and in-house manufacturing/assembly space in Southern California, which is home to our corporate offices, engineering, distribution, integration as well as service and support divisions. Our primary location is augmented by a global network of service partners and OEM manufacturers.
We develop, manufacture, design and assemble the key elements of the theatrical systems we offer. Proprietary components are either manufactured in house or provided under original equipment manufacturers agreements with outside vendors. These proprietary parts include custom pedestals, enclosures, racks and specialized lighting and control equipment. Fabrication of a majority of other parts and sub-assemblies is subcontracted to a group of third-party suppliers. We believe our significant suppliers will continue to supply quality products in quantities sufficient to satisfy our needs. We inspect all parts and sub-assemblies, complete the final assembly and then subject the system to comprehensive testing individually prior to shipment.

We believe that our quality control procedures and the quality standards for the products that we distribute or service have contributed significantly to our reputation for high performance and reliability. The inspection of incoming materials and components as well as the testing of all of our products during various stages of the sales and service cycle are key elements of this program.
Trademarks
We own or otherwise have rights to various trademarks and trade names used in conjunction with the sale of our products. We believe our success will not be dependent upon trademark protection, but rather upon our engineering capabilities and research and production techniques.
Backlog
Our sales backlog at September 30, 2019 was approximately $8.6 million, which represented orders to be shipped substantially in the next six months. Backlog at June 30, 2019 was $9.8 million.
Sales backlog typically represents the fixed contracted revenue under signed theater system installation or upgrade agreements that we believe will be recognized as revenue upon installation/upgrade and acceptance of the associated theater. The dollar value fluctuates depending on the number of new and upgraded theater system arrangements signed from year to year, which adds to backlog and the installation and acceptance of theatre systems and the settlement of contracts, both of which reduce backlog. Sales backlog includes initial fees along with the estimated present value of contractual ongoing fees due over the term, however it excludes amounts allocated to maintenance and extended warranty revenues as well as fees (contingent fees) in excess of contractual ongoing fees that may be received in the future. We believe that the contractual obligations for theater system installations that are listed in sales backlog are valid and binding commitments.
From time to time, in the normal course of its business, we will have customers who are unable to proceed with a theatre system installation or upgrade for a variety of reasons, including the inability to obtain certain consents, approvals or financing. Once the determination is made that the customer will not proceed with installation or upgrade, the agreement with the customer is terminated or amended. If the agreement is terminated, once MiT and the customer are released from all their future obligations under the agreement, all or a portion of the initial fees that the customer previously made to us are recognized as revenue.
Competition
The markets for our products are highly competitive. The primary competitive factors are price, product quality, features and customer support. Competition in the digital cinema equipment market includes Ballantyne Strong and Christie Digital Systems. We also compete with many small cinema equipment dealers.
The competition in the cinema service industry for installation, after-sale maintenance, and NOC services includes Tristate, Ballantyne/Strong, Sonic, CES, Christie, and Film-Tech.
Regulation
We are subject to complex laws, rules and regulations affecting our domestic and international operations relating to, for example, environmental, safety and health requirements; exports and imports; bribery and corruption; tax; data privacy; labor and employment; competition; and intellectual property ownership and infringement. Compliance with these laws, rules and regulations may be onerous and expensive, and if we fail to comply or if we become subject to enforcement activity, our ability to manufacture our products and operate our business could be restricted and we could be subject to fines, penalties or other legal liability. Furthermore, should these laws, rules and regulations be amended or expanded, or new ones enacted, we could incur materially greater compliance costs or restrictions on our ability to manufacture our products and operate our business.
Some of these complex laws, rules and regulations — for example, those related to environmental, safety and health requirements — may particularly affect us in the jurisdictions in which we manufacture products, especially if such laws and regulations: require the use of abatement equipment beyond what we currently employ; require the addition or elimination of a material or process to or from our current manufacturing processes; or impose costs, fees or reporting requirements on the direct or indirect use of energy, or of materials or gases used or emitted into the environment, in connection with the manufacture of our products. There can be no assurance that in all instances a substitute for a prohibited raw material or process would be available, or be available at reasonable cost.
Employees
We employed 42 full-time persons at September 30, 2019. We are not a party to any collective bargaining agreement.

MANAGEMENT
The following table sets forth the names, ages and titles of our directors, director nominees, executive officers and key personnel:
Name	Age	Title
Executive Officers and Directors:
Glenn Sherman, PhD	75	President and Chief Executive Officer
Phil Rafnson	72	Chairman of the Board
Jose Delgado	55	Executive Vice President, Sales and Marketing
Bevan Wright	50	Executive Vice President, Operations
Michael Sherman	56	Interim Chief Financial Officer
Key Personnel:
Jerry Van de Rydt	65	Senior Vice President, FF& E Sales
David Richards	62	Senior Vice President, Engineering
Thomas Lipiec	55	Senior Vice President, Sales and Customer Service
Frank Tees	45	Vice President, Technical Sales & Support
Director Nominees
Katherine D. Crothall, Ph.D.	70	Director Nominee
John C. Stiska	76	Director Nominee
Scott Anderson	65	Director Nominee
Executive Officers and Directors:
Glenn Sherman has been our President and Chief Executive Officer since the company’s founding in 2003. Dr. Sherman has over thirty years leading and building technology companies, including nineteen years as founder, Chairman and CEO of Laser Power Corporation, growing the company to $35 million and taking it public through an IPO; one year as President and CEO of Christie Digital Systems; and one year as President and CEO of a company working on a unique digital cinema projector. At Laser Power, he led extensive efforts to develop laser projectors for digital cinema. He has a background in manufacturing, marketing and sales, product engineering, research and development and finance. He acquired five companies and built strategic relationships with major companies worldwide. He has extensive international experience, including an acquisition in Belgium, strategic relationships with companies in Japan and Europe, and building a low cost manufacturing facility in Mexico. Dr. Sherman holds the BS, MS and PhD in Electrical Engineering from the University of Illinois.
Phil Rafnson has been our Chairman of the Board since the company’s founding in 2003. Mr. Rafnson has been a major participant in the cinema equipment business for over 30 years going from a sound engineer for RCA Service Co. to National Sales Manager for Xetron Inc., to President and owner of Media Technology Source (MTS), one of the largest global cinema equipment distribution companies until he sold MTS in 1999. He has served as Board member of the International Theatre Equipment Association for 12 years and Officer and President of that association for more than 4 years.
Jose Delgado has been our Executive Vice President, Sales and Marketing since the company’s founding in 2003. Prior to joining MiT, Mr. Delgado spent fifteen years at Christie Digital Systems in increasing positions of responsibility, as National Sales Manager, Director of Sales, and Vice President of Sales. During his tenure he increased by 10-fold the cinema presentation product sales of Christie, helping the company become a major force in the cinema industry. Previously he held various positions at JVC, including Sales Representative for video products for the Los Angeles and Las Vegas markets.
Bevan Wright has been our Executive Vice President, Operations since the company’s founding in 2003. In the industry since 1985, Bevan spent ten years as Cinema Systems Product and Engineering Manager at Christie Digital Systems, directing product development and engineering support for all cinema product lines, managing the product lines to develop and bring to market fully-integrated solutions for cinema exhibitors. The previous nine years he held engineering and operations positions at Christie, United Artists, and with other cinema exhibitors. He holds the Bachelors of Science degree in Mechanical Engineering from Arizona State University, and two patents in cinema projection technology.
Michael Sherman, C.P.A., has been our Interim Chief Financial Officer since July 2018. A senior financial professional for over 25 years, Mr. Sherman has held executive finance positions within a range of companies, both public and private. Prior to joining MiT, Mr. Sherman was a Finance and Accounting Consultant primarily providing acquisition and other transactional services to companies in the Telecom and Manufacturing industries. At EBSCO Industries, he acted as Corporate Controller and Warehouse Director, while leading the financial integration and on-boarding of the acquisition of an online stand-up desk company in Waukegan, Illinois. At FDH Velocitel, he was responsible for finance and accounting integration aspects of the acquisition of FDH in Raleigh, North Carolina. At Mitsubishi Automation, as acting Corporate Controller, he was responsible for their $300 million Annual Operating Plan for North and South America, while overseeing all finance functions. Prior to consulting, he was Associate Vice President — Accounting for TCS Education System, where he was responsible for overall system accounting, the acquisitions of the Santa Barbara and Ventura Colleges of Law, as well as preparation and submission of the company’s IRS form 990 for 11 legal entities. Prior to that, he held a senior management position of Global Vice President of Finance with Liquid Controls Group, an operating group of IDEX, where he was responsible for 7 entities in 5 Countries. While there, he also led the acquisition of TopTech Systems in Florida and Faure Herman in France. Prior to IDEX, he was Vice President Finance for KaVo Dental, a Division of Danaher, where he was responsible for all aspects of Finance and Accounting. A former Public Accounting C.P.A. with Coopers & Lybrand for 6 years, where he provided audit, accounting, and business advisory services to a portfolio of clients engaged in the manufacturing and distribution sectors, he holds a bachelor degree in Accountancy from Northern Illinois University.
Key Personnel:
Jerry Van de Rydt has been our Senior Vice President, FF&E Sales since 2005. Jerry has been involved in the cinema industry for over 30 years. Previously he ran the Los Angeles office of MTS, which under his leadership became the largest cinema equipment distributor on the West Coast, outfitting over 2,000 screens for clients such as Pacific, Edwards, Mann, Harkins, & Krikorian Theaters, Deluxe Laboratories just to name a few. In 2002, he started his own company, Rydt Entertainment Systems which MiT acquired three years later.
David Richards has been our Senior Vice President, Engineering since the company’s founding in 2003. Mr. Richards has nineteen years of experience in the cinema industry. He spent five years in engineering and engineering management positions at Christie. He has been active in SMPTE for the past eighteen years, and presently serves on several of the SMPTE DC28 digital cinema committees as well as the Film Technology committee and Projection Technology committee. Mr. Richards is past chair of the SMPTE Hollywood section (’96 – ’97), and was Program Chair for the first and second SMPTE Film Conferences, held in 1997 and 1998. He is the author of several SMPTE papers and articles for various trade publications. He has a background in mechanical, electronic and electrical engineering design.
Thomas Lipiec has been our Senior Vice President, Sales & Customer Service since shortly after the company’s founding in 2003. Mr. Lipiec has over 32 years of professional experience in the cinema industry. Tom’s career began by occupying several positions at various cinema exhibitors. He later obtained engineering positions at Lucasfilm/THX and was the Director of the post-production division of THX Ltd. Additionally, he was the Vice President of Business Development at Constellation 3D. Tom’s involvement with Lucasfilm included collaborations with Skywalker Sound and ILM, etc. These specific technical efforts gained him 2 movie credits for Star Wars: Episode I and Star Wars: Episode II (D.C. & DVD).
Frank Tees has been our Vice President, Technical Sales & Support since 2011. Mr. Tees started his cinema career in 1989, serving in most aspects of theater exhibition with Krikorian Premiere Theaters. He spent the past 15 years with the world’s largest exhibitor, Regal Entertainment Group, and since 2002 has been Director of Technical Services for the Southwest Region. He managed a team of technicians in preparation, installation and service of film and digital cinema equipment for 1000 screens in Southern California, Hawaii, Nevada and Arizona. Frank has extensive training on 3D and standard DLP and Sony projection systems and practical experience installing them in an integrated and networked environment. Frank also managed Regal’s technical training program and developed preventative maintenance and tracking guidelines to service systems according to their warranty.
Director Nominees:
Katherine D. Crothall, Ph.D. will become a Director on the effective date of this offering. Ms. Crothall has been the Chairman, Chief Executive Officer and President of Aspire Bariatrics, Inc. (“Aspire”) since November 2010. Prior to Aspire, Ms. Crothall served as a Principal of Liberty Venture Partners, Inc. from 2006 to November 2010. Prior to Liberty, she founded Animas Corporation in 1996 and served as its Chairman, President, Chief Executive Officer, led its $69 million IPO in 2004, and sold it to Johnson and Johnson in 2006. From October 1988 to September 1993, Dr. Crothall served as President and Chief Executive Officer of Luxar Corporation, which she founded in 1988, sold and manufactured CO2 lasers for cosmetic, oral, surgical, dental, dermatological and surgical applications. Dr. Crothall founded Laakmann Electro-Optics, which manufactured and marketed CO2 lasers and was sold to Johnson & Johnson in 1981. She was employed as an engineer at Hughes Aircraft from 1971 to 1978. She has been an Independent Director of Valeritas Holdings, Inc. since October 10, 2016. Dr. Crothall is a director of Adhezion BioMedical and Xanitos, Inc. She served as a Director of Othera Pharmaceuticals Inc., Intact Vascular, Inc., and Lungpacer, Inc. Dr. Crothall served as a Director of Animas Corp. since 1996 until its sale to J&J in 2006. She holds over 20 patents and is the recipient of several awards including the Ernst & Young Entrepreneur of the Year Award in 2003 and the Greater Philadelphia Raymond Rafferty Entrepreneurial Excellence Award in 2004. She has authored numerous technical papers and has given numerous papers at scientific/medical symposiums. Dr. Crothall holds a B.S. in Electrical Engineering from the University of Pennsylvania and Master of Science and a Ph.D. in Electrical Engineering from the University of Southern California.
John C. Stiska will become a Director on the effective date of this offering. Since 2005, Mr. Stiska has been the principal of Regent Partners, a merchant banking firm, and Senior Advisor to Agility Capital, LLC, a venture lending fund; prior to that he was Chairman of Commercial Bridge Capital, LLC, also a venture lending fund. Over the past two decades, John Stiska has served as a CEO, Chairman, Director and investor in more than thirty private and public companies. Underlying his extensive, twenty-year business leadership and development experience, and service on numerous Boards of Directors, John was a practicing Corporate and Securities partner at Brobeck, Phleger & Harrison, and of Counsel at Latham & Watkins. He also taught Securities Regulation as an Adjunct Professor of Law at the University of San Diego School of Law. He started his career and became a partner at Luce, Forward, Hamilton & Scripps, before being one of the founding partners of Aylward, Kintz, Stiska, Wassenaar and Shannahan, which merged into and became the San Diego Office of the Brobeck Firm, shortly after which time he joined Intermark, Inc. as President, and subsequently took Intermark, Inc. and its majority owned company Triton Group Ltd through an extensive Chapter 7 reorganization and refinancing, emerging as a successfully restructured public company, Triton Group Ltd. Mr. Stiska received a B.A. in Accounting, BBA, in 1965 and a J.D. from the University of Wisconsin in 1970.
Scott Lloyd Anderson, J.D., CPA will become a Director on the effective date of this offering. Mr. Anderson practiced with KPMG as a tax CPA in the early 1980s and since 1983 has practiced as an attorney representing businesses and their respective owners. Mr. Anderson is a shareholder at the law firm of Fabyanske, Westra, Hart & Thomson, P.A., which he joined in 1985. Mr. Anderson was on the board of directors of the firm from 1988 through 2014 and was elected president of the firm over four different time frames. Over the last 30 years, Mr. Anderson has structured, negotiated and closed over 200 merger and acquisition transactions of privately held companies ranging in transaction value from a few million to over a billion dollars. Mr. Anderson has been on the board of directors of various construction companies and is a principal owner, director and officer of a safety engineering company, a small investment company and a small oil and gas company. Mr. Anderson also acted as outside corporate counsel for the predecessor of the Company and assisted with the initial organization and operation of the Company. Mr. Anderson has a B.A. in Business Administration from Augsburg University located in Minneapolis, Minnesota and a J.D. from William Mitchell College of Law located in St. Paul, Minnesota. Mr. Anderson also taught accounting and business law at Augsburg University.

Committees of the Board of Directors
Upon the conclusion of this offering, we intend to have an audit committee, nominating and corporate governance committee, and compensation committee of our board of directors, and may have such other committees as the board of directors shall determine from time to time. We anticipate that each of the standing committees of the board of directors will have the composition and responsibilities described below.
Audit Committee
We will establish an audit committee prior to the completion of this offering. A minimum of three individuals will serve as the members of our audit committee. As required by the rules of the Commission and listing standards of the NYSE, where we intend to apply to have our Common Stock listed, the audit committee will consist solely of independent directors within one year of the listing date. Commission rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. Commission rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. Our board of directors has determined that John Stiska satisfies the definition of  “audit committee financial expert” and we anticipate that he will be a member of the audit committee.
The audit committee will oversee, review, act on and report on various auditing and accounting matters to our board of directors, including: the selection of our independent registered public accounting firm, the scope of our annual audits, fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm and our accounting practices. In addition, the audit committee will oversee our compliance programs relating to legal and regulatory requirements. We have adopted an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the Commission and the NYSE.
Compensation Committee
We will establish a compensation committee prior to the completion of this offering. A minimum of three individuals will serve as members of our compensation committee. Our compensation committee will review and recommend policies relating to compensation and benefits of our directors and employees and will be responsible for approving the compensation of our Chief Executive Officer and other executive officers. We have adopted a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the Commission and NYSE.

Nominating and Corporate Governance
We will establish a nominating and corporate governance committee prior to the completion of this offering. A minimum of three individuals will serve as members of our nominating and corporate governance committee. Our nominating and corporate governance committee will select or recommend that the board of directors select candidates for election to our board of directors, develop and recommend to the board of directors corporate governance guidelines that will be applicable to us and oversee board of director and management evaluations. We have adopted a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the Commission and NYSE.
Code of Business Conduct and Ethics
Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE.
Lead Independent Director
If at any time after the completion of this offering, the offices of Chairman of the Board and Chief Executive Officer are held by the same person, we intend that the independent members of the board of directors will elect on an annual basis with a majority vote an independent director to serve in a lead capacity (the “Lead Independent Director”). The Lead Independent Director will coordinate the activities of the other independent directors and perform such other duties and responsibilities as the board of directors may determine. We have adopted a Lead Independent Director Charter defining the Lead Independent Director’s primary duties in a manner consistent with the rules of the Commission and NYSE.
Corporate Governance Guidelines
Prior to the completion of this offering, our board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of the NYSE.

EXECUTIVE COMPENSATION
Compensation of Named Executive Officers
The summary compensation table below shows certain compensation information for services rendered in all capacities for the fiscal years ended June 30, 2019 and 2018. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.
Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Option Awards	All Other Compensation	Total
Glenn Sherman President and Chief Executive Officer	2019	$120,750	$—	$—	$—	$120,750
	2018	$118,760	$—	$—	$—	$118,760
Jose Delgado Executive Vice President, Sales and Marketing	2019	$220,500	$—	$—	$—	$220,500
	2018	$201,577	$—	$—	$—	$201,577
Bevan Wright Executive Vice President, Operations	2019	$220,500	$—	$—	$—	$220,500
	2018	$216,865	$—	$—	$—	$216,865
Michael Sherman Interim Chief Financial Officer(1)	2019	$208,000	$—	$—	$—	$208,000
	2018	$88,000	$—	$—	$—	$88,000

(1)
Effective August 1, 2018, Mr. Sherman was appointed Interim Chief Financial Officer at an annual salary of  $208,000.

Employment Agreements
We currently do not maintain any employment, severance or change in control agreements with our named executive officers. In addition, our named executive officers are not entitled to any payments or other benefits in connection with a termination of employment or a change in control.
Compensation of Directors
No obligations with respect to compensation for non-employee directors have been accrued or paid for any periods presented in this Prospectus.
Going forward, our board of directors believes that attracting and retaining qualified non-employee directors will be critical to the future value growth and governance of our company. Our board of directors also believes that a significant portion of the total compensation package for our non-employee directors should be equity-based to align the interest of these directors with our stockholders. On the effective date of the offering, each of our director nominees will be granted options to purchase 50,000 shares of common stock at a per share exercise price equal to the price of the shares of common stock in this offering. The options will vest over a one year period of time.
Directors who are also our employees will not receive any additional compensation for their service on our board of directors.
2019 Incentive Stock Plan
We have adopted a 2019 Omnibus Incentive Stock Plan (the “Plan”). An aggregate of 750,000 shares of our common stock is reserved for issuance and available for awards under the Plan, including incentive stock options granted under the Plan. The Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. To date, no grants have been made under the Plan; however, on the effective date of the offering, each of our director nominees will be granted options to purchase 50,000 shares of common stock at a per share exercise price equal to the price of the shares of common stock in this offering. The options will vest over a one year period of time.
The Plan shall be initially administered by the Board. The Plan administrator has the authority to determine, within the limits of the express provisions of the Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Board may at any time amend or terminate the Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the Plan without the consent of the recipient. No awards may be made under the Plan after the tenth anniversary of its effective date.
Awards under the Plan may include incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted shares of common stock, restricted stock Units, performance share or Unit awards, other stock-based awards and cash-based incentive awards.
Stock Options.   The Plan administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Plan administrator. The exercise price for stock options will be determined by the Plan administrator in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of our company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Stock options must be exercised within a period fixed by the Plan administrator that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. At the Plan administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Plan administrator (including one or more forms of  “cashless” or “net” exercise).
Stock Appreciation Rights.   The Plan administrator may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised. The exercise price for a SAR will be determined by the Plan administrator in its discretion; provided, however, that in no event shall the exercise price be less than the fair market value of our common stock on the date of grant.
Restricted Shares and Restricted Units.   The Plan administrator may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period. The Plan administrator also may award to a participant Units representing the right to receive shares of common stock in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives (“restricted Units”). The terms and conditions of restricted share and restricted Unit awards are determined by the Plan administrator.
Performance Awards.   The Plan administrator may grant performance awards to participants under such terms and conditions as the Plan administrator deems appropriate. A performance award entitles a participant to receive a payment from us, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the Plan administrator.
Other Stock-Based Awards.   The Plan administrator may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted shares, restricted Units, or performance awards. The terms and conditions of each other stock-based award will be determined by the Plan administrator. Payment under any other stock-based awards will be made in common stock or cash, as determined by the Plan administrator.

Cash-Based Awards.   The Plan administrator may grant cash-based incentive compensation awards, which would include performance-based annual cash incentive compensation to be paid to covered employees subject to Section 162(m) of the Code. The terms and conditions of each cash-based award will be determined by the Plan administrator.
Limitation on Liability and Indemnification Matters
Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:
•
any breach of a director’s duty of loyalty to us or to our stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•
any transaction from which a director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. It also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Bylaws, we are also empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our Certificate of Incorporation and Bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these Certificate of Incorporation and Bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our capital stock by:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•
each of our named executive officers;

•
each of our directors and director nominees; and

•
all of our current executive officers, directors and director nominees as a group.

Applicable percentage ownership is based on 4,982,478 shares of Common Stock outstanding at September 30, 2019 after giving effect to the Reorganization Transaction, and 7,282,478 shares of Common Stock outstanding on a pro forma basis giving effect to this offering (assuming no exercise of the underwriters’ over-allotment option).
The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.
Unless otherwise noted below, the address of each person listed on the table is c/o Moving iMage Technologies, Inc., 17760 Newhope Street, Fountain Valley, CA 92708.
	Shares Beneficially Owned Before this Offering		Shares Beneficially Owned after this Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Named Executive Officers and directors:
Phil Rafnson(1)	2,033,060	40.8%	2,033,060	27.9%
Bevan Wright	590,556	11.9%	590,556	8.1%
Jose Delgado	511,473	10.3%	511,473	7.0%
Glenn Sherman, PhD	271,527	5.4%	271,527	3.7%
Michael Sherman	0	*	0	*

	Shares Beneficially Owned Before this Offering		Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Director Nominees:
Katherine D. Crothall, Ph.D.(2)	0	*		*
John C. Stiska(2)	0	*		*
Scott Anderson(2)	0	*		*
All executive officers, directors and director nominees as a group (10 persons)	3,406,616	68.4%	3,406,616	46.8%
5% Stockholders:
David Richards	323,379	6.5%	323,379	4.4%
Jerry Van de Rydt	282,533	5.7%	282,533	3.9%

*
Less than 1%

(1)
Represents shares held by Sound Management Investors, LLC, an entity wholly-owned and controlled by Mr. Rafnson.

(2)
On the effective date of the offering, each of our director nominees will be granted options to purchase 50,000 shares of common stock at a per share exercise price equal to the price of the shares of common stock in this offering. The options will vest over a one year period of time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In August 2016, Moving iMage Technologies, LLC extended a discretionary revolving line of credit to Jose Delgado, Executive Vice President, Sales and Marketing, of up to $200,000 pursuant to which Moving iMage Technologies, LLC made advances to Mr. Delgado. The line was collateralized by a security interest equal to 50% of Mr. Delgado’s interest in Moving iMage Technologies, LLC. On June 30, 2017, the amount outstanding including accrued interest was $230,151. This loan was repaid in August 2018.
In July 2017, a new discretionary line of credit was extended by Moving iMage Technologies, LLC to Mr. Delgado in the amount of  $100,000 under the same terms as the aforementioned revolving credit loan, including that such loan was collateralized by a $100,000 security interest in Mr. Delgado’s ownership interest. The outstanding balance of the two notes as of June 30, 2017 and 2018 was $230,000 and $267,000, respectively, and has been classified in the balance sheets as a separate line item under Due from related party. As of December 31, 2018, the outstanding balance on this line of credit was $100,000. In January 2019, Mr. Delgado repaid the outstanding amount by surrendering 100 of his membership interests in Moving iMage Technologies, LLC.
Caddy occupied an executive office in Palm Desert, CA, pursuant to month to month lease agreement with the owner. Rent expense totaled approximately $54,000 and $59,000 in 2018 and 2017, respectively.
In September 2016, Caddy obtained a non-interest-bearing loan from the owner. The outstanding balance as of December 31, 2016 was $12,000. In December 2017, a related party rent payment was added to the note. The balance outstanding as of December 31, 2017 was $20,200. The balance was repaid in full as of December 31, 2018.
Moving iMage Technologies, LLC sold goods and services to an entity owned by its Chairman of the Board, Phil Rafnson, of approximately $447,553 from October 2018 through February 2019. At June 30, 2019, there was a receivable balance of  $64,411 pertaining to these related party sales.
Director and Officer Indemnification and Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the DGCL. We also intend to purchase a policy of directors’ and officers’ liability insurance that will insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. For further information, see “Executive Compensation — Limitations of Liability and Indemnification Matters.”
Policies and Procedures Regarding Related Party Transactions
Prior to the closing of this offering, we have not maintained a policy for approval of related party transactions. Our board of directors will adopt a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of any related party transactions policy.
A “related person” means:
•
any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•
any person who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Common Stock; or

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

DESCRIPTION OF CAPITAL STOCK
General
The following description of our capital stock summarizes the most important terms of our capital stock. The descriptions of our capital stock and certain provisions of our Certificate of Incorporation and Bylaws are summaries and are qualified by reference to the Certificate of Incorporation and Bylaws filed with the Commission as exhibits to this offering statement, of which this Prospectus forms a part, and by the applicable provisions of Delaware law.
Our Certificate of Incorporation provides for common stock and undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.
Our authorized capital stock consists of 110,000,000 shares, all with a par value of  $0.001 per share, of which 100,000,000 shares are designated as common stock and 10,000,000 shares designated as preferred stock.
As of September 30, 2019 and after giving effect to the Reorganization Transaction, we had outstanding 4,982,478 shares of common stock held by approximately 360 stockholders of record.
Common Stock
The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available therefor. In the event that we liquidate, dissolve or wind up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.
Warrants
As of September 30, 2019, we had outstanding warrants to purchase up to 17,522 shares of common stock, 12,444 at a per share exercise price of  $1.63 and 5,078 at a per share exercise price of  $3.25.
Anti-Takeover Provisions
Certificate of Incorporation and Bylaws
Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the outstanding shares of common stock outstanding will be able to elect all of our directors. Our Certificate of Incorporation and Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called by holders of a majority of our common stock, voting together as a single class, or by the majority of our whole board of directors, or our chief executive officer.

The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•
before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.
Section 4 of Article VII of our Bylaws dictates that the Delaware Court of Chancery is the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the shareholders of the Company; any claim arising under Delaware corporate law; and any action asserting a claim governed by the internal affairs doctrine. These exclusive-forum provisions do not apply to claims under the Securities Act or the Exchange Act. While management believes limiting the forum is a benefit, shareholders could be inconvenienced by not being able to bring an action in another forum they find favorable. Note that there is uncertainty as to whether a court would enforce this provision as it relates to claims under the federal securities laws and that shareholders will not be deemed to have waived the company’s compliance with federal securities laws and the rules and regulations thereunder.
A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law based shareholder class actions, derivative suits and other intra-corporate disputes. The Company’s management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.
Limitations of Liability and Indemnification
See “Executive Compensation — Limitation on Liability and Indemnification Matters”.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Corporate Stock Transfer, Inc.
Listing
We have applied to list our Common Stock on the NYSE under the symbol “MITQ”.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Common Stock and there can be no assurance that a market for our Common Stock will develop or be sustained after this offering. Future sales of our Common Stock in the public market, including shares issued upon exercise of outstanding options or warrants, or the availability of such shares for sale in the public market, could adversely affect the trading price of our Common Stock. As described below, a limited number of shares will be available for sale by our existing stockholders shortly after this offering due to contractual and legal restrictions on resale. Sales of our Common Stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the trading price of our Common Stock at such time and our ability to raise equity capital in the future. Although we have applied to list our Common Stock on the NYSE, we cannot assure you that there will be an active public market for our Common Stock.
Based on the number of shares of our Common Stock outstanding as of September 30, 2019 after giving effect to the Reorganization Transaction and assuming no exercise of the underwriters’ over-allotment option, upon the closing of this offering we will have outstanding an aggregate of 7,282,478 shares of Common Stock.
All of the shares sold in this offering by us will be freely tradable, except that any shares purchased in this offering by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, generally may be sold in the public market only in compliance with Rule 144 under the Securities Act.
The remaining shares of Common Stock will be deemed “restricted securities” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. We expect that substantially all of these restricted securities will be subject to the lock-up agreements described below.
In accordance with the foregoing, and subject to Rule 144 and Rule 701 shares will be available for sale in the public market as follows:
Date	Number of Shares
On the date of this Prospectus	632,478
Between 90 and 180 days after the date of this Prospectus	0
At various times beginning more than 180 days after the date of this Prospectus	4,350,000
Rule 144
Affiliate Resales of Restricted Securities
In general, under Rule 144 under the Securities Act, as in effect on the effective date of the registration statement of which this Prospectus is a part, a person who is one of our affiliates and has beneficially owned shares of our Common Stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period, beginning on the date 90 days after the date of this Offering Circular, that does not exceed the greater of:
•
1.0% of the number of shares of Common Stock then outstanding, which will equal approximately 72,825 shares immediately after the closing of this offering; or

•
the average weekly trading volume of our Common Stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to a certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of  $50,000, the seller must file a notice on Form 144 with the Commission and the NYSE (assuming our Common Stock is listed on that exchange) concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.

Non-Affiliate Resales of Restricted Securities
In general, under Rule 144 under the Securities Act, as in effect on the date of this Prospectus, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months but less than a year, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares beginning on the 91st day after we have become subject to the reporting requirements of the Exchange Act without complying with the manner of sale, volume limitation or notice provisions of Rule 144, and will be subject only to the current public information requirements of Rule 144. If such person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the public company requirement and the current public information requirement.
Rule 701
Prior to this offering, there were no shares purchased under a written compensatory stock or option plan or other written contract entitling the holder to sell such shares in reliance on Rule 701.
Lock-Up Agreements
We and all of our directors and officers, as well as the other holders of shares of Common Stock issued further to the Reorganization Transaction outstanding immediately prior to this offering, have agreed or will agree that, without the prior written consent of Westpark Capital, Inc., as representative of the underwriters in this offering, during the period from the date of this Offering Circular and ending on the date 365 days after the date of this Prospectus, we and they will not, among other things:
•
offer, pledge, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of or transfer any shares of Common Stock, options or warrants to purchase shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Common Stock;

•
enter into any swaps or other arrangements or transactions that transfer, directly or indirectly, the economic consequences of ownership of our Common Stock, whether such arrangements are to be settled in stock, cash or otherwise;

•
in our case, file any registration statement or offering statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or

•
in the case of our directors, officers and other holders of our securities, make any demand for exercise of any rights with respect to the registration of any securities.

UNDERWRITING
In connection with this offering, we will enter into an underwriting agreement with Westpark Capital, Inc. and Boustead Securities, LLC, as representatives of the underwriters named below, with respect to the shares subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has, severally and not jointly, agreed to purchase from us on a firm commitment basis, the respective number of shares of our Common Stock set forth opposite its name in the table below:
Underwriters	Number of Shares
Westpark Capital, Inc.
Boustead Securities, LLC.
Total	2,300,000
The underwriters have agreed to purchase all of the shares of common stock offered by this Prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase the shares of common stock, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters. The obligation of the underwriters to purchase the shares offered by this Prospectus is conditioned upon our receiving approval to list the shares of common stock on NYSE.
Except as set forth below in the section “Relationships”, neither the underwriters, nor any of their respective affiliates have provided any services to us or our affiliates in the past.
Commissions and Discounts
The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriters propose to offer to the public the common stock purchased pursuant to the underwriting agreement at the public offering price per share on the cover page of this Prospectus.
The following table provides information regarding the amount of the discount to be paid to the underwriters by us:
	Per Share of Common Stock	Total without Exercise of Over-allotment option
Public offering price	$	$
Underwriting discount(1)	$	$
Non-accountable expense allowance(2)	$	$
Net proceeds to us(3)	$	$
(1)
Represents underwriting discount and commissions equal to 9% per share (or $     per share).

(2)
Represents a non-accountable expense allowance equal to the sum of 2% of the public offering price (excluding amounts received from the exercise of the over-allotment option). We have paid to the underwriters a $50,000 advance to be applied against the accountable expenses in connection with this offering. In addition, we have agreed to reimburse the underwriters for certain other accountable expenses not to exceed in the aggregate $100,000.

(3)
We estimate that the total expenses of this offering excluding the underwriter discount and commissions and non-accountable expense allowance, will be approximately $      .

The underwriters may offer some of the shares to other securities dealers at the public offering price less a concession of  $     per share. The underwriters may also allow, and such dealers may re-allow, a concession not in excess of  $     per share to other dealers. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

In connection with the successful completion of this offering, the underwriters will receive a warrant to purchase shares of common stock equal to 10% of the shares sold in this offering on the terms described below under “Underwriting — Underwriters’ Warrants.” Except as disclosed in this Prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc. (“FINRA”), to be underwriting compensation under its rule of fair price. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters.
Determination of Offering Price
The public offering price of the shares was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the shares included:
•
the information in this Prospectus and otherwise available to the underwriters, including our financial information;

•
the history and the prospects for the industry in which we compete;

•
the ability of our management;

•
the prospects for our future earnings;

•
the present state of our development and our current financial condition;

•
the general condition of the economy and the securities markets in the United States at the time of this offering;

•
the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•
other factors as were deemed relevant.

We cannot be sure that the public offering price will correspond to the price at which the shares will trade in the public market following this offering or that an active trading market for the shares will develop or continue after this offering.
Over-allotment Option
We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this Prospectus, permits the underwriters to purchase a maximum of an additional 15% of the total number of shares of common stock offered to the public from us to cover over-allotments, at the public offering price per share, less the underwriting discount set forth on the cover page of this Prospectus. If the underwriters exercise all or part of this option, they will purchase the shares covered by the option at the public offering price that appears on the cover page of this Prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be approximately $     million and the total proceeds to us, before expenses, will be approximately $     million, based on the public offering price of  $     per share and assuming the number of shares issued in this offering does not change.
Underwriters’ Warrants
We have also agreed to issue to the underwriters warrants to purchase a number of shares equal to an aggregate of 10% percent of the aggregate number of the shares sold in this offering. The warrants will be exercisable on a cashless basis at an exercise price equal to 125% of the offering price of the shares sold in this offering. The warrants are exercisable commencing six months after the date of qualification of the registration statement of which this Prospectus forms a part, and will be exercisable for five years from the qualification date of the registration statement of which this Prospectus forms a part. The warrants are not redeemable by us. The Underwriters’ Warrants and the shares of common stock issuable upon exercise of the Underwriters’ Warrants have been included on the offering statement of which this Offering Circular forms a part. Pursuant to applicable FINRA rules, and in particular Rule 5110, the warrants (and underlying shares) issued to the underwriters may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days after the qualification date of the registration statement related to this offering; provided, however, that the warrants (and underlying shares) may be transferred to officers or directors of the underwriters and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.
Lock-up Agreements
We, each of our directors and officers, as well as the other holders of shares of Common Stock issued further to the Reorganization Transaction (including securities exercisable or convertible into our Common Stock) outstanding immediately prior to this offering have agreed or are otherwise contractually restricted for a period of 365 days after the date of this Prospectus, without the prior written consent of the underwriters, not to directly or indirectly:
•
issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock;

•
in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, other than registration statements on Form S-8 filed with the Commission after the closing date of this offering; or

•
enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.
There are no existing agreements between the underwriters and any person who will execute a lock-up agreement in connection with this offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock up does not apply to the issuance of shares upon the exercise of rights to acquire shares of common stock pursuant to any existing stock option or the conversion of any of our preferred convertible stock.
Indemnification and Contribution
The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.
Stabilizing Transactions and Penalty Bids
In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our shares of common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the Commission.
Stabilizing transactions.   The underwriters may make bids for or purchases of shares of our common stock for the purpose of pegging, fixing, or maintaining the price of the shares of our common stock, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids.   If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resale of shares.
The transactions above may occur on NYSE or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our shares. If these transactions are commenced, they may be discontinued without notice at any time.
Miscellaneous
This Prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this Prospectus in electronic format, the information on the underwriters’ websites or our website and any information contained in any other websites maintained by the underwriter or by us is not part of this Prospectus or the registration statement of which this Prospectus forms a part, has not been approved and/or endorsed by us or by either of the underwriters in each of their capacity as underwriter, and should not be relied upon by investors.
The underwriters have informed us that they do not expect to confirm sales of shares offered by this Prospectus to accounts over which they exercise discretionary authority.
Relationships
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.
•
Effective June 1, 2018, NLM and Westpark Capital entered into a consulting agreement pursuant to which NLM formalized arrangements with Westpark Capital with respect to certain consulting services provided and to be provided to NLM (the “Westpark Consulting Agreement”). Further to the Westpark Consulting Agreement, for consulting services, in August 2018 NLM issued Westpark Capital 79,114 shares of common stock. In addition, pursuant to the Westpark Consulting Agreement, NLM pays Westpark a cash consulting fee of  $1,000 per month.

•
Westpark Capital acted as placement agent in connection with a private placement of shares of common stock of NLM which took place between June and December 2018. In connection therewith, Westpark Capital was paid an aggregate of  $103,350 in the form of commissions and non-accountable expense allowance and was issued warrants to purchase up to 12,444 shares of NLM common stock at a per share exercise price of  $1.63.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS
The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Costa Mesa, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Schiff Hardin LLP, Washington, D.C.
EXPERTS
The financial statements of  (i) Moving iMage Technologies, LLC as of June 30, 2019 and 2018 and for the years then ended, (ii) Caddy Products, Inc. as of December 31, 2018 and 2017 and for the years then ended, and (iii) NLM Holding Co., Inc. as of December 31, 2018 and 2017 and for the years then ended, which includes an explanatory paragraph relating to NLM’s ability to continue as a going concern, included in this Prospectus have been audited by CohnReznick LLP, an independent registered public accounting firm, as stated in their reports appearing herein. Such financial statements have been so included in reliance upon the reports of such firm given its authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 (File Number 333-234159) under the Securities Act with respect to the Common Stock we are offering by this Prospectus. This Prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this Prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may also review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.
Upon the completion of the offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. Upon completion of the offering, you may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reported filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.
We also maintain a website at www.movingimagetech.com. Upon completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website is not a part of this Prospectus and the inclusion of our website address in this Prospectus is an inactive textual reference only.

MOVING IMAGE TECHNOLOGIES, LLC

FINANCIAL STATEMENTS

 June 30, 2019 and 2018

CONTENTS

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Members
Moving iMage Technologies, LLC
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Moving iMage Technologies, LLC (the “Company”) as of June 30, 2019 and 2018, and the related statements of operations, changes in members’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ CohnReznick LLP

We have served as the Company’s auditor since 2018.
Roseland, New Jersey
October 8, 2019

MOVING IMAGE TECHNOLOGIES, LLC
BALANCE SHEETS
(Dollars in thousands)
	June 30,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$582	$597
Accounts receivable, net	2,128	2,181
Inventories, net	1,683	2,199
Prepaid expenses and other	99	73
Due from related party	—	267
Total Current Assets	4,492	5,317
Non-Current Assets:
Property, plant and equipment, net	32	45
Other assets	188	17
Total Non-Current Assets	220	62
Total Assets	$4,712	$5,379
Liabilities And Members’ Equity (Deficit)
Current Liabilities:
Accounts payable	$2,926	$3,682
Accrued expenses	793	687
Customer deposits	1,011	840
Unearned warranty revenue	68	44
Total Current Liabilities	4,798	5,253
Members’ Equity (Deficit)	(86)	126
Total Liabilities and Members’ Equity (Deficit)	$4,712	$5,379
The accompanying Notes to Financial Statements are an integral part of these financial statements.

MOVING IMAGE TECHNOLOGIES, LLC
STATEMENTS OF OPERATIONS
(Dollars in thousands)
	Year Ended June 30, 2019	Year Ended June 30, 2018
Net sales	$20,269	$25,335
Cost of goods sold	15,032	20,013
Gross profit	5,237	5,322
Operating expenses:
Research and development	318	425
Selling and marketing	2,455	2,290
General and administrative	2,503	2,048
Total operating expenses	5,276	4,763
Operating income (loss)	(39)	559
Other expenses (income)
Interest and other income	(4)	(19)
Interest expense	—	1
Total other income	(4)	(18)
Net income (loss)	$(35)	$577
Pro Forma C Corporation Information (Unaudited) — See Note 8
Historical net income (loss) before income taxes	$(35)	$577
Pro forma provision (benefit) for income taxes	(10)	162
Pro forma net income (loss)	$(25)	$415
Pro forma net income (loss) per common share basic and diluted	$(.01)	$.08
Weighted average pro forma shares outstanding basic and diluted	4,923,654	4,923,654
The accompanying Notes to Financial Statements are an integral part of these financial statements.

MOVING IMAGE TECHNOLOGIES, LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
(Dollars in thousands)
Balance June 30, 2017	$162
Distributions	(613)
Net income	577
Balance June 30, 2018	126
Distributions	(177)
Net loss	(35)
Balance June 30, 2019	$(86)
The accompanying Notes to Financial Statements are an integral part of these financial statements.

MOVING IMAGE TECHNOLOGIES, LLC
STATEMENTS OF CASH FLOWS
(Dollars in thousands)
	Year Ended June 30, 2019	Year Ended June 30, 2018
Cash flows from operating activities:
Net income (loss)	$(35)	$577
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for (reversal of) doubtful accounts	(105)	32
Depreciation expense	17	16
Deferred rent	7	(8)
Changes in operating assets and liabilities:
Accounts receivable	158	(246)
Inventories	516	63
Prepaid expenses and other	(198)	(25)
Accounts payable	(755)	(182)
Accrued expenses	97	67
Unearned warranty revenue	24	(39)
Customer deposits	172	408
Net cash provided by (used in) operating activities	(102)	663
Cash flows from investing activities
Due from related party	167	(37)
Purchases of property, plant and equipment	(3)	(20)
Net cash provided by (used in) investing activities	164	(57)
Cash flows from financing activities
Member distributions	(77)	(613)
Net cash used in financing activities	(77)	(613)
Net (decrease) in cash	(15)	(7)
Cash, beginning of the year	597	604
Cash, end of the year	$582	$597
Non-cash operating/financing activities:
Distribution to member to settle related party receivable	$100	$—
Cash paid for interest	$—	$1
The accompanying Notes to Financial Statements are an integral part of these financial statements.

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES
Organization:   Moving iMage Technologies, LLC, (“MiT”) a Delaware limited liability company formed in September 2003 (the “Company”), designs, integrates, installs and distributes proprietary and custom designed equipment as well as off the shelf cinema products needed for contemporary cinema requirements. MiT offers single source solutions for cinema design, procurement, installation and service to the creative and production communities for screening, digital intermediate and other critical viewing rooms. MiT offers a wide range of technical, design and consulting services such as custom engineering, systems design, integration and installation, and digital technology, as well as software solutions for operations enhancement and theatre management. MiT also provides turnkey furniture, fixture and equipment services to commercial cinema exhibitors for new construction and remodels including design, consulting, installation and project management as well as procurement of seats, lighting, acoustical treatments, screens, projection and sound.
The Share Exchange:   In February 2019, NLM Holding Co., Inc. and MiT executed a Share Exchange Agreement further to which immediately prior to the effective date of this offering, NLM Holding Co., Inc. acquired all of the outstanding membership interests of MiT held by its members (the “Former Members”) in a share exchange treated as a reverse merger whereby the Former Members became the substantial holders of the outstanding common stock of NLM Holding Co., Inc., owning approximately 88% of the shares on a fully-diluted basis on the date of such exchange. For financial reporting purposes, MiT is considered the predecessor of NLM Holding Co., Inc. of the Share Exchange Agreement; NLM stockholders received 12% of the combined Company’s equity as defined in the Share Exchange Agreement.
As a result, current members of the Company collectively own approximately 88% and NLM stockholders collectively own approximately 12%, on a fully-diluted and pro-forma basis as described more fully in the Share Exchange Agreement.
The Acquisition:   On September 18, 2018, the Company signed a Term Sheet to acquire the certain assets of Caddy Products, Inc. (“Caddy”). On October 3, 2018, the Company signed a Management Services Agreement in which it manages Caddy until it completes the financing required to finalize the purchase of the Caddy assets, or June 30, 2019, whichever occurs first. In June 2019, the Company extended the agreement until July 31, 2019.
On July 28, 2019, the Company acquired certain assets of Caddy. Caddy designs, causes to be manufactured and distributes patented cup holders, trays, advertising displays and theater step and aisle lighting. Caddy products are utilized in over 270,000 facilities throughout more than 91 countries worldwide. Its markets include the cinema, sports stadiums, grocery, performing arts, worship and retail industries. Caddy was acquired for an aggregate purchase price of  $2.055 million, consisting primarily of a $.377 million Closing Promissory Note, a $1.178 million Promissory Note, a $.2 million Indemnity Promissory Note and contingent consideration valued at $.3 million as of the opening balance sheet date. The contingent consideration is based on the achievement of financial objectives during the 12-month period following the close of the transaction. The Company has not finalized its allocation of the purchase price for the Caddy acquisition as of the acquisition date based on its understanding of the fair value of the acquired assets and assumed liabilities.
Basis of Presentation:   The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements do not give effect to the completion of the Merger or the Acquisition.
Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities (including sales returns, bad debts,

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

inventory reserves, warranty reserves, and asset impairments), disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.
Concentration of Cash:   The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on its cash balances.
Accounts Receivable:   Accounts receivable are carried at original invoice amount less allowance for bad debts. Management determines the allowance for bad debts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding for more than 90 days past the customer’s granted terms. The Company does not charge interest on past due balances or require collateral on its accounts receivable. As of June 30, 2019 and 2018, the allowance for bad debts is approximately $203,000 and $362,000, respectively.
Inventories:   Inventories are stated at the lower of cost or net realizable value, with cost being determined on the First-in First-out cost method of accounting. The Company purchases finished goods and materials to assemble kits in quantities that it anticipates will be fully used in the near term. Changes in operating strategy, customer demand, and fluctuations in market values can limit the Company’s ability to effectively utilize all products purchased and can result in finished goods with above-market carrying costs which may cause losses on sales to customers. The Company’s policy is to closely monitor inventory levels, obsolescence and lower market values compared to costs and, when necessary, reduce the carrying amount of its inventory to its net realizable value. As of June 30, 2019 and 2018, inventory on hand was comprised primarily of finished goods ready for sale.
Deferred Offering Costs:   The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs (non-current) until such financings are consummated. After consummation of the equity financing, these costs are recorded in Members’ equity (deficit) as a reduction of proceeds received as a result of the offering. Should the equity financing for which those costs relate no longer be considered probable of being consummated, all deferred offering costs will be charged to operating expenses in the statement of operations at such time.
Revenue Recognition:   Revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the sales price is fixed or determinable, (3) collectability is reasonably assured, and (4) products have been shipped and the customer has taken ownership and assumed the risk of loss.
Under Accounting Standards Codification 605-25, a company needs to evaluate all the deliverables, or obligations, in an arrangement to determine whether they represent separate units of accounting. Under the guidance in ASC 605-25, a separate unit of accounting exists when and if a delivered item(s) within the arrangement meets all of the following criteria:
•
the delivered item has value on a standalone basis, meaning that the item could be sold separately, independent of the other deliverables;

•
there is “objective and reliable” evidence of fair value of the undelivered item; and

•
if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable.

The Company has concluded that agreements with customers include multiple deliverables and consideration is allocated to all units of accounting on the basis of their relative selling prices.

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

Product revenue is recognized once the product is shipped to the customer.
Revenue from maintenance support or managed service contracts is deferred and recognized as earned ratably over the service coverage periods.
Returns and Allowances:   The Company records allowances for discounts and product returns at the time of sale as a reduction of revenue as such allowances can be reliably estimated based on historical experience and known trends. The Company also offers product warranties and accrues its estimated exposure for warranty claims at the time of sale based upon the length of the warranty period, warranty costs incurred and any other related information known to the Company.
Shipping and Handling Costs:   Shipping and handling costs are included in cost of goods sold and are recognized as a period expense during the period in which they are incurred.
Advertising Costs:   Advertising costs of approximately $43,000 in 2019 and $53,000 for 2018 are expensed as incurred within selling and marketing expenses.
Income Taxes:   The Company is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, there is no recognition of federal or state income taxes in the accompanying financial statements. Any uncertain tax position taken by the members is not an uncertain position of the Company.
In accordance with the operating agreement of MiT, to the extent possible without impairing the Company’s ability to continue to conduct its business and activities, and in order to permit its members to pay taxes on the taxable income of the Company, MiT makes distributions to members in the amounts equal to the estimated tax liability of its members computed as if members paid income tax at the highest marginal federal and state rate applicable to an individual resident of Fountain Valley, CA. Distributions of approximately $177,000 in 2019 and $613,000 in 2018 were made to the members.
Product Warranty:   The Company’s digital equipment products are sold under various limited warranty arrangements ranging from one year to three years. Company policy is to establish reserves for estimated product warranty costs in the period when the related revenue is recognized. The Company has the right to return defective products for up to three years, depending on the manufacturers’ individual policies. As of June 30, 2019 and 2018, the Company has established a warranty reserve of  $111,000 and $118,000, respectively, which is included in accrued expenses in the accompanying balance sheets.
Research and Development:   The Company incurs costs to develop new products, as well as improve the appeal and functionality of its existing products. Research and development costs are charged to expense when incurred.
Subsequent Events:   The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events were reviewed through the date of this filing.
On July 28, 2019, the Company acquired certain assets of Caddy. See The Acquisition included in this Note 1 above for further details.
Recently Issued Accounting Pronouncements:   In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective in the Company’s 2020 fiscal year and requires either a retrospective or a modified retrospective approach to adoption. In anticipation of the Merger, the Company has not yet selected a transition method or evaluated the effect that the updated standard will have.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early application is permitted. ASU 2016-02 requires modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company has not yet evaluated the impact of this standard.
Other pronouncements issued by the FASB with future effective dates are either not applicable or not significant to the financial statements of the Company.
NOTE 2 — PROPERTY AND EQUIPMENT
Property and equipment consist of the following (in thousands):
	June 30, 2019	June 30, 2018
Leasehold improvements	$202	$202
Furniture and fixtures	45	45
Production equipment	66	66
Computer equipment	39	33
Other equipment	114	133
	466	479
Accumulated depreciation	434	434
Net property and equipment	$32	$45
Depreciation expense related to property and equipment was $17,000 in 2019 and $16,000 in 2018.
Depreciation of property, plant and equipment is calculated using the straight-line method to allocate their depreciable amounts over their estimated useful lives as follows:
Useful Lives
Leasehold improvements	5 years
Furniture and fixtures	5 years
Production equipment	3 – 7 years
Computer equipment	3 years
Other equipment	3 – 7 years

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — ACCRUED EXPENSES
Accrued expenses consist of the following (in thousands):
	June 30, 2019	June 30, 2018
Employee compensation	$230	$229
Others	563	458
Total	$793	$687
NOTE 4 — MEMBERS’ EQUITY
As of June 30, 2019, the Company had one class of membership units outstanding, consisting of 10,000 Class B Voting Membership Units.
NOTE 5 — RELATED PARTY TRANSACTIONS
In August 2016, the Company extended a discretionary revolving line of credit (Revolving Credit Loan) to Joe Delgado, Executive Vice President, Sales and Marketing, of up to Two Hundred Thousand Dollars ($200,000) pursuant to which the Company may, in its reasonable discretion and on the terms and conditions of the agreement, make advances to Mr. Delgado on any business day during the period from June 1, 2016 and ending on the earlier of June 30, 2017 or the date on which the Company terminates pursuant to default. The line is collateralized by a security interest equal to 50% of Mr. Delgado’s interest in the Company. On June 30, 2017, the amount outstanding including accrued interest was $230,151, and the Company agreed to add $30,351 to a new note and extend $200,000 until August 9, 2018, at which time it was paid off.
In July 2017, a new discretionary line of credit was extended by the Company to Mr. Delgado in the amount of One Hundred Thousand Dollars ($100,000) under the same terms as the Revolving Credit Loan, except that the new line is collateralized by a $100,000 security interest in Mr. Delgado’s ownership interest. The Company later agreed to make additional advances to Mr. Delgado under the same terms of this line of credit. The outstanding balance of the two notes as of June 30, 2018 was $267,000 which are recorded in the balance sheet as a separate line item under Due from related party. In January 2019, the outstanding balance on the new line of credit was approximately $100,000, at which time Mr. Delgado repaid the outstanding amount by surrendering 1% of his ownership in the Company.
The Company sold goods and services to an entity owned by the Company’s Chairman of the Board, Phil Rafnson, of  $447,553 from November 2018 through February 2019. At June 30, 2019, the Company had a receivable balance of  $64,411 pertaining to these related party sales.
NOTE 6 — CUSTOMER AND VENDOR CONCENTRATIONS
Customers:   No customers accounted for more than 10% of the Company’s sales for the years ended June 30, 2019 and 2018.
Vendors:   Approximately 12% and 12% of the Company’s purchases were provided by two vendors for the year ended June 30, 2019. At June 30, 2019, the amount in outstanding payables related to these two vendors was approximately $449,000.
Approximately 15% and 12% of the Company’s purchases were provided by two vendors for the year ended June 30, 2018. At June 30, 2018, the amount in outstanding payables related to these two vendors was approximately $521,000.

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — COMMITMENTS AND CONTINGENCIES
Operating Leases:   The Company occupies an executive office and warehouse space in Fountain Valley, CA, pursuant to separate lease agreements. Rent expense was $260,000 in 2019 and $244,000 in 2018.
In September 2018, the Company reached an agreement to extend the executive office lease effective February 1, 2019 by an additional five years. The monthly rent payable for the first year of the newly extended term is $12,620 and will be increased by 3% on each anniversary date.
Also, in September 2018, the Company reached an agreement to extend the warehouse lease effective February 1, 2019 by an additional five years. The monthly rent payable for the first year of the newly extended term is $9,465 and will be increased by 3% on each anniversary date.
Future minimum lease payments under these arrangements are as follows:
Operating leases	(in 000’s) Total Payments
2020	$268
2021	276
2022	285
2023	293
2024	175
Total future minimum lease payments	$1,297
Legal Matters:   From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.
NOTE 8 — PRO FORMA INCOME TAXES AND INCOME PER SHARE (unaudited)
Immediately prior to the effectiveness of the Company’s offering statement on Form S-1, the Company will convert into a Delaware C-corporation and will be subject to federal and state income taxes. Accordingly, a pro forma income tax provision has been disclosed as if the Company was a corporation for all periods presented. For the purposes of the pro forma tax provision, we have applied a 28% combined federal and state income rate.
A pro forma net loss or income per common share has been disclosed for the years ended June 30, 2019 and 2018 assuming that an appropriate exchange ratio will be used to exchange the Class B Membership Interests for shares of common stock at the time of the proposed initial public offering such that the number of shares of common stock outstanding on a fully-diluted basis will be 5,000,000 immediately prior to the effective date of the offering. Pro forma basic net income or loss per common share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding during the periods.

Independent Auditor’s Report
To the Stockholders
Caddy Products, Inc.
We have audited the accompanying financial statements of Caddy Products, Inc., which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Caddy Products, Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ CohnReznick LLP
Roseland, New Jersey
June 10, 2019, except for the effects of the matters discussed in the third paragraph of Note 1 which is as of July 28, 2019.

CADDY PRODUCTS, INC.
BALANCE SHEETS
(Dollars in thousands)
	June 30, 2019	December 31,
		2018	2017
	(UNAUDITED)
ASSETS
Current assets
Cash	$99	$54	$16
Other assets	90	11	—
Accounts receivable	207	133	149
Total current assets	396	198	165
Property, plant and equipment, net	63	106	213
Total assets	$459	$304	$378
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$106	$39	$12
Accrued expenses	2	11	28
Line of credit	—	—	50
Total current liabilities	108	50	90
Related party note payable	—	—	20
Common stock – no par value, 1,000 shares outstanding at December 31, 2017 and 2018, and June 30, 2019	—	—	—
Retained earnings	351	254	268
Stockholders’ equity	351	254	268
Total liabilities and stockholders’ equity	$459	$304	$378
The accompanying Notes to Financial Statements are an integral part of these financial statements.

CADDY PRODUCTS INC.
STATEMENTS OF OPERATIONS
(Dollars in thousands)
	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018	Year Ended December 31, 2018	Year Ended December 31, 2017
	(UNAUDITED)	(UNAUDITED)
Net sales	$1,002	$1,017	$1,892	$2,259
Cost of goods sold	654	590	1,176	1,352
Gross profit	348	427	716	907
Operating expenses
Selling, general and administrative	254	286	683	886
Total operating expenses	254	286	683	886
Operating profit	94	141	33	21
Other expense (income)
Interest expense	—	1	1	—
Interest and other (income)	(3)	(9)	20	(22)
Total other expense (income)	(3)	(8)	21	(22)
Net income (loss)	$97	$149	$12	$43
The accompanying Notes to Financial Statements are an integral part of these financial statements.

CADDY PRODUCTS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands)
Balance December 31, 2016	$258
Distributions	(33)
Net Loss	43
Balance December 31, 2017	268
Distributions	(26)
Net Income	12
Balance December 31, 2018	254
Distributions (UNAUDITED)	—
Net income (UNAUDITED)	97
Balance June 30, 2019 (UNAUDITED)	$351
The accompanying Notes to Financial Statements are an integral part of these financial statements.

CADDY PRODUCTS, INC.
STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(UNAUDITED)
	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018	Year Ended December 31, 2018	Year Ended December 31, 2017
	(UNAUDITED)	(UNAUDITED)
Cash flows from operating activities
Net income	$97	$149	$12	$43
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	43	75	119	146
Changes in operating assets and liabilities:
Accounts receivable	(74)	10	17	49
Other assets	(79)		(11)	—
Accounts payable	67	65	27	(42)
Accrued expenses	(9)	(27)	(19)	(13)
Net cash provided by operating activities	45	272	145	183
Cash flows from investing activities
Purchases of property, plant and equipment	—	(11)	(11)	(87)
Net cash used in investing activities	—	(11)	(11)	(87)
Cash flows from financing activities
Due from related party	—	—	(20)	—
Payments of related party notes payable	—	—	—	8
Line of credit	—	(50)	(50)	(55)
Stockholder distributions	—	(40)	(26)	(33)
Net cash used in financing activities	—	(90)	(96)	(80)
Net increase in cash	45	171	38	16
Cash, beginning of the period	54	16	16	—
Cash, end of the period	$99	$187	$54	$16
Supplemental disclosure of cash flow information
Cash paid during the year and for the period:
Interest	$—	$—	$1	$6
The accompanying Notes to Financial Statements are an integral part of these financial statements.

CADDY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES
Organization:   Caddy Products, Inc. (“Caddy” or the “Company”), a Minnesota S corporation (formed in October 2002), is a leader in design, development and the manufacturing of innovative products for the entertainment, cinema, grocery, worship, restaurant, sports and restroom industries.
The Acquisition:   In September 18, 2018, the Company signed a Term Sheet to sell the assets of the Company to Moving iMage Technologies, LLC (“MiT”). On October 3, 2018, the Company signed a Management Services Agreement in which MiT will manage the Company until the completion of MiT’s financing required to finalize the sale of the assets, or June 30, 2019, whichever comes first. In June 2019, the Company extended the agreement until July 31, 2019.
On July 28, 2019, the Company sold certain assets to MiT for an aggregate amount of  $2.055 million, consisting primarily of a $.377 million Closing Promissory Note, a $1.178 Mil Balance Promissory Note, a $.2 Mil Indemnity Promissory Note and contingent consideration valued at $.3 million as of the opening balance sheet date. The contingent consideration is based on the achievement of financial objectives during the 12-month period following the close of the transaction.
Basis of Presentation:   The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements do not give effect to the completion of the Merger or the Acquisition.
Unaudited Interim Financial Statements:   The accompanying interim balance sheet as of June 30, 2019, the statements of operations, the statement of changes in stockholders’ equity and statements of cash flows for the six months ended June 30, 2019 and 2018, and the financial data and other information disclosed in these notes related to the six months ended June 30, 2019 and 2018 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2019, and the results of its operations and its cash flows for the six months ended June 30, 2019 and 2018. The results as of and for the six months ended June 30, 2019 and 2018 are not necessarily indicative of the results to be expected for the year ended December 31, 2019, any other interim periods, or any future year or period.
Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities (including sales returns, bad debts, warranty reserves, and asset impairments), disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.
Concentration of Cash:   The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on its cash balances.
Accounts Receivable:   Accounts receivable are carried at original invoice amount. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding for more than 90 days past the customer’s granted terms. The Company does not charge interest on past due balances or require collateral on its accounts receivable. As of December 31, 2018 and 2017, and June 30, 2019, the Company has determined that no allowance is deemed necessary.

CADDY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

Revenue Recognition:   Revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the sales price is fixed or determinable, (3) collectability is reasonably assured, and (4) products have been shipped and the customer has taken ownership and assumed the risk of loss.
Product revenue is recognized once the product is shipped to the customer. Revenue is reduced by sales returns and allowances.
Shipping and Handling Costs:   The Company charges its customers for shipping and handling at the time of invoicing.
Income Taxes:   The Company is an S Corporation and, as such, is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the stockholders. As such, no recognition of federal or state income taxes for the Company that are organized as S corporations have been provided for in the accompanying financial statements. Any uncertain tax position taken by the stockholders is not an uncertain position of the Company.
In accordance with the operating agreement of Caddy, to the extent possible without impairing the Company’s ability to continue to conduct its business and activities, and in order to permit its stockholders to pay taxes on the taxable income of the Company, Caddy makes distributions to the stockholders in the amounts equal to the estimated tax liability of the stockholder computed as if the member paid income tax at the highest marginal federal and state rate applicable to an individual resident of Palm Desert, California in the event that taxable income is generated for the stockholders. Distributions of approximately $33,000 and $26,000 were made to stockholders in 2017 and 2018, respectively. There were no distributions for the six months ended June 30, 2019 (unaudited).
Subsequent Events :    The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events were reviewed through October 8, 2019, the date of this filing.
On July 28, 2019, the Company sold certain assets to Moving iMage Technologies, LLC. (“MiT”) for an aggregate purchase price of  $2.055 million, consisting primarily of a $.377 million Closing Promissory Note, a $1.178 Mil Balance Promissory Note, a $.2 Mil Indemnity Promissory Note and contingent consideration valued at $.3 million as of the opening balance sheet date. The contingent consideration is based on the achievement of financial objectives during the 12-month period following the close of the transaction.
Recently Issued Accounting Pronouncements:   In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for the fiscal year ending 2019 and requires either a retrospective or a modified retrospective approach to adoption. In anticipation of the Merger, the Company has not yet selected a transition method or evaluated the effect that the updated standard would have.

CADDY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early application is permitted. ASU 2016-02 requires modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief.
Other pronouncements issued by the FASB with future effective dates are either not applicable or not significant to the financial statements of the Company.
NOTE 2 — PROPERTY AND EQUIPMENT
Property and equipment consist of the following (in thousands):
	December 31,
	2018	2017
Molds	$3,047	$3,034
Furniture and fixtures	163	163
Leasehold improvements	82	82
Computer equipment	126	126
Other equipment	67	67
	3,485	3,472
Accumulated depreciation	3,379	3,259
Net property and equipment	$106	$213
Depreciation expense related to property and equipment was approximately $119,000 in 2018, $146,000 in 2017, and $43,000 and $75,000 for the six months ended June 30, 2019 and 2018, respectively (unaudited).
Depreciation of property, plant and equipment is calculated using the straight-line method to allocate their depreciable amounts over their estimated useful lives as follows:
Useful Lives
Leasehold improvements	5 years
Furniture and fixtures	5 years
Molds	3 years
Computer equipment	3 years
Other equipment	3 — 7 years
NOTE 3 —  DEBT FINANCING
Credit Facility:   In July 2016, the Company secured a line of credit with Wells Fargo through July 2017. In July 2017, the Company renewed the line until July 2018. The line provides for maximum funding of  $105,000 at an interest rate equal to the greater of Prime plus 0.750% or a flat rate of 5% on the outstanding balance. The balances outstanding under this Facility as of December 31, 2017 was $50,000. The balance was paid in full and closed in July 2018.
Note Payable:   In September 2016, the Company obtained a noninterest-bearing loan from the owner. In December 2017, a related party rent payment was added to the note. The balance outstanding as of December 31, 2017 was $20,200. The balance was repaid in full as of December 31, 2018.

CADDY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS
The Company occupied an executive office in Palm Desert, CA, pursuant to month to month lease agreement with the owner. In November 2018, the Company vacated the property and operations moved to the Moving iMage Technologies facility in Fountain Valley, CA. Rent expense totaled approximately $54,000 and $68,000 in 2018 and 2017, respectively. Rent expense for the six months ended June 30, 2019 relating to this lease is approximately $32,000.
NOTE 5 — CUSTOMER AND VENDOR CONCENTRATIONS
Customers:   There were two customers that accounted for 54% and 14% of the Company’s sales for the six months ended June 30, 2019 (unaudited). At June 30, 2019 (unaudited), the amount included in outstanding accounts receivable related to these two customers was approximately $125,000.
There were two customers that accounted for 46% and 15% of the Company’s sales for the year ended December 31, 2018. At December 31, 2018, the amount included in outstanding accounts receivable related to these two customers was approximately $73,000.
There were three customers that accounted for 43%, 18%, and 12% of the Company’s sales for the year ended December 31, 2017. At December 31, 2017, the amount included in outstanding accounts receivable related to these three customers was approximately $76,000.
Vendors:   Approximately 77% of the Company’s purchases were provided by one vendor for the six months ended June 30, 2019 (unaudited). At June 30, 2019 (unaudited), the amount in outstanding payables related to this vendor was approximately $88,000.
Approximately 74% of the Company’s purchases were provided by one vendor for the year ended December 31, 2018. At December 31, 2018, there were no outstanding payables related to this vendor.
Approximately 77% of the Company’s purchases were provided by one vendor for the year ended December 31, 2017. At December 31, 2017, the amount in outstanding payables related to this vendor was approximately $9,000.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Operating Leases:   The Company occupied an executive office in Palm Desert, CA, pursuant to month-to-month lease agreement (see related party footnotes). Rent expense totaled approximately $54,000 and $59,000 in 2018 and 2017, respectively. No rent expense was incurred for the six months ended June 30, 2019 as the Company vacated the property in November 2018. Rent expense for the six months ended June 30, 2018 (unaudited) relating to this lease is approximately $32,000. Monthly rent charged to operations was as follow:
January 1, 2016 through July 31, 2017	$4,581
August 1, 2017 through November 15, 2018	$5,377
Legal Matters:   From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.
Royalties:   The Company (“Licensor”) entered into an agreement effective April 28, 2009 with American Seating Company (“Licensee”). The agreement Grants the Licensee a non-exclusive license to make, use, offer to sell, sell and import certain patented products. Under the agreement, the Licensee will pay the Company a royalty of one dollar and twenty-five cents ($1.25) per item sold. Royalty income related to this agreement was $17,211 in 2017. There was no related income in 2018 and for the six months ended June 30, 2019 and 2018, respectively.

CADDY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (continued)

The Company (“Licensor”) entered into an agreement effective July 1, 2011 with 21st Century Plastics (“Licensee”). The agreement requires the Licensee to pay a royalty, which varies by product, on certain patented products. Royalty income related to this agreement was $15,763 and $16,084 in 2018 and 2017, respectively. There was no royalty income for the six months ended June 30, 2019. Royalty income for the six months ended June 30, 2018 (unaudited) was $10,979.
NOTE 7 — OTHER ASSETS
Other assets is comprised of a receivable from MiT related to a transfer of funds in advance of severance payments made by MiT to former Caddy employees in conjunction with the Asset Purchase Agreement. See “The Acquisition” above for further details. The funds were not distributed as of June 30, 2019.

NLM HOLDING CO. INC. FINANCIAL STATEMENTS

Independent Auditor’s Report
To the Board of Directors
NLM Holding Co., Inc.
We have audited the accompanying financial statements of NLM Holding Co., Inc., which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NLM Holding Co., Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
On January 29, 2018, as described in Note 1, Monster Digital, Inc. spun-off principally all the assets of Monster Digital, Inc. and merged the remaining assets with IB Pharmaceuticals Inc. (formerly known as Innovate Biopharmaceuticals, Inc.).
Substantial doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As further discussed in Note 2 to the accompanying financial statements, the Company has incurred net losses and negative cash flows from operating activities for the year ended December 31, 2018 and has an accumulated deficit as of December 31, 2018. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ CohnReznick LLP
Roseland, New Jersey
June 10, 2019

NLM HOLDING CO., INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value)
	June 30, 2019	December 31, 2018	December 31, 2017
	(unaudited)		(Note 1)
ASSETS
Current assets
Cash	$12	$202	$426
Accounts receivable, net of allowances of $25, $29 and $271, respectively	—	—	90
Inventories	—	—	101
Prepaid expenses and other	2	2	46
Total current assets	14	204	663
Deposits and other assets	—	—	14
Total assets	$14	$204	$677
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$66	$23	$441
Accrued expenses	100	160	690
Customer refund	—	—	125
Due to related parties	—	—	33
Notes payable	138	38	1,359
Total current liabilities	304	221	2,648
Commitments and contingencies
Shareholders’ deficit
Common stock; $.0001 par value; 100,000,000 shares authorized; 94,784,166, 94,784,166 and 0 shares issued and outstanding, respectively	10	10	—
Additional paid-in capital	1,391	1,391	—
Net deficit – Monster Digital	—	—	(1,971)
Accumulated deficit	(1,691)	(1,418)	—
Total shareholders’ deficit	(290)	(17)	(1,971)
Total liabilities and shareholders’ deficit	$14	$204	$677
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NLM HOLDING CO., INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share)
	For the Six Months Ended		For the Years Ended
	June 30, 2019	June 30, 2018	December 31, 2018	December 31, 2017
	(unaudited)			(Note 1)
Net sales	$—	$61	$70	$1,883
Cost of goods sold	—	101	111	1,947
Gross profit (loss)	—	(40)	(41)	(64)
Operating expenses
Research and development	—	—	—	190
Selling and marketing	—	31	31	1,428
General and administrative	273	638	1,471	4,984
Trademark impairment	—	—		2,286
Total operating expenses	273	669	1,502	8,888
Operating loss	(273)	(709)	(1,543)	(8,952)
Other (income) expense, net
Interest and finance expense	—	489	489	93
Gain on extinguishment of debt	—	—	—	(200)
Gain on settlement of customer refund	—	—	—	(920)
Total other (income) expense	—	489	489	(1,027)
Loss before income taxes	(273)	(1,198)	(2,032)	(7,925)
Provision for income taxes	—	3	3	—
Net loss	(273)	(1,201)	(2,035)	(7,925)
Warrant tender offer inducement charge	—	—	—	896
Net loss attributable to common shareholders	$(273)	$(1,201)	$(2,035)	$(8,821)
Weighted average loss per share
Weighted average basic and diluted	$(0.00)	$(0.05)	$(0.04)	$(9.36)
Weighted average shares used in computation	94,784	23,374	48,571	942
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NLM HOLDING CO., INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)
(Dollars in thousands)
	Common Stock		Additional Paid-in Capital	Net Equity (Deficit) Monster Digital	Accumulated Deficit	Shareholders’ Equity (Deficit)
	Shares	Amount
Balance December 31, 2016	—	$—	$—	$2,490	$—	$2,490
Parent issuance of common stock in connection with warrant exercise, net of issuance costs	—	—	—	1,190	—	1,190
Conversion of related party debt to parent equity	—	—	—	100	—	100
Parent issuance of common stock pursuant to debt payment agreement	—	—	—	600	—	600
Parent issuance of common stock, net of issuance costs	—	—	—	419	—	419
Parent company warrants issued in connection with convertible notes	—	—	—	44	—	44
Amortization of non-cash stock-based compensation	—	—	—	1,111	—	1,111
Net loss	—	—	—	(7,925)	—	(7,925)
Balance December 31, 2017	—	—	—	(1,971)	—	(1,971)
Issuance of common stock, net of issuance costs	57,250,000	6	1,002	—	—	1,008
Issuance of common stock for investment services rendered	12,500,000	1	249	—	—	250
Issuance of common stock for officers and employees	6,400,000	1	127	—	—	128
Liabilities transferred in connection with spin-off	—	—	—	1,000	—	1,000
Transfer from parent	—	—	—	275	—	275
Liabilities settled with issuance of common stock	—	—	—	94	—	94
Effect of spin-off from Monster Digital and conversion of notes payable	18,634,166	2	(249)	776	—	529
Beneficial conversion charge	—	—	—	443	—	443
Amortization of non-cash stock-based compensation	—	—	262	—	—	262
Net loss	—	—	—	(617)	(1,418)	(2,035)
December 31, 2018	94,784,166	10	1,391	—	(1,418)	(17)
Net loss	—	—	—	—	(273)	(273)
June 30, 2019	94,784,166	$10	$1,391	$—	$(1,691)	$(290)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NLM HOLDING CO., INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018	Years Ended December 31,
			2018	2017
	(unaudited)	(unaudited)		(Note 1)
Cash flows from operating activities
Net loss	$(273)	$(1,201)	$(2,035)	$(7,925)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	—	262	640	1,111
Beneficial conversion charge	—	443	443	—
Non-cash interest related to debt conversion	—	44	44	—
Amortization	—	—	—	141
Trademark impairment	—	—	—	2,286
Gain on settlement of customer refund	—	—	—	(920)
Gain on extinguishment of debt	—	—	—	(200)
Provision for doubtful accounts	—	13	13	20
Changes in operating assets and liabilities:
Accounts receivable	—	61	77	746
Inventories	—	91	101	1,004
Prepaid expenses and other	—	11	59	573
Accounts payable	43	(200)	(260)	173
Accrued expenses	(60)	(470)	(506)	(805)
Customer refund	—	(50)	(50)	(195)
Due to related parties	—	(33)	(33)	(11)
Net cash used in operating activities	(290)	(1,029)	(1,507)	(4,002)
Cash flows from financing activities
Issuance of common stock, net of issuance cost	—	475	1,008	419
Issuance of common stock in connection with warrant exercise	—	—	—	1,190
Proceeds from issuance of convertible notes	100	—	—	1,346
Debt discount	—	—	—	(80)
Proceeds from credit facility	—	—	—	168
Payments on credit facility	—	—	—	(168)
Short-term loan – related party	—	—	—	100
Transfer from parent	—	275	275	—
Net cash provided by financing activities	100	750	1,283	2,975
Net decrease in cash	(190)	(279)	(224)	(1,027)
Cash, beginning of the period	202	426	426	1,453
Cash, end of the period	$12	$147	$202	$426
Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$—	$—	$—	$6
Income taxes	$—	$3	$3	$—
Non-cash investing and financing activities:
Conversion of related party debt into equity	$—	$—	$—	$100
Warrant issued in connection with notes payable	$—	$—	$—	$44
Exchange of debt for equity	$—	$—	$—	$600
Liabilities settled with issuance of common stock	$—	$94	$94	$—
Liabilities transferred in connection with spin-off	$—	$1,000	$1,000	$—
Effect of spin-off from Monster Digital and conversion of notes payable	$—	$528	$528	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NLM HOLDING CO., INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES
Organization:   NLM Holding Co., Inc. (“NLM”), a Delaware corporation (formed in September 2017), and its subsidiary, SDJ Technologies, Inc. (“SDJ”) (collectively referred to as the “Company”), was operating as an importer of high-end memory storage products, flash memory and action sports cameras. Prior to the Reverse Merger transaction that occurred on January 29, 2018 (the “Merger”) as described below, the parent company of SDJ was Monster Digital, Inc. and the products of that entity were being sold under the Monster Digital brand name acquired under a long-term licensing agreement with Monster, Inc. The licensing agreement was terminated in December 2017. Subsequent to the Merger, the Company has ceased delivery of its products to customers and is winding down activities in the consumer electronics market place.
Reverse Merger:   On January 29, 2018, Monster Digital, Inc. completed a Reverse Merger with Innovate Biopharmaceuticals, Inc. (“Innovate”). The Merger Agreement is filed as Exhibit 2.1 to the Monster Digital, Inc. Form 8K filed with the Securities and Exchange Commission on July 6, 2017.
On September 27, 2017, Monster Digital, Inc. transferred all of its businesses and assets, including all shares of SDJ Technologies, Inc., and those liabilities of the Company not to be assumed by Innovate further to the Merger to MD Holding Co. Inc., a wholly owned subsidiary. On January 26, 2018, the name MD Holding Co., Inc. was changed to NLM Holding Co., Inc. The shares of NLM Holding Co., Inc. were spun off pro rata to holders of the Monster Digital Inc. common stock immediately prior to the Merger (the “Spin Off”) resulting in the issuance of 18,634,166 shares of the common stock of NLM Holding Co., Inc. Innovate assumed $1 million of SDJ liabilities pursuant to the Merger.
Basis of Presentation:   The consolidated financial statements of NLM and its subsidiary SDJ have been prepared in accordance with accounting principles generally accepted in the United States of America.
The consolidated financial statements for the six months ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017 reflect the results of operations, changes in shareholders’ deficit and cash flows, and the financial position as of June 30, 2019 and 2018 and December 31, 2018 and 2017 of the business that was spun-off pursuant the Merger with Innovate as if the NLM were a stand-alone entity for these periods. The 2018 and 2017 consolidated financial statements have been prepared using the historical basis in the assets and liabilities and historical result of operations related to the Company business. The 2018 and 2017 consolidated financial statements also reflect the assumption of certain liabilities by Innovate. Changes in additional paid-in capital and shareholders’ net investment in 2018 and 2017 represent Monster Digital’s contribution of its net investment after giving effect to the net loss of NLM plus net cash transfers and benefits of the Merger that include the assumption of liabilities by Innovate. The NLM balance sheet at December 31, 2017, statement of operations and cash flow for the year ended December 31, 2017, are derived from Monster Digital, Inc.’s December 31, 2017 audited financial statements adjusted for any assets or liabilities that were not part of NLM Holding Co., Inc.
Management believes the allocations reflected in the 2018 and 2017 consolidated financial statements are reasonable, however, the financial statements may not necessarily reflect the consolidated results of NLM’s operations, financial position, changes in shareholders’ (deficit) or cash flows in the future or what they would have been had NLM been a separate, stand-alone company during such periods.
Principles of Consolidation:   The consolidated financial statements include the accounts of NLM and SDJ. All significant intercompany transactions have been eliminated in consolidation.
Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities (including sales returns, price

NLM HOLDING CO., INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

protection allowances, bad debts, inventory reserves, warranty reserves, and asset impairments), disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.
Concentration of Cash:   The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on its cash balances.
Accounts Receivable:   Accounts receivable are carried at original invoice amount less allowance for doubtful accounts. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding for more than 90 days past the customer’s granted terms. The Company does not charge interest on past due balances or require collateral on its accounts receivable. As of June 30, 2019 (unaudited), December 31, 2018 and December 31, 2017, the allowance for doubtful accounts was approximately $25,000, $29,000 and $271,000, respectively.
Inventories:   Inventories are stated at the lower of cost or market, with cost being determined on the weighted average cost method of accounting. The Company purchases finished goods and materials to assemble kits in quantities that it anticipates will be fully used in the near term. Changes in operating strategy, customer demand, and fluctuations in market values can limit the Company’s ability to effectively utilize all products purchased and can result in finished goods with above-market carrying costs which may cause a write-down of inventory. The Company’s policy is to closely monitor inventory levels, obsolescence and lower market values compared to costs and, when necessary, reduce the carrying amount of its inventory to its market value. During the year ended December 31, 2018, the Company closed its warehouse and all inventory was sold or written off. As of December 31, 2017, inventory on hand is comprised primarily of finished goods ready for sale and packaging and supplies.
Fair Value of Financial Instruments:   Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Fair value is based on a hierarchy of valuation techniques, which is determined on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own market assumptions. These two types of inputs create a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1:
Quoted prices for identical instruments in active markets.

Level 2:
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3:
Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amount for other financial instruments, which include cash, accounts receivable and accounts payable, approximate fair value based upon their short-term nature and maturity.

NLM HOLDING CO., INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

Revenue Recognition:   The Company is no longer engaged in selling activities and has no inventory and no accounts receivable. Previously, revenue was realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the sales price is fixed or determinable, (3) collectability is reasonably assured, and (4) products have been shipped and the customer has taken ownership and assumed the risk of loss. Distributors and retailers took full ownership of their product upon delivery and sales were fully recognized at that time.
Revenue was reduced by reserves for price protection, sales returns, allowances and rebates. The Company maintains reserves for potential warranty returns and reserve estimates are based upon historical data as well as projections of sales, customer inventories, market conditions and current contractual sales terms. The reserve is then reduced by actual credits given to these customers at the time the credits are issued. We calculate the allowance for doubtful accounts and provision for sales returns and rebates based on management’s estimate of the amount expected to be uncollectible or returned on specific accounts. We provided for future returns, price protection and rebates at the time the products were sold. We calculated these estimates of future returns of product by analyzing units shipped, units returned and point of sale data to ascertain consumer purchases and inventory remaining with retail to establish anticipated returns.
The Company also has offered market development credits (“MDF credits”) to certain of its customers. These credits are also charged against revenue and do continue to occur on a limited basis.
Shipping and Handling Costs:   Historically, the Company has not charged its customers for shipping and handling costs, which is a component of marketing and selling expenses. There were no such costs incurred in the six months ended June 30, 2019 (unaudited) and 2018 and in the year ended December 31, 2018. There were $87,000 of such costs incurred in the year ended December 31, 2017.
Income Taxes:   Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax basis of assets and liabilities and net operating loss carryforwards, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.
The Company uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more likely than not to be realized upon settlement. As of June 30, 2019 and December 31, 2018, there are no known uncertain tax positions.
The Company’s policy is to classify the liability for unrecognized tax benefits as current to the extent that it is more likely than not to be realized upon settlement and to the extent that the Company anticipates payment (or receipt) of cash within one year. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in the tax provision.
Product Warranty:   The Company’s memory products are sold under various limited warranty arrangements ranging from one year on action sports cameras, three years to five years on solid state drives and a limited lifetime warranty on all other products. Company policy is to establish reserves for estimated product warranty costs in the period when the related revenue is recognized. The Company has the right to return defective products to the manufacturer. As of June 30, 2019 (unaudited), December 31, 2018 and December 31, 2017, the Company has established a warranty reserve of  $6,000, $30,000 and $101,000, respectively. The warranty reserve is included in accrued expenses in the accompanying consolidated balance sheets.

NLM HOLDING CO., INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

Research and Development:   There were no research and development activities during the six months ended June 30, 2019 and 2018 and in the year ended December 31, 2018. There were $150,000 of research and development cost related primarily to compensation cost in the year ended December 31, 2017. Research and development costs were charged to expense when incurred.
Earnings (Loss) per Share:   Basic earnings (loss) per share is calculated by dividing net earnings (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is calculated similarly but includes potential dilution from the exercise of common stock warrants and options and conversion of debt to equity, except when the effect would be anti-dilutive. Earnings (loss) per share are computed using the “treasury stock method.” At June 30, 2019 and December 31, 2018, outstanding warrants to acquire 826,316 shares of common stock are excluded from the computation of diluted loss per share because their effect was anti-dilutive. The warrants were issued pursuant to a private placement as discussed in Note 6.
Recently Issued Accounting Pronouncements — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for the annual period beginning after December 31, 2018 and requires either a retrospective or a modified retrospective approach to adoption. We have not yet selected a transition method and are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early application is permitted. ASU 2016-02 requires modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact the standard may have on its consolidated financial statements and related disclosures.
Other pronouncements issued by the FASB with future effective dates are either not applicable or not significant to the consolidated financial statements of the Company.
NOTE 2 — GOING CONCERN
As of and for the six months ended June 30, 2019 and the year ended December 31, 2018, the Company has incurred losses of approximately $273,000 and $2.0 million, respectively, and has negative operating cash flows, a working capital deficit and shareholders’ deficit. These circumstances raise substantial doubt as to the Company’s ability to continue as a going concern. In response to this uncertainty, Management has taken certain measures to date in 2019 and has plans for the remainder of 2019, with the objective of alleviating this concern. They include the following:
•
In the year ended December 31, 2018, the Company raised approximately $1.0 million, net of offering costs, upon the issuance of restricted stock. During the six months ended June 30, 2019, the Company raised approximately $100,000 upon issuance of convertible notes payable (see Note 4). The Company continues to seek funding through similar means in order to support its operations.

NLM HOLDING CO., INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — GOING CONCERN (continued)

•
The Company has entered into an agreement that is intended to culminate in a merger as well as a spin-off of its SDJ subsidiary (see Note 3). This potential transaction is expected to result in a surviving entity with a low requirement for capital resources.

While the Company believes it will be successful in obtaining the necessary financing to fund its operations, there are no assurances that such additional funding will be achieved and that it will succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should the Company be unable to continue in existence as a going concern.
NOTE 3 — POTENTIAL MERGER
On July 24, 2018, the Company entered into a non-binding Term Sheet with Moving Image Technologies, LLC (“MIT”) regarding a potential merger. Pursuant to the Term Sheet, the Company and MIT intend to enter into a merger agreement whereby MIT will merge with a wholly-owned subsidiary of NLM and the outstanding capital stock of MIT would be exchanged for shares of common stock of NLM. The combined company would be renamed Moving Image Technologies, Inc. pending MIT conversion into a C Corporation.
In addition, prior to the closing of the potential merger, the Company currently intends to transfer all of its businesses, assets and certain liabilities related to the reverse merger to a new corporation, which will be either wholly owned or substantially owned by the Company and will be spun-off prior to the completion of the potential merger.
NOTE 4 — DEBT AND EQUITY FINANCING
Notes Payable
At the close of the Merger on January 29, 2018, $1,321,000 of Notes payable converted to Monster Digital, Inc. common stock. Monster Digital borrowed this money and used it for NLM purposes and, accordingly, the debt and related interest expense is reflected in this financial statement. The Notes bear interest at 15% and were convertible to common stock concurrent with the Innovate merger at the lesser of $0.75 per share or 75% of the average market value of the Company’s common stock for the five days preceding the consummation of such merger. The Notes converted at $0.44 per share concurrent with the Innovate Merger and the Company recognized a beneficial conversion charge of approximately $443,000 upon conversion that is included as part of interest expenses for the six months ended June 30, 2018.
As of June 30, 2019 (unaudited), December 31, 2018 and December 31, 2017, a total of  $38,000 in principal of convertible Notes payable that matured in the second quarter of 2015 remains outstanding. In addition, during the six months ended June 30, 2019 the Company issued a total of  $100,000 in principal of convertible Notes payable that are outstanding at June 30, 2019. The twelve-month Notes are non-interest bearing and are convertible into SDJ Technologies, Inc. common stock at $0.02 per share.

NLM HOLDING CO., INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — ACCRUED EXPENSES
Accrued expenses consist of the following (in thousands):
	June 30, 2019	December 31, 2018	December 31, 2017
	(unaudited)
Royalties	$—	$—	$180
Reserve for charges against sales	6	30	40
Others	94	130	470
Total	$100	$160	$690
NOTE 6 — STOCKHOLDERS’ EQUITY
Restricted Shares:   During the year ended December 31, 2018, the Company issued 57,250,000 shares of restricted common stock receiving net proceeds of approximately $1.0 million. The shares were issued pursuant to an Investor Package offering restricted common stock to accredited investors at a per share price of  $0.02. The Company also issued 12,500,000 shares of restricted common stock as a commission to the underwriter of this offering.
In addition, during the year ended December 31, 2018, the Company issued 6,400,000 shares of restricted common stock to three employees related to services rendered and to be rendered.
Common Stock Purchase Warrants:   There are warrants outstanding to purchase 826,316 shares of common stock at $0.02 per share and expiring two years from the January 2018 investment date. The warrants were issued pursuant to a Monster Digital, Inc. December 2017 Investor Package wherein the investment was in pre-Merger Monster Digital, Inc. common stock and the warrants would be issued by NLM Holding Co., Inc.
Equity Based Compensation:   NLM does not have a stock option plan. At December 31, 2017, a total of 630,000 shares of restricted stock and 16,834 stock options of Monster Digital, Inc. were outstanding for certain employees of NLM Holding, Inc. All those shares and options vested concurrent with the Innovate Merger. Such equity-based compensation expense is included in NLM financial statements and amounted to $0 and $262,000 for the six months ended June 30, 2019 (unaudited) and 2018 (unaudited), respectively, and $262,000 for the year ended December 31, 2018.
NOTE 7 — RELATED PARTY TRANSACTIONS
Restricted Shares:   The Company has issued for cash, pursuant to the Company’s current offering to accredited investors, a total of 11,750,000 shares of restricted common stock to GSB Holdings, Inc., a company over which David Clarke, the Company’s sole Director and CEO, has control over. In addition, the Company has issued to Mr. Clarke 2,000,000 shares of restricted common stock related to services rendered and to be rendered. The Company issued $50,000 of convertible Notes to Mr. Clarke in the six months ended June 30, 2019.
NOTE 8 — INCOME TAXES
For the year ended December 31, 2018, there was a $3,000 income tax provision recorded related to minimum taxes due to the state of California. The deferred tax asset comprised of a $5.3 million Net Operating Loss carryforward is fully offset by a 100% valuation allowance. Net operating losses expire between the years 2030 and 2037.
Management is not aware of any uncertain tax positions and does not expect the total amount of recognized tax benefits to change significantly in the next twelve months.

NLM HOLDING CO., INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — CUSTOMER AND VENDOR CONCENTRATIONS
Customers:
There was no sales activity in the six months ended June 30, 2019. In the six months ended June 30, 2018, the Company was making its final sales out of a limited inventory primarily to three remaining customers. At December 31, 2018, there was no amount included in outstanding accounts receivable related to these customers.
Vendors:
There were no new purchases of inventory in 2019 and 2018 and there was no significant amount in accounts payable for any one vendor at June 30, 2019 and December 31, 2018.
NOTE 10 — COMMITMENTS AND CONTINGENCIES
Operating Lease
The Company occupied executive offices in Simi Valley, CA pursuant to a lease whose term was through January 31, 2018. Effective as of March 31, 2017, the Company terminated the lease by mutually accepted and favorable terms with the lessor. Effective April 1, 2017, the Company entered into a one-year lease for warehouse space in Ontario, California and the lease was not renewed.
Customer Payment Agreements
In July 2015, the Company entered into an agreement with a customer under which the Company will pay the customer a total of  $835,000 owed to the customer for promotional and other credits related to sales that occurred in 2014. The credits were accrued as contra-sales in 2014. Under the terms of the agreement, there is no interest and the Company will make 12 monthly payments of  $65,000 beginning in August 2015, and one final payment of  $65,000 in August 2016. The Company did not comply with the payment agreement and the balance owed was $57,000 at December 31, 2017. The balance was spun-off to NLM and settled on favorable payment terms to the Company during the year ended December 31, 2018.
Legal Matters
The Company is subject to certain legal proceedings and claims arising in connection with the normal course of its business. There are no pending legal matters before the Company.
NOTE 11 — SUBSEQUENT EVENTS
Management has performed an analysis of the activities and transactions subsequent to June 30, 2019 and December 31, 2018 to determine the need for any adjustments to and/or disclosure within the consolidated financial statements. This analysis has been performed through October 8, 2019, the date the consolidated financial statements were available to be issued.

2,300,000 Shares
Common Stock
PROSPECTUS
Westpark Capital, Inc. Boustead Securities, LLC
Through and including            , 2019 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver an Prospectus. This is in addition to a dealer’s obligation to deliver an Prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II — EXHIBITS
Index to Exhibits
Exhibit No.	Exhibit Description
1.1**	Form of Underwriting Agreement
3.1**	Certificate of Incorporation
3.2**	Bylaws
4.1**	Form of Common Stock certificate
4.2**	Form of Underwriters’ Warrant
5.1**	Opinion of Manatt, Phelps & Phillips, LLP
10.1*	Management Services Agreement dated October 3, 2018 between the Company and Caddy Products, Inc.
10.2**	Form of Indemnification Agreement between the Company and its directors and officers
10.3†*	2019 Omnibus Incentive Plan
10.3(a)*	Form of Stock Option Award Agreement
10.3(b)*	Form of Restricted Stock Award Agreement
10.3(c)*	Form of Restricted Stock Unit Agreement
10.4*	Westpark Capital, Inc. Consulting Agreement dated June 1, 2018
10.5*	Form of Share Exchange Agreement and Moving Image Technologies, LLC, its members, and NLM Holding, Co., Inc.
10.6*	Term Sheet dated July 24, 2018 between the Company and Caddy Products, Inc.
10.7*	Agreement and Plan of Merger and Reorganization dated July 3, 2017 among Monster Digital, Inc., the Company and Innovate Biopharmaceuticals, Inc. (incorporated by reference to exhibit 2.1 of Form 8-K filed by Innovate Biopharmaceuticals, Inc. (formerly monster Digital, Inc.) with the Securities and Exchange Commission on July 6, 2017)
23.1	Consent of CohnReznick LLP
23.2**	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)
24*	Power of Attorney (included on signature page)
99.1(a)	Consent of Katherine D. Crothall, Ph.D., Director Nominee
99.1(b)	Consent of John C. Stiska, Director Nominee
99.1(c)	Consent of Scott Anderson, Director Nominee

*
Previously filed

**
To be filed by amendment

†
Compensatory plan or arrangement

II-1

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fountain Valley, State of California, on the 30th day of October 2019.
Moving iMage Technologies, Inc.
By:
/s/ Glenn H. Sherman, PhD

Name: Glenn H. Sherman, PhD
Title:   Chief Executive Officer
This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.
Name and Signature	Title	Date
/s/ Glenn H. Sherman, PhD Glenn H. Sherman, PhD	President and Chief Executive Officer	October 30, 2019
* Phil Rafnson	Chairman of the Board	October 30, 2019
* Michael Sherman	Interim Chief Financial Officer and Principal Accounting Officer	October 30, 2019
* By: /s/ Glenn H. Sherman, PhD Glenn H. Sherman, PhD	Attorney-in-fact
II-2